Exhibit 4.1

CREDIT AND GUARANTY AGREEMENT

dated as of October 15, 2014

by and among

AVG TECHNOLOGIES N.V.,

and

AVG CORPORATE SERVICES B.V.

as Borrowers,

The GUARANTORS Referred to Herein

The LENDERS Referred to Herein

HSBC BANK USA, N.A.,

as Administrative Agent and Collateral Agent

$250,000,000 Senior Secured Credit Facilities

MORGAN STANLEY SENIOR FUNDING, INC.

and

HSBC SECURITIES (USA) INC.,

as Joint Lead Arrangers and Joint Lead Bookrunners

i

APPENDICES:

A	Revolving Loan Pricing Grid

SCHEDULES:

1.01	Commitments
4.01	Jurisdictions of Organization
4.10	Material Real Estate Assets
4.20	Permitted License
4.24	Subsidiaries
4.25	Filings
5.12	Post-Closing Actions
6.01	Indebtedness
6.02	Liens
6.03	Negative Pledges
6.06	Investments
6.09	Transactions with Affiliates
11.01	Notices

EXHIBITS:

A-1	Funding Notice
A-2	Conversion/Continuation Notice
A-3	Issuance Notice
B-1	Term Loan Note
B-2	Revolving Loan Note
C	Compliance Certificate
D	Agreed Security Principles
E	Assignment and Assumption Agreement
F	U.S. Tax Certificate
G-1	Closing Date Certificate
G-2	Solvency Certificate

v

H	Counterpart Agreement
I	Pledge and Security Agreement
J	Intercompany Note
K	Joinder Agreement
L-1	Letter of Credit Application
L-2	Letter of Credit

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT, dated as of October 15, 2014, is entered into by and among AVG TECHNOLOGIES N.V., a company organized under the laws of The Netherlands (“Administrative Borrower”), AVG CORPORATE SERVICES B.V., a company organized under the laws of The Netherlands (“AVG CSBV” and, together with Administrative Borrower, “Borrowers” and each a “Borrower”), the GUARANTORS from time to time party hereto, the LENDERS from time to time party hereto, HSBC BANK USA, N.A., as administrative agent (together with its permitted successors in such capacity, “Administrative Agent”) and as collateral agent (together with its permitted successor in such capacity, “Collateral Agent”), and HSBC BANK PLC, as Issuing Bank.

RECITALS:

WHEREAS, Borrowers have requested that Lenders make available (a) the Term Commitments and Term Loans on the Closing Date to finance the Location Labs Acquisition, to repay the Existing Credit Agreement and other existing indebtedness of Borrowers and Location Labs, to pay related fees and expenses, and thereafter, to the extent of any excess, to fund ongoing working capital requirements and other general corporate purposes of Borrowers and their Restricted Subsidiaries, and (b) the Revolving Commitments and Revolving Loans on the Closing Date solely to fund certain fees as agreed between Arrangers and Administrative Borrower, and thereafter, for ongoing working capital requirements and other general corporate purposes of Borrowers and their Restricted Subsidiaries;

WHEREAS, Lenders are willing to make available the Term Commitments and the Revolving Commitments for such purposes on the terms and subject to the conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the premises and the agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATIONS

Section 1.01. Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Acquisition Consideration” means the purchase consideration for any Permitted Acquisition and all other payments by Borrowers or any of their Restricted Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business acquired in connection with such Permitted Acquisition; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP at the time of such sale to be established in respect thereto by Borrowers or any of their Restricted Subsidiaries.

“Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (and rounding upward to the next whole multiple of 1/100 of 1%) (i) (a) the ICE Benchmark Administration Limited (or such other Person that takes over the administration of such rate) LIBOR rate (“ICE LIBOR”) as published by Reuters (or such other commercially available source providing quotations of ICE LIBOR as may be designated by Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period, or (b) if such rate is not available at such time for any reason, the rate per annum determined by Administrative Agent to be the rate at which dollar deposits for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by the principal London office of Administrative Agent in immediately available funds to major banks in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement; provided, however, that notwithstanding the foregoing, the Adjustment Eurodollar Rate with respect to Term Loans shall at no time be less than 1.00% per annum.

“Administrative Agent” as defined in the preamble hereto.

“Administrative Borrower” as defined in the preamble hereto.

“Adverse Proceeding” means any action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of either Borrower or any of their Restricted Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (excluding any Environmental Claims), whether pending or, to the knowledge of either Borrower or any of their Restricted Subsidiaries, threatened in writing against either Borrower or any of their Restricted Subsidiaries or adversely affecting any property of such Borrower or such Restricted Subsidiaries.

“Affected Lender” as defined in Section 2.18(b).

“Affected Loans” as defined in Section 2.18(b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent” means each of (i) Administrative Agent, (ii) Collateral Agent, and (iii) any other Person appointed under the Credit Documents to serve in an agent or similar capacity.

“Agent Affiliates” as defined in Section 11.01(b).

“Aggregate Amounts Due” as defined in Section 2.17(a).

“Agreement” means this Credit and Guaranty Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Applicable Margin” means a percentage, per annum, determined by reference to the following table:

	Applicable Margin: Eurodollar Rate Loans	Applicable Margin: Base Rate Loans
Revolving Loans	2.50%	1.50%
Term Loans	4.75%	3.75%

; provided, that on and after the Revolving Loan Adjustment Date, so long as no Default or Event of Default shall have occurred or be continuing, the Applicable Margin for Revolving Loans will be determined pursuant to the Revolving Loan Pricing Grid.

“Applicable Percentage” means, with respect to any Lender with Revolving Exposure, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment at such time (or, if the Revolving Commitments have terminated or expired, such Lender’s share of the total Revolving Exposure at that time); provided that in the case of Section 2.21 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Revolving Commitments (disregarding any Defaulting Lender’s Revolving Commitment) represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Reserve Requirement” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors to which Administrative Agent is subject with respect to the Adjusted Eurodollar Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurodollar Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Applicable Reserve Requirement shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Application” means an application, substantially in the form of Exhibit L-1 or such other form as Issuing Bank may specify as the form for use by its similarly situated customers from time to time, requesting Issuing Bank to open a Letter of Credit.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Credit Party provides to Administrative Agent pursuant to any Credit Document or the transactions contemplated therein which is distributed to Agents, Lenders or Issuing Bank by means of electronic communications pursuant to Section 11.01(b).

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, collectively, Morgan Stanley and HSBC Securities, in their capacity as joint lead arrangers and joint bookrunners.

“Asset Sale” means a sale, lease (as lessor or sublessor), sale and leaseback or exclusive license (as licensor or sublicensor), exchange, transfer or other disposition to, any Person, in one transaction or a series of transactions, of all or any part of either Borrower’s or any of their Restricted Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including with respect to either Borrower, the Equity Interests of any of either Borrower’s Restricted Subsidiaries, other than (i) inventory (or other assets, including intangible assets) sold, leased or licensed out in the ordinary course of business (for the avoidance of doubt, including any arrangements established in connection with transfer pricing arrangements cost plus arrangements or cost-sharing arrangements), (ii) obsolete, surplus or worn-out property, (iii) sales of Cash Equivalents for the Fair Market Value thereof, (iv) dispositions of property (including the sale of any Equity Interest owned by such Person) from (A) any Restricted Subsidiary that is not a Guarantor to any other Restricted Subsidiary that is not a Guarantor or to any Credit Party or (B) any Credit Party to any other Credit Party, (v) dispositions of property in connection with casualty or condemnation events, (vi) dispositions of past due accounts receivable in connection with the collection, write down or compromise thereof in the ordinary course of business, (vii) dispositions of the Equity Interests in any Unrestricted Subsidiary so long as the consideration received for such Equity Interests shall be in an amount at least equal to the Fair Market Value thereof, (viii) dispositions of property to the extent that (x) such property is exchanged for credit against the purchase price of similar replacement property or (y) the proceeds of such disposition are promptly applied to the purchase price of such replacement property, (ix) dispositions permitted by Section 6.02 (to the extent constituting a transfer or other disposition of property), Section 6.06 or Section 6.07, (x) any abandonment, failure to maintain, or non-renewal of any non-material Intellectual Property (or rights relating thereto) in the ordinary course of business, and (xi) dispositions of property in connection with transactions permitted by Section 6.01(i).

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by Administrative Agent.

“Assignment Effective Date” as defined in Section 11.06(b).

“Authorized Officer” means, as applied to any Person, any individual holding the position of chief executive officer, president, vice president (or the equivalent thereof), chief financial officer, treasurer of such Person or, for any Borrower or other Dutch Person, managing director (bestuurder); provided that the secretary, assistant secretary or, for any Borrower or other Dutch Person, other managing director of such Person shall have delivered an incumbency certificate to Administrative Agent as to the authority of such Authorized Officer.

“Available Amount” means, at any time, an amount equal to:

(a) the sum, without duplication, of:

(i) $50,000,000; plus

(ii) an amount, not less than zero, equal to the aggregate amount, determined for all Fiscal Years commencing with the Fiscal Year ending December 31, 2015, of (x) Excess Cash Flow for such Fiscal Year minus (y) the applicable ECF Percentage of Excess Cash Flow for such Fiscal Year; plus

(iii) the amount of any capital contributions or proceeds of other equity issuances received as cash equity by Administrative Borrower (to the extent not required to be applied to prepay the Term Loans in accordance with Section 2.14), in each case, during the period from and including the Business Day immediately following the Closing Date through and including such time; plus

(iv) to the extent not (A) included in Consolidated Net Income used in calculating Excess Cash Flow or (B) required to be applied to prepay the Term Loans in accordance with Section 2.14, the aggregate amount received by Borrowers or any of their Restricted Subsidiaries from cash dividends and distributions received from any Unrestricted Subsidiary as a return on capital, and Net Cash Proceeds in connection with any sale of the Equity Interests of an Unrestricted Subsidiary, in each case, during the period from and including the Business Day immediately following the Closing Date through and including such time, but in any event under this clause (iv) only to the extent of the value of Investments in such Unrestricted Subsidiary made by Borrowers or one or more Restricted Subsidiaries after the Closing Date but prior to the date of such dividend, distribution or sale; plus

(iv) to the extent not otherwise included in the Consolidated Net Income used in calculating the Excess Cash Flow added pursuant to clause (a)(ii) above, the aggregate amount of cash returns to Borrowers or any of their Restricted Subsidiaries in respect of Investments made pursuant to Section 6.06(r) after the Closing Date in reliance on the Available Amount; minus

(b) the sum, without duplication, of:

(i) the aggregate amount of any Restricted Payments made by Administrative Borrower pursuant to Section 6.04(e) after the Closing Date in reliance on the Available Amount; plus

(ii) the aggregate amount of any Investments made by Borrowers or any of their Restricted Subsidiaries pursuant to Section 6.06(r) after the Closing Date in reliance on the Available Amount; plus

(iii) the aggregate amount of payments in respect of Subordinated Indebtedness made by the Borrowers or any of their Restricted Subsidiaries pursuant to Section 6.12(b)(ii) after the Closing Date in reliance on the Available Amount.

“Available Incremental Amount” means, as of the date of determination, the aggregate amount of New Revolving Commitments and New Term Loan Commitments available to Borrowers pursuant to Section 2.23.

“AVG CSBV” as defined in the preamble hereto.

“AVG Ecommerce” means AVG Ecommerce CY Limited, a company organized under the laws of Cyprus.

“AVG Netherlands” means AVG Netherlands B.V., a company organized under the laws of The Netherlands.

“AVG Technologies CZ” means AVG Technologies CZ, s.r.o., a company organized under the laws of the Czech Republic.

“AVG Technologies Holdings” means AVG Technologies Holdings B.V., a company organized under the laws of The Netherlands.

“AVG Technologies UK” means AVG Technologies UK Limited, a company organized under the laws of England and Wales.

“AVG Technologies USA” means AVG Technologies USA, Inc., a Delaware corporation.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding or moratorium (surseance van betaling and voorlopige surseance van betaling), or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or institutes, applies for or consents to any such proceeding or appointment or, in each case, any analogous procedure or step is taken in any other applicable jurisdiction; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States, The Netherlands or any other applicable jurisdiction or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1%, (iii) the Adjusted Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1% and (iv) in the case of any Term Loans, 2.00%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Basel III” means:

(i) the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(ii) the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(iii) any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

“Beneficiary” means each Agent, Issuing Bank, Lender, Lender Counterparty and Treasury Services Provider.

“Blocked Person” as defined in Section 4.20(a) hereto.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Borrower” and “Borrowers” as defined in the preamble hereto.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York, London, or The Netherlands on which commercial banks are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” means any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Lease Obligations” means, as applied to any Person, the obligations of such Person to pay rent or other amounts under any Capital Lease, and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Equivalents” means:

(1) United States dollars, or money in other currencies received in the ordinary course of business,

(2) U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations with maturities not exceeding one year from the date of acquisition,

(3) (i) demand deposits, (ii) time deposits and certificates of deposit with maturities of one year or less from the date of acquisition, (iii) bankers’ acceptances with maturities not exceeding one year from the date of acquisition, and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any State thereof having capital, surplus and undivided profits in excess of $500,000,000 whose short-term debt is rated “A-1” or higher by S&P or “P-1” or higher by Moody’s,

(4) repurchase obligations with a term of not more than seven days for underlying securities of the type described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above,

(5) commercial paper rated at least P-1 by Moody’s or A-1 by S&P and maturing within one year after the date of acquisition,

(6) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A-1 by Moody’s,

(7) money market funds at least 95% of the assets of which consist of investments of the type described in clauses (1) through (6) above, and

(8) Investments that are consistent with the investment policy of Administrative Borrower, as it may be amended from time to time, that has been adopted by the Management Board.

In the case of Investments by any Borrower or any Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (1) through (7) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by either Borrower or Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (7) and in this paragraph.

“Casualty Event” means any casualty, eminent domain, condemnation or other similar event.

“Center of Main Interest” means the center of main interest of a Person as referred to in the Council of the European Union Regulation No. 1346/2000 on insolvency proceedings.

“Change in Law” means the occurrence after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement (a) the adoption or phase-in of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.19(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, including the implementation or application of, or compliance with, Basel III or CRD IV or any law or regulation that implements or applies Basel III or CRD IV, in each case deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means:

(i) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 35% of the total voting power of the voting stock of Administrative Borrower;

(ii) individuals who on the Closing Date constituted the Management Board and supervisory board (raad van commissarissen), if any, (or who were appointed or nominated by such individuals or individuals so appointed or nominated) of Administrative Borrower cease for any reason to constitute a majority of the Management Board or supervisory board, as applicable, of such Borrower then in office; or

(iii) at any time, Administrative Borrower shall fail to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding Equity Interests of AVG CSBV; or

(iv) the occurrence of any “change of control” or “fundamental change” (or similar event, however denominated) under and as defined in any indenture or other agreement or instrument in respect of Material Indebtedness of either Borrower or any of their Restricted Subsidiaries that entitles the holders of such Material Indebtedness to accelerate such Indebtedness (but giving effect to any grace period provided in the applicable indenture or other agreement or instrument).

“Class” (a) when used with respect to Lenders, refers to whether such Lenders have Loans or Commitments with respect to a particular Class of Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are Term Loan Commitments, Revolving Commitments, New Term Loan Commitments, New Revolving Commitments, Refinancing Term Commitments, or Refinancing Revolving Commitments, in each case, not designated part of another existing Class, and (c) when used with respect to Loans, refers to whether such Loans are Term Loans, Revolving Loans, New Term Loans, New Revolving Loans, Refinancing Term Loans or Refinancing Revolving Loans, in each case not designated part of another existing Class. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have different terms and conditions shall be construed to be in different Classes. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have the same terms and conditions shall be construed to be in the same Class.

“Class B Common Stock Agreements” means those certain Class B Common Stock Agreements, each dated as of July 23, 2014, by and among Location Labs and the other parties thereto and the provisions of Section 6 of Article IV of the certificate of incorporation of Location Labs (after giving effect to the Location Labs Acquisition) relating to the Class B common stock of Location Labs.

“Closing Date” means the first date on which the conditions precedent set forth in Article 3 are satisfied.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit G-1.

“Closing Date Revolving Commitment” as defined in Section 2.02(a).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means, collectively, all of the real, personal and mixed property (including Equity Interests and/or receivables) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Documents” means the Pledge and Security Agreement, the Intellectual Property Security Agreements, the Pledge Agreement, the Mortgages, the Dutch Security Documents, the UK Security Documents, the Czech Security Documents and the Cypriot Security Documents, and all other instruments, documents and agreements delivered by or on behalf of any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to, or perfect in favor of, Collateral Agent, for the benefit of Secured Parties, a Lien on any Collateral of that Credit Party as security for the Obligations.

“Collateral Questionnaire” means a certificate in form reasonably satisfactory to Collateral Agent that provides information with respect to the real, personal or mixed property of each Credit Party.

“Commitment” means any Revolving Commitment or Term Loan Commitment.

“Commitment Fee Percentage” means 0.50%, per annum.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA” means, for any period:

(a) Consolidated Net Income determined for such period, plus:

(b) in each case, only to the extent deducted in determining such Consolidated Net Income for such period (and in each case determined on a consolidated basis for Administrative Borrower and its Restricted Subsidiaries in accordance with GAAP) the sum of the following amounts for such period:

(i) Consolidated Interest Expense, including, amortization of debt discount, debt issuance costs, commissions, discounts and other fees and charges associated with Indebtedness (including commitment and administrative fees and charges with respect to Indebtedness); plus

(ii) provision for taxes based on income, profits or capital, including federal, foreign and state income, franchise, and similar taxes based on income, profits or capital paid or accrued during such period (including in respect of repatriated funds); plus

(iii) depreciation and amortization; plus

(iv) losses (or minus any gains) realized upon the sale or other disposition of any asset that is not sold or disposed of in the ordinary course of business and any loss (or minus any gain) realized upon the sale or other disposition of any Equity Interest of any Person; plus

(v) unusual, extraordinary or non-recurring, charges, expenses or losses; plus

(vi) any losses from an early extinguishment of indebtedness; plus

(vii) all other non-cash charges, non-cash expenses or non-cash losses in such period (excluding any such item that is non-cash during such period but the subject of a cash payment in a prior or future period); plus

(viii) non-cash compensation expenses from equity based compensation, including, without limitation, stock, options to purchase stock and stock appreciation rights issued to the management, employees or board members of Administrative Borrower; plus

(ix) any unrealized losses (or minus any unrealized gains) in respect of Hedge Agreements; plus

(x) transaction fees, costs and expenses related to (A) any issuance of Securities, (B) any disposition of divisions, lines of business (including the Securities of any Subsidiary and any Asset Sale), (C) any Permitted Acquisition, and (D) any recapitalization or the incurrence, amendment, modification or repayment of Indebtedness (in each case of clauses (A) through (D), whether or not successful), including, without limitation, the Location Labs Acquisition and all Transaction Costs; plus

(xi) restructuring and integration costs (which for the avoidance of doubt, shall include retention, severance, systems establishment costs, contract termination costs, including future lease commitments, and costs to consolidate facilities and relocate employees); plus

(xii) to the extent actually reimbursed, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with any Permitted Acquisition; plus

(xiii) operating expense reductions and other operating improvements or synergies reasonably expected to result from any acquisitions, divestitures, restructuring, cost savings initiatives and other similar initiatives taken after the Closing Date; provided that (i) such operating expense reductions, operating improvements or synergies are reasonably identifiable and factually supportable and (ii) such actions have been taken or are to be taken (in the good faith determinations by Administrative Borrower and evidenced by a certificate of a Financial Officer of such Borrower) within 12 months after such transaction or initiative is consummated or commenced; provided further that such amounts shall not exceed 15.0% of Consolidated Adjusted EBITDA for such period (before giving effect to such adjustment); plus

(xiv) Insurance Loss Addbacks; minus

(c) all non-cash items increasing Consolidated Net Income (excluding any such item that is non-cash during such period but the subject of a cash payment in a prior or future period) plus any Insurance Loss Deduction.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of Administrative Borrower and its Restricted Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items, reflected in the consolidated statement of cash flows of Administrative Borrower and its Restricted Subsidiaries; provided that Consolidated Capital Expenditures shall not include:

(i) any expenditures for the Location Labs Acquisition and for Permitted Acquisitions permitted under Section 6.06;

(ii) any expenditures to the extent financed with Net Asset Sale Proceeds of an Asset Sale pursuant to Section 2.14;

(iii) any expenditures to the extent financed with Net Insurance/Condemnation Proceeds of a Casualty Event pursuant to Section 2.14; and

(iv) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase and (ii) the proceeds of substantially concurrent sale of used or surplus equipment.

“Consolidated Current Assets” means, at any date, all amounts (other than Cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Administrative Borrower and its Restricted Subsidiaries at such date.

“Consolidated Current Liabilities” means, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Administrative Borrower and its Restricted Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of Administrative Borrower and its Restricted Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Loans to the extent otherwise included therein.

“Consolidated Interest Expense” means, for any period, total interest expense (including the interest component of Capital Leases determined in accordance with GAAP and capitalized interest) of Administrative Borrower and its Restricted Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Administrative Borrower and its Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit, and giving effect to any net payments under Interest Rate Agreements, but, excluding (i) any amount not payable in Cash during the applicable period (including any such amounts attributable to original issue discount) and (ii) any one time financing fees, including, without limitation, any amounts referred to in Section 2.11(d) or (e) payable on or before the Closing Date.

“Consolidated Net Income” means, for any period, the aggregate net income (or loss) of Administrative Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in conformity with GAAP; provided that the following (without duplication) will be excluded in computing Consolidated Net Income:

(a) the net income (or loss) of any Person that is not a wholly-owned Restricted Subsidiary, except to the extent that cash in an amount equal to any such income has actually been received by Administrative Borrower or (subject to clause (b) below) any of its Restricted Subsidiaries;

(b) the net income (or loss) of any Restricted Subsidiary of Administrative Borrower to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income would not have been permitted for the relevant period by charter or by any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

(c) any gains (or losses) attributable to Asset Sales;

(d) any unusual, extraordinary or non recurring gains (but not losses); and

(e) the cumulative effect of a change in accounting principles.

In calculating the aggregate net income (or loss) of Administrative Borrower and its Restricted Subsidiaries on a consolidated basis, non-wholly owned Restricted Subsidiaries of Administrative Borrower will be treated as if accounted for under the equity method of accounting.

“Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Administrative Borrower and its Restricted Subsidiaries (excluding, however, the types described in clause (f) of the definition of Indebtedness (other than letters of credit), clause (g) of such definition (solely to the extent it relates to the types of Indebtedness described in clause (f) of the definition thereof (other than letters of credit)), clause (h) of such definition (solely to the extent it relates to the types of Indebtedness described in clause (f) of the definition thereof (other than letters of credit)) and clause (i) of such definition) (or, if higher, the par value or stated face amount of all such Indebtedness (other than zero coupon Indebtedness) determined on a consolidated basis in accordance with GAAP).

“Consolidated Working Capital” means, at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit H delivered by a Credit Party pursuant to Section 5.09.

“CRD IV” means:

(i) Regulation (EU) No 575/2013 of the European Parliament and of the Council of June 26, 2013 on prudential requirements for credit institutions and investment firms; and

(ii) Directive 2013/36/EU of the European Parliament and of the Council of June 26, 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms.

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement, the Notes, if any, the Collateral Documents, any Refinancing Amendments, New Commitment Joinders, Joinder Agreements and Intercreditor Agreements, and any documents or certificates executed by Borrowers in favor of Issuing Bank relating to Letters of Credit.

“Credit Extension” means the making of a Loan or the issuing of a Letter of Credit.

“Credit Party” means Borrowers and the Guarantors.

“Cypriot Security Documents” means the following Cypriot law governed documents: (i) a deed of pledge of share certificates and charge of shares in AVG Ecommerce, to be executed by AVG Netherlands and Collateral Agent, (ii) a fixed and floating charge debenture over the assets of AVG Ecommerce, to be executed by AVG Ecommerce and Collateral Agent, and (iii) any other Cypriot law governed security and pledge documents to be executed by any Credit Party and Collateral Agent.

“Czech Limitation Amount” means, with respect to any Guarantor organized under the laws of the Czech Republic, the amount equal to (G/O) x A, where:

(a)	“A” means the total net book value of all assets of a Guarantor organized under the laws of the Czech Republic recorded in its latest consolidated financial statements delivered to Lenders under the terms hereof;

(b)	“G” means the amount of all debts that would have been guaranteed by a Guarantor organized under the laws of the Czech Republic under the Guaranty had the Czech Limitation Amount not been applied;

(c)	“O” means all liabilities of a Guarantor organized under the laws of the Czech Republic recorded in its latest consolidated financial statements available to Lenders. The term “liabilities” will have the meaning attached to it under the accounting standards applicable to a Guarantor organized under the laws of the Czech Republic but, notwithstanding the foregoing, will at all times:

(i)	exclude equity capital (vlastní kapitál) of a Guarantor organized under the laws of the Czech Republic; and

(ii)	include the “G” amount calculated based on the definition set out above.

For the avoidance of doubt, any identical obligations of a Guarantor organized under the laws of the Czech Republic mentioned in the previous sentence will be included in the “O” amount only once. The term “net book value” used for the purpose of the calculation of the Czech Limitation Amount means the book value reduced by corrections and provisions (in Czech opravné položky a oprávky (korekce)) as set out in decree no. 500/2002 Coll., as amended, implementing Act No. 563/1991 Coll., on Accountancy, as amended, or in any other legislation which may supersede such decree in the future.

“Czech Security Documents” means the following Czech law governed documents: (i) an agreement on the pledge of the ownership interest of AVG Technologies Holdings in AVG Technologies CZ, to be executed by AVG Technologies Holdings, Collateral Agent and AVG Technologies CZ, (ii) an agreement on the pledge of the ownership interest of AVG Technologies UK in AVG Technologies CZ, to be executed by AVG Technologies UK, Collateral Agent and AVG Technologies CZ, (iii) an agreement on the pledge of bank accounts receivables of AVG Technologies CZ, to be executed by AVG Technologies CZ and Collateral Agent, (iv) an agreement on the pledge of movable assets of AVG Technologies CZ, to be executed by AVG Technologies CZ and Collateral Agent, (v) an agreement on the pledge of insurance policies receivables, if any, of AVG Technologies CZ, to be executed by AVG Technologies CZ and Collateral Agent, (vi) an agreement on the pledge of business relations receivables, if any, of AVG Technologies CZ, to be executed by AVG Technologies CZ and Collateral Agent, and (vii) any other Czech law governed Collateral Documents to be executed by any Credit Party and Collateral Agent.

“Debtor Relief Laws” shall mean the Bankruptcy Code, the Dutch Bankruptcy Act (faillissementswet), the insolvency provisions of the Corporations Act 2001 (Cth), and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States of America, The Netherlands or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means an Event of Default or a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to Administrative Agent, any Lender or any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any, in each case giving effect to amendments and waivers then in effect) has not been satisfied, (b) has notified Administrative Agent, Issuing Bank, any other Lender, Administrative Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any, in each case giving effect to amendments and waivers then in effect) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by Administrative Agent or Administrative Borrower, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon Administrative Agent’s or Administrative Borrower’s receipt of such certification in form and substance satisfactory to it and Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests and the payment in cash in lieu of the issuance of fractional shares of such Equity Interests), in whole or in part or (iii) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 181 days after the Latest Maturity Date then in effect; provided that Equity Interests will not constitute Disqualified Equity Interests solely because of provisions giving holders thereof the right to require repurchase or redemption upon an “asset sale” or “change of control” occurring prior to the date that is 181 days after the Latest Maturity Date then in effect if the payment upon such redemption or repurchase is contractually subordinated in right of payment to the Obligations.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia, other than a Subsidiary (i) substantially all of the assets of which consist of stock of Subsidiaries that are classified as “controlled foreign corporations” for U.S. federal income tax purposes or (ii) that is owned by a Foreign Subsidiary.

“Dutch Annual Report” means the annual report of Administrative Borrower delivered to the Amsterdam Chamber of Commerce, comprising reports of the Management Board, the supervisory board and audited annual financial statements prepared in accordance with IFRS.

“Dutch Security Documents” means the following Dutch law governed documents:

(i) a notarial deed of pledge over all the shares in the capital of AVG Technologies Holdings between the Administrative Borrower as pledgor and Collateral Agent as pledgee;

(ii) a notarial deed of pledge over all the shares in the capital of AVG Netherlands between AVG Technologies Holdings as pledgor and Collateral Agent as pledgee;

(iii) a notarial deed of pledge over all the shares in the capital of AVG CSBV between AVG Technologies Holdings as pledgor and Collateral Agent as pledgee;

(iv) a deed of omnibus pledge made between Administrative Borrower as pledgor and Collateral Agent as pledgee over substantially all of the moveable assets and receivables including receivables in bank accounts, receivables against debtors, receivables against insurers, intercompany receivables, inventory and moveable assets from Administrative Borrower;

(v) a deed of omnibus pledge made between AVG CSBV as pledgor and Collateral Agent as pledgee over substantially all of the moveable assets and receivables including receivables in bank accounts, receivables against debtors, receivables against insurers, intercompany receivables, inventory and moveable assets from AVG CSBV;

(vi) a deed of omnibus pledge made between AVG Technologies Holdings as pledgor and Collateral Agent as pledgee over substantially all of the moveable assets and receivables including receivables in bank accounts, receivables against debtors, receivables against insurers, intercompany receivables, inventory and moveable assets from AVG Technologies Holdings;

(vii) a deed of omnibus pledge made between AVG Netherlands as pledgor and Collateral Agent as pledgee over substantially all of the moveable assets and receivables including receivables in bank accounts, receivables against debtors, receivables against insurers, intercompany receivables, inventory, moveable assets and copyrights from AVG Netherlands; and

(viii) any other Dutch law governed security and pledge documents made between any Credit Party and Collateral Agent.

“Earn-Out Obligations” means those certain unsecured obligations of Borrowers or any of their Restricted Subsidiaries arising in connection with any acquisition of assets or businesses permitted under Section 6.07 to the seller of such assets or businesses and the payment of which is dependent on the future earnings or performance of such assets or businesses and contained in the agreement relating to such acquisition or in an employment agreement delivered in connection therewith.

“ECF Percentage” means 50%.

“Eligible Assignee” means any Person other than a natural Person that is (i) a Lender, an Affiliate of any Lender or an Approved Fund, or (ii) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course of business; provided, neither any Credit Party nor any Affiliate thereof shall be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA, which is or was within the six years prior to the date of this Agreement sponsored, maintained or contributed to by, or required to be contributed to by, Borrowers, any of their Restricted Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any notice of violation, claim, action, suit, proceeding, written demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person brought against either Borrower or any of their Restricted Subsidiaries, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law by either Borrower or any of their Restricted Subsidiaries; (ii) in connection with the presence of any Hazardous Material on any real property owned or leased by either Borrower or any of their Restricted Subsidiaries or any actual or alleged Hazardous Materials Activity of either Borrower or any of their Restricted Subsidiaries; or (iii) in connection with any actual or alleged damage, injury, threat or harm to public health or safety, natural resources or the environment caused by either Borrower or any of their Restricted Subsidiaries.

“Environmental Laws” means any and all applicable foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Approvals, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational or employee safety or health (as it relates to Hazardous Materials), industrial hygiene, or the protection of the environment, in any manner applicable to either Borrower or any of their Restricted Subsidiaries or any Material Real Estate Assets.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing; provided that Equity Interests shall not include any Indebtedness that is convertible into or exchangeable for any combination of Equity Interests and/or Cash.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of either Borrower or any of their Restricted Subsidiaries shall continue to be considered an ERISA Affiliate of such Borrower or any such Restricted Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Borrower or such Restricted Subsidiary and with respect to liabilities arising after such period for which such Borrower or such Restricted Subsidiary could be liable under the Code or ERISA.

“ERISA Event” means any of the following: (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30 day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by either Borrower, any of their Restricted Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to either Borrower, any of their Restricted Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on either Borrower, any of their Restricted Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of either Borrower, any of their Restricted Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by either Borrower, any of their Restricted Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the imposition on either Borrower, any of their Restricted Subsidiaries or any of their respective ERISA Affiliates of material fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; or (ix) the imposition of a lien pursuant to Section 430(k) of the Code or ERISA or a violation of Section 436 of the Code.

“Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Event of Default” means each of the conditions or events set forth in Section 9.01.

“Excess Cash Flow” means for any Fiscal Year of Administrative Borrower, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such Fiscal Year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such Fiscal Year, and (iv) the aggregate net amount of non-cash loss on Asset Sales by Borrowers or any of their Restricted Subsidiaries during such Fiscal Year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income over (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by Borrowers or any of their Restricted Subsidiaries in Cash during such Fiscal Year on account of Consolidated Capital Expenditures and Investments (including Permitted Acquisitions) permitted under Section 6.06 (excluding (x) the principal amount of Indebtedness (other than Revolving Loans) incurred to finance such expenditures (but including repayments of any such Indebtedness incurred during such period or any prior period to the extent such repaid amounts may not be reborrowed) and (y) any such expenditures financed with Net Asset Sale Proceeds of an Asset Sale or with Net Insurance/Condemnation Proceeds of a Casualty Event, each pursuant to Section 2.14), (iii) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including Term Loans) of Borrowers or any of their Restricted Subsidiaries made during such Fiscal Year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (iv) increases in

Consolidated Working Capital for such Fiscal Year and (v) the aggregate net amount of non-cash gain on the Disposition of Property by Borrowers or any of their Restricted Subsidiaries during such Fiscal Year (other than sales of inventory in the ordinary course of business).

“Excess Cash Flow Application Date” as defined in Section 2.14(d).

“Excess Cash Flow Payment Period” means with respect to the prepayment required on each Excess Cash Flow Application Date, the immediately preceding Fiscal Year of Borrowers.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Subsidiary” as defined in Section 5.09(a).

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 8.12 and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Credit Parties) at the time the Guarantee of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following imposed on or with respect to a Recipient under any Credit Document: (a) Taxes imposed on (or measured by) net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender (other than an assignee pursuant to a request by a Borrower under Section 2.22(b) (except for any such request with respect to a Defaulting Lender) and a Lender designating a new lending office pursuant to a request by a Borrower under Section 2.22(a)), U.S. federal withholding Taxes resulting from any law in effect on the date such Lender becomes a party to this Agreement (or designates a new lending office) except, in each case, to the extent that such Lender’s assignor, if any was entitled, at the time of assignment (or designation of a new lending office), to receive additional amounts from any Borrower with respect to such withholding Taxes pursuant to Section 2.20(a), (c) Taxes that are attributable to such Recipient’s failure to comply with Section 2.20(f), and (d) U.S. federal withholding Taxes imposed on amounts payable by any Credit Party pursuant to FATCA.

“Existing Credit Agreement” means the Term Loan and Multicurrency Revolving Facilities Agreement, dated as of April 25, 2013 (as amended, supplemented or otherwise modified from time to time), among Administrative Borrower, HSBC Bank plc, as agent and mandated lead arranger, HSBC Corporate Trustee Company (UK) Limited, as security agent, and the other parties thereto.

“Facilities” means the initial Term Loan Facility, any New Term Loan Facility, any other Tranche of Term Commitments or Term Loans, the initial Revolving Facility, any other Tranche of Revolving Commitments, the Letter of Credit subfacility and any other Facility hereunder, as the context may require.

“Fair Market Value” means the sales price that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by a Financial Officer of the applicable Borrower or applicable Restricted Subsidiary with respect to sales prices not in excess of $15,000,000 or determined in good faith by the Management Board of such Borrower or such Restricted Subsidiary with respect to sales prices equal to or in excess of $15,000,000, as applicable, which determination will be conclusive (unless otherwise provided in this Agreement).

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future Treasury regulations or other official interpretation thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent on such day on such transactions as determined by Administrative Agent.

“Financial Covenant” as defined in Section 7.01.

“Financial Covenant Event of Default” as defined in Section 9.01.

“Financial Officer” of any Person means the chief financial officer, treasurer, assistant treasurer or vice president of finance or controller of such Person.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of a Financial Officer of Administrative Borrower that such financial statements were prepared in accordance with GAAP and fairly present, in all material respects, the financial condition of Borrowers and their respective Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year end adjustments.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Borrowers and their respective Subsidiaries ending on December 31 of each calendar year.

“Flood Hazard Property” means Mortgaged Property that is located in a community that participates in the National Flood Insurance Program and is located in a Special Flood Hazard Area (Zone A or V) identified by the Federal Emergency Management Agency.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funded Debt” means as to any Person, without duplication, all Indebtedness (excluding (a) Indebtedness of the type described in clause (f) of the definition of such term, except to the extent of any unreimbursed drawings thereunder, and (b) Indebtedness of the type described in clause (i) of the definition of such term) of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of either Borrower, Indebtedness in respect of the Loans.

“Funding Notice” means a notice substantially in the form of Exhibit A-1.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.02, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Approval” means any authorizations, consents, approvals, licenses, rulings, permits, certifications, exemptions, filings or registrations by or with a Governmental Authority required by applicable requirements of law to be obtained or held by either Borrower or any of their Restricted Subsidiaries in connection with its business, the due execution, delivery and performance of the Credit Documents, the creation, perfection and enforcement of the Liens contemplated by the Collateral Documents and the other transaction contemplated hereby.

“Governmental Authority” means any international, federal, state, provincial, territorial, municipal, national or other government, governmental department, commission, board, bureau, court, agency, central bank or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court.

“Grantor” as defined in the Pledge and Security Agreement.

“Guaranteed Obligations” as defined in Section 8.01.

“Guarantor” means each wholly-owned Subsidiary of Administrative Borrower that is a Restricted Subsidiary (other than an Immaterial Subsidiary or an Excluded Subsidiary).

“Guaranty” means the guaranty of each Guarantor set forth in Article 8.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Environmental Law.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedging Agreement” means any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Hedging Obligations” means obligations under or with respect to Hedging Agreements.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“HSBC Bank” means HSBC Bank plc.

“HSBC Bank USA” means HSBC Bank USA, N.A.

“HSBC Securities” means HSBC Securities (USA) Inc.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 as endorsed by the European Union to the extent applicable to the relevant financial statements.

“Immaterial Subsidiary” means each Restricted Subsidiary of either Borrower now existing or hereafter acquired or formed and each successor thereto, (a) which accounts for not more than (i) 5.0% of the consolidated gross revenues (after intercompany eliminations) of Administrative Borrower and its Subsidiaries or (ii) 5.0% of the net book value of the consolidated assets (after intercompany eliminations) of Administrative Borrower and its Subsidiaries, in each case, as of the last day of the most recently completed Fiscal Quarter as reflected on the financial statements for such quarter after giving pro forma effect to the Location Labs Acquisition; and (b) if the Restricted Subsidiaries that constitute Immaterial Subsidiaries pursuant to clause (a) above account for, in the aggregate, more than 15% of such consolidated gross revenues and more than 15% of the net book value of the consolidated assets, each as described in clause (a) above, then the term “Immaterial Subsidiary” shall not include each such Subsidiary (starting with the Subsidiary that accounts for the most consolidated gross revenues or consolidated assets and then in descending order) necessary to account for at least 85% of the consolidated gross revenues and 85% of the net book value of the consolidated assets, each as described in clause (a) above.

“Increased Amount Date” as defined in Section 2.23(a).

“Incremental Equivalent Debt” as defined in Section 2.23(g).

“Indebtedness” means, as applied to any Person, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business, deferred employee compensation arrangements in the ordinary course of business and Earn-Out Obligations), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit or similar arrangements, (g) all guarantee obligations of such Person in respect of obligations of others of the kind referred to in clauses (a) through (f) above, (h) all obligations of the kind referred to in clauses (a) through (g) above secured by any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; provided, that the amount of such Indebtedness shall be limited to the lesser of such obligation and the value of the property subject to such Lien if such Person has not assumed or become liable for the payment of such obligation, and (i) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of Disqualified Equity Interests of such Person.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), out-of-pocket expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented fees and disbursements of one primary counsel (with exceptions for conflicts of interest) and one local counsel in each relevant jurisdiction) in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or out-of-pocket expenses incurred by Indemnitees in enforcing this indemnity, whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions, the syndication of the credit facilities provided for herein or the use or intended use of the proceeds thereof, any amendments, waivers or consents with respect to any provision of this Agreement or any of the other Credit Documents, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (ii) any commitment letter, fee letter or engagement letter delivered by any Agent or any Lender to Administrative Borrower with respect to the transactions contemplated by this Agreement; or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of either Borrower or any of their Restricted Subsidiaries.

“Indemnified Taxes” means (i) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (ii) to the extent not otherwise described in clause (i), Other Taxes.

“Indemnitee” as defined in Section 11.03.

“Insurance Loss Addback” means, with respect to any period, the amount of any loss incurred during such period for which there is insurance or indemnity coverage and for which a related insurance or indemnity recovery is not recorded in accordance with GAAP, but for which such insurance or indemnity recovery is reasonably expected to be received by a Credit Party in a subsequent period and within one year of the date of the underlying loss.

“Insurance Loss Deduction” means, with respect to any period, the amount of any Insurance Loss Addback included in determining Consolidated Adjusted EBITDA for a prior period in the event that either (i) any insurance or indemnity recovery related to such Insurance Loss Addback is actually and finally denied by the applicable insurer or indemnifying party during such period, or (ii) one year has elapsed from the date of the underlying loss without the receipt of an actual insurance or indemnity recovery.

“Intellectual Property” as defined in the Pledge and Security Agreement.

“Intellectual Property Security Agreements” as defined in the Pledge and Security Agreement.

“Intercompany Note” means a promissory note substantially in the form of Exhibit J evidencing certain Indebtedness owed among Credit Parties and their Restricted Subsidiaries.

“Intercreditor Agreement” means a customary intercreditor agreement to be reasonably acceptable to Administrative Agent and Collateral Agent; provided that such intercreditor agreement will not cap the size of any debtor-in-possession credit facility, limit which parties can provide a debtor-in-possession credit facility or cap the amount of bank product obligations, Hedging Agreements or other cash management services that can be granted a pari passu security interest in the Collateral.

“Interest Payment Date” means with respect to (i) any Loan that is a Base Rate Loan, each March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date and the final maturity date of such Loan; and (ii) any Loan that is a Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one, two, three or six months (or twelve months if agreed to by all affected Lenders), as selected by Administrative Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) and (d), of this definition, end on the last Business Day of a calendar month; (c) no Interest Period with respect to any portion of any Class of Term Loans shall extend beyond such Class’s Term Loan Maturity Date; and (d) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date.

“Interest Rate Agreement” means any Hedging Agreement entered into for the purpose of hedging the interest rate exposure associated with either Borrower’s and their Restricted Subsidiaries’ operations and not for speculative purposes.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Investment” means (i) any purchase or other acquisition by either Borrower or any of their Restricted Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than a Guarantor); (ii) any loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business), extension of credit (by way of guaranty or otherwise) or capital contributions by either Borrower or any of their Restricted Subsidiaries to any other Person (other than Borrowers or any Guarantor).

“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit A-3.

“Issuing Bank” means HSBC Bank, as Issuing Bank hereunder, together with its permitted successors and assigns in such capacity.

“Joinder Agreement” means an agreement substantially in the form of Exhibit K.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Junior Financing” means any Indebtedness permitted to be incurred hereunder that is required to be subordinated in right of payment of the Obligations pursuant to the terms hereof.

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any New Term Loan, any New Term Loan Commitment, any New Revolving Loan or any New Revolving Commitment.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement or a Joinder Agreement.

“Lender Counterparty” means each Lender, each Agent and each of their respective Affiliates counterparty to a Hedging Agreement (including any Person who is an Agent or a Lender (and any Affiliate thereof) at the time of entry into such Hedging Agreement but subsequently, after entering into a Hedging Agreement, ceases to be an Agent or a Lender (or an Affiliate thereof), as the case may be).

“Letter of Credit” means a standby letter of credit issued or to be issued by Issuing Bank pursuant to this Agreement in the form of Exhibit L-2 or in such other form as may be approved from time to time by Issuing Bank.

“Letter of Credit Sublimit” means the lesser of (i) $5,000,000 and (ii) the aggregate unused amount of the Revolving Commitments then in effect.

“Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding and (ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Bank and not theretofore reimbursed by or on behalf of either Borrower.

“Lien” means any lien, mortgage, pledge, collateral assignment, security interest, hypothecation, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, and any capital lease ) and any other security agreement or preferential arrangement of any kind or nature whatsoever.

“Loan” means a Term Loan, a Revolving Loan, a New Term Loan, a New Revolving Loan, a Refinancing Term Loan, and a Refinancing Revolving Loan.

“Location Labs” means Location Labs, Inc., a Delaware corporation, formerly known as WaveMarket, Inc..

“Location Labs Acquisition” means “Merger”, as defined in the Location Labs Acquisition Agreement.

“Location Labs Acquisition Agreement” means the Agreement and Plan of Merger, dated September 2, 2014, among AVG Technologies USA, Location Labs Merger Sub, WaveMarket, Inc., a Delaware corporation, Fortis Advisors LLC, as the Holder Representative (as defined therein), and Administrative Borrower.

“Location Labs Acquisition Closing Date” means the closing date of the Location Labs Acquisition.

“Location Labs Material Adverse Effect” means a material adverse effect on (i) the business, assets, liabilities, financial condition or results of operations of Location Labs taken as a whole or (ii) the ability of Location Labs to consummate the Merger (as defined in the Location Labs Acquisition Agreement) and the transactions contemplated hereby and thereby in a timely manner; provided, however, that in no event would any of the following changes, effects, events, circumstances, conditions or developments be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Location Labs Material Adverse Effect”: (A) any change in Law (as defined in the Location Labs Acquisition Agreement), regulatory policies, accounting standards or principles (including GAAP) or any interpretation thereof, (B) any change in interest rates or economic or financial market conditions generally (including any changes in credit, financial, commodities, securities or banking markets), (C) any change generally affecting any of the industries in which Location Labs or its Subsidiaries (as defined in the Location Labs Acquisition Agreement) operates or the economy as a whole, (D) the announcement or the execution of the Location Labs Acquisition Agreement, the pendency of an antitrust investigation of the Merger or the pendency or consummation of the Merger or the performance of the Location Labs Acquisition Agreement, (E) the compliance by Location Labs with the terms of the Location Labs Acquisition Agreement or the taking of any action taken or not taken as expressly prohibited by the Location Labs Acquisition Agreement, (F) any acts of terrorism, sabotage, war or the outbreak or escalation of hostilities, in the United States or any other country or region in the world, or (G) any failure of Location Labs or its Subsidiaries to meet any projections or forecasts (but not the underlying cause of such failure).

“Location Labs Merger Sub” means Derailleur Acquisition Corporation, a Delaware corporation and wholly-owned Subsidiary of AVG Technologies USA.

“Management Board” means the management board or comparable governing body of either Borrower.

“Mandatory Prepayment Proceeds” as defined in Section 2.14(a).

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business, financial condition, operation, performance or properties of Borrowers and their Restricted Subsidiaries taken as a whole; (ii) the ability of the Borrowers and the Guarantors (taken as a whole) to perform their payment obligations under the Credit Documents; or (iii) the rights and remedies of, Collateral Agent, Administrative Agent or any other Agent and any Lender or any Secured Party under any Credit Document, taken as a whole.

“Material Indebtedness” means any Indebtedness (other than the Loans and Hedging Obligations) of either Borrower or any of their Restricted Subsidiaries in an aggregate outstanding principal amount exceeding $10,000,000.

“Material Real Estate Asset” means any domestic fee owned Real Estate Asset having a fair market value in excess of $5,000,000.

“Maturity Date” means (i) with respect to Term Loans, the Term Loan Maturity Date; (ii) with respect to the Revolving Commitment, the Revolving Commitment Termination Date; (iii) with respect to any Refinancing Term Loans or Refinancing Revolving Commitments, the final maturity date as specified in the applicable Refinancing Amendment; and (iv) with respect to any New Term Loans or New Revolving Commitments, the New Term Loan Maturity Date or the New Revolving Loan Maturity Date, respectively; provided that, in each case, if such day is not a Business Day, the applicable Maturity Date shall be the Business Day immediately succeeding such day.

“Moody’s” means Moody’s Investor Services, Inc.

“Morgan Stanley” means Morgan Stanley Senior Funding, Inc.

“Mortgage” means a mortgage, deed of trust or other similar instrument reasonably satisfactory to Collateral Agent.

“Mortgaged Properties” means the real properties as to which Collateral Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to the Mortgages.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by Borrowers or any of their Restricted Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs and expenses incurred in connection with such Asset Sale, including (a) income or gains taxes estimated to be payable by the seller as a result of any gain recognized in connection with such Asset Sale, (b) payment of the outstanding principal amount of, premium or penalty on, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Borrowers or any of their Restricted Subsidiaries in connection with such Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds.

“Net Cash Proceeds” means, with respect to the incurrence or issuance of Indebtedness or Equity Interests, the cash proceeds thereof, net of customary fees, commissions, costs and other expenses incurred in connection therewith.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds received by either Borrower or any of their Restricted Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of either Borrower or any of their Restricted Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking minus (ii) (a) any actual and reasonable costs incurred by either Borrower or any of their Restricted Subsidiaries in connection with the adjustment or settlement of any claims of such Borrower or such Restricted Subsidiary in respect thereof, (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes estimated to be payable as a result of any gain recognized in connection therewith and (c) payment of the outstanding principal amount of, premium or penalty on, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the assets in question and that is required to be repaid under the terms thereof as a result of such sale or taking of such assets referred to in clause (i)(b) of this definition.

“New Commitments” as defined in Section 2.23(a).

“New Commitment Joinder” as defined in Section 2.23(e).

“New Loans” as defined in Section 2.23(d).

“New Revolving Commitments” as defined in Section 2.23(a).

“New Revolving Lender” as defined in Section 2.23(a).

“New Revolving Loans” as defined in Section 2.23(d).

“New Revolving Loan Maturity Date” means the date on which New Revolving Loans of a Series shall become due and payable in full hereunder, as specified in the applicable Joinder Agreement, including by acceleration or otherwise.

“New Term Loans” as defined in Section 2.23(c).

“New Term Loan Commitments” as defined in Section 2.23(a).

“New Term Loan Lender” as defined in Section 2.23(a).

“New Term Loan Maturity Date” means the date on which New Term Loans of a Series shall become due and payable in full hereunder, as specified in the applicable Joinder Agreement, including by acceleration or otherwise.

“Non-Public Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Non-Public Lender” means, (i) prior to the publication of any interpretation of “public” by the relevant authority/authorities: (x) an entity that provides repayable funds to the Borrowers for a minimum amount of €100,000 (or its equivalent in another currency), and (y) to the extent the amount of €100,000 (or its equivalent in another currency) does not result in such entity not qualifying as forming part of the public, such other amount or such criterion as a result of which such entity shall qualify as not forming part of the public, and (ii) following the publication of any interpretation of “public” by the relevant authority/ies: such amount or such criterion as a result of which such entity shall qualify as not forming part of the public.

“Non-U.S. Benefit Plan” means any benefit plan established or maintained outside the United States that is not governed by the laws of the United States, including any pension plan established or maintained for employees (and/or their family members) of either Borrower or any of their Restricted Subsidiaries under Dutch law, and that, under applicable law, is required to be funded by either Borrower or any of their Restricted Subsidiaries directly or through a trust or other funding vehicle, including a pension fund (pensioenfonds) or insurance company (verzekeraar) (other than a trust or funding vehicle maintained exclusively by a Governmental Authority) and is sponsored and/or maintained by either Borrower or any of their Restricted Subsidiaries primarily for the benefit of employees of such Borrower or any of its Restricted Subsidiaries who are employed and residing outside the United States.

“Non-US Benefit Plan Event” shall mean, with respect to any Non-U.S. Benefit Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) a failure to make the required contributions or payments under any applicable law on or before the due date for such contribution or payment, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Non-U.S. Benefit Plan, which termination would reasonably be expected to give rise to liability for Borrowers or any of their Restricted Subsidiaries, (d) the incurrence of any liability under applicable law on account of the complete or partial termination of any such Non-U.S. Benefit Plan or the complete or partial withdrawal of any participating employer therein, (e) the occurrence of any transaction that is prohibited under applicable law and could reasonably be expected to result in liability of Borrowers or any of their Restricted Subsidiaries, (f) the imposition on Borrowers or any of their Restricted Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any applicable law, in each case which alone, or in the aggregate would reasonably be expected to result in a Material Adverse Effect.

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Note” means a Term Loan Note or a Revolving Loan Note.

“Notice” means a Funding Notice, an Issuance Notice, or a Conversion/Continuation Notice.

“Obligations” means all obligations of every nature of each Credit Party, including obligations from time to time owed to Agents (including former Agents), Arranger, Lenders or any of them and Lender Counterparties or Treasury Services Providers, under any Credit Document, Secured Hedge Agreement or Secured Treasury Services Agreement, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, payments for early termination of Secured Hedge Agreements, fees, expenses, indemnification, overdrafts and related liabilities under Secured Treasury Services Agreements, or otherwise.

“Obligee Guarantor” as defined in Section 8.06.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Organizational Documents” means (i) with respect to any corporation or company, its certificate, memorandum or articles of incorporation, organization or association, as amended, and, to the extent applicable, its by laws, as amended, (ii) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization or incorporation, as amended, and, to the extent applicable, its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means any and all present or future stamp, transfer, court, documentary, intangible, recording, filing, excise, property or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.22(b)).

“Parallel Debt” as defined in Section 11.24.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” as defined in Section 11.06(g).

“Participant Register” as defined in Section 11.06(g).

“PATRIOT Act” as defined in Section 3.01.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Code or Section 302 of ERISA.

“Permitted Acquisition” means any transaction or series of related transactions for the purpose of or resulting in the acquisition by Borrowers or any of their wholly-owned Restricted Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets or Equity Interests of, or a business line or unit or a division of, any Person; provided,

(i) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Approvals;

(iii) in the case of the purchase or other acquisition of Equity Interests, Borrowers shall have taken, or caused to be taken, promptly after the date such Person becomes a Subsidiary of either Borrower, each of the actions set forth in Section 5.09 or Section 5.10, if and as applicable;

(iv) Borrowers and their Restricted Subsidiaries shall be in compliance with the Financial Covenant on a pro forma basis after giving effect to such acquisition as of the last day of the Test Period most recently ended (as determined in accordance with Section 1.02);

(v) Administrative Borrower shall have delivered to Administrative Agent (A) with respect to any transaction or series of related transactions involving Acquisition Consideration of more than $25,000,000, at least three Business Days prior to such proposed acquisition, (i) a Compliance Certificate evidencing compliance with the Financial Covenant as required under clause (iv) above and (ii) notice of the aggregate consideration for such acquisition and any other information reasonably required to demonstrate compliance with the Financial Covenant and (B) with respect to any transaction or series of related transactions involving Acquisition Consideration of more than $50,000,000 promptly upon request by Administrative Agent, (i) a copy of the acquisition agreement related to the proposed Permitted Acquisition (and any related documents reasonably requested by Administrative Agent) and (ii) to the extent available, quarterly and annual financial statements of the Person whose Equity Interests or assets are being acquired for the twelve month period immediately prior to such proposed Permitted Acquisition, including any audited financial statements that are available;

(vi) any Person or assets or division as acquired in accordance herewith shall be engaged in or related to a Permitted Business; and

(vii) the Management Board of the Person to be acquired shall have approved the consummation of such acquisition (which approval shall not have been withdrawn).

“Permitted Business” means any of the businesses in which Borrowers and their Restricted Subsidiaries are engaged on the Closing Date, and any business reasonably related, incidental, complementary or ancillary thereto.

“Permitted Junior Secured Refinancing Debt” as defined in Section 2.24.

“Permitted License” as defined in Section 4.20(a).

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.02.

“Permitted Pari Passu Secured Refinancing Debt” as defined in Section 2.24(h).

“Permitted Refinancing” means, with respect to any Indebtedness, any modification, refinancing, refunding, renewal or extension thereof; provided that (i) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (ii) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (iii) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable, taken as a whole, to the Lenders (as determined in good faith by the Management Board of Administrative Borrower) as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended and (iv) Indebtedness of a Restricted Subsidiary that is not a Borrower or Guarantor shall not be refinanced by Indebtedness of a Borrower or a Guarantor.

“Permitted Unsecured Refinancing Debt” as defined in Section 2.24(h).

“Person” means and includes individuals, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Platform” as defined in Section 5.01.

“Pledge Agreement” means the Pledge Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time), between AVG Technologies Holdings as pledgor and Collateral Agent.

“Pledge and Security Agreement” means the U.S. Pledge and Security Agreement to be executed by each of the entities listed as a “Grantor” thereto and substantially in the form of Exhibit I, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Administrative Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Principal Office” means, for each of Administrative Agent and Issuing Bank, such Person’s “Principal Office” as set forth on Schedule 11.01, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to Administrative Borrower, Administrative Agent and each Lender.

“Pro Forma Financial Statements” as defined in Section 4.06.

“Projections” as defined in Section 4.06.

“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Revolving Commitment or Revolving Loans of any Lender or any Letters of Credit issued or participations purchased therein by any Lender, the percentage obtained by dividing (a) the Revolving Exposure of that Lender by (b) the aggregate Revolving Exposure of all Lenders and (ii) with respect to all payments, computations and other matters relating to Term Loan Commitments or Term Loans of a particular Series, the percentage obtained by dividing (a) the Term Loan Exposure of that Lender with respect to that Series by (b) the aggregate Term Loan Exposure of all Lenders with respect to that Series. For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the Term Loan Exposure and the Revolving Exposure of that Lender, by (B) an amount equal to the sum of the aggregate Term Loan Exposure and the aggregate Revolving Exposure of all Lenders.

“Public Lenders” means Lenders that do not wish to receive material non-public information with respect to either Borrower, their Subsidiaries or their securities.

“Qualified ECP Guarantor” shall mean, at any time, each Credit Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time under §1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.

“Recipient” means, as applicable, (i) Administrative Agent, (ii) any Lender and (iii) Issuing Bank.

“Refinanced Debt” as defined in Section 2.24(a).

“Refinanced Loans” as defined in Section 2.24(h).

“Refinancing” means the financing of the repayment of the Existing Credit Agreement and any other existing Indebtedness of Borrowers and certain existing Indebtedness of Location Labs.

“Refinancing Amendment” as defined in Section 2.24(f).

“Refinancing Commitments” as defined in Section 2.24(a).

“Refinancing Equivalent Debt” as defined in Section 2.24(h).

“Refinancing Lenders” as defined in Section 2.24(c).

“Refinancing Loan” as defined in Section 2.24(b).

“Refinancing Loan Request” as defined in Section 2.24(a).

“Refinancing Revolving Commitments” as defined in Section 2.24(a).

“Refinancing Revolving Lender” as defined in Section 2.24(c).

“Refinancing Revolving Loan” as defined in Section 2.24(b).

“Refinancing Term Commitments” as defined in Section 2.24(a).

“Refinancing Term Lender” as defined in Section 2.24(c).

“Refinancing Term Loan” as defined in Section 2.24(b).

“Refinancing Tranche Closing Date” as defined in Section 2.24(d).

“Register” as defined in Section 2.07(b).

“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees and collateral provisions) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the Securities and Exchange Commission.

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.

“Regulation FD” means Regulation FD as promulgated by the U.S. Securities and Exchange Commission under the Securities Act and Exchange Act as in effect from time to time.

“Reimbursement Amount” as defined in Section 2.04(d).

“Reimbursement Date” as defined in Section 2.04(d).

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Relevant Party” as defined in Section 2.20(i).

“Repricing Transaction” means the repayment, prepayment (other than any prepayment or amendment made in connection with a Change of Control), replacement or refinancing of all or a portion of Term Loans with the incurrence by either Borrower of any bank debt financing having an effective Weighted Average Yield that is less than the Weighted Average Yield of Term Loans, including without limitation, as may be effected through any amendment, waiver or other modification to this Agreement relating to the interest rate for, or Weighted Average Yield of, Term Loans (as determined by Administrative Agent in consultation with Administrative Borrower).

“Requisite Lenders” means one or more Lenders having or holding Term Loan Exposure, and/or Revolving Exposure and representing more than 50% of the sum of (i) the aggregate Term Loan Exposure of all Lenders and (ii) the aggregate Revolving Exposure of all Lenders.

“Requisite Lender Representative” as defined in Section 10.07(a).

“Requisite Revolving Lenders” means one or more Lenders having or holding Revolving Exposure and representing more than 50% of the sum of the aggregate Revolving Exposure of all Lenders.

“Restricted Party” means a Person that is (i) listed on, or owned or controlled by a Person listed on, a Sanctions List, or a Person acting on behalf of such a Person; (ii) located in or organized under the laws of a country or territory that is the subject of country- or territory-wide 39 Sanctions, or a Person who is owned or controlled by, or acting on behalf of such a Person; or (iii) otherwise a subject of Sanctions.

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of either Borrower or any of their Restricted Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of either Borrower or any of their Restricted Subsidiaries now or hereafter outstanding; and (iii) any payment made to retire, or to obtain the surrender of, any outstanding Equity Interests of either Borrower or any of their Restricted Subsidiaries now or hereafter outstanding.

“Restricted Subsidiary” means at any time any Subsidiary of either Borrower other than an Unrestricted Subsidiary.

“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit hereunder and “Revolving Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Revolving Commitment, if any, is set forth on Schedule 1.01, in the applicable Assignment Agreement or in a Joinder Agreement, as applicable, subject to any adjustment or reduction pursuant to the terms and conditions hereof.

“Revolving Commitment Period” means the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment Termination Date” means the date that is five years after the Closing Date.

“Revolving Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment; and (ii) after the termination of the Revolving Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender, (b) in the case of Issuing Bank, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (net of any participations by Lenders in such Letters of Credit), and (c) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit.

“Revolving Facility” means the Revolving Commitments and the extensions of credit made thereunder.

“Revolving Lender” means each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loan” means a Loan made by a Lender to Borrowers pursuant to Section 2.02(a), a New Revolving Loan, and/or a Refinancing Revolving Loan.

“Revolving Loan Adjustment Date” as defined in the Revolving Loan Pricing Grid.

“Revolving Loan Note” means a promissory note in the form of Exhibit B-2, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Revolving Loan Pricing Grid” means the pricing grid attached hereto as Appendix A.

“Revolving Tranche” means, at any time, the aggregate amount of the Revolving Commitments at such time.

“S&P” means Standard & Poor’s Financial Services, LLC.

“Sanctioned Country” means any country subject to a sanctions program identified by OFAC.

“Sanctions” means any trade, economic or financial sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by a Sanctions Authority.

“Sanctions Authority” means:

(a) the Security Council of the United Nations;

(b) the United States of America;

(c) the European Union;

(d) Hong Kong Monetary Authority;

(e) the UK;

(f) the Netherlands;

(g) Switzerland;

(h) Cyprus;

(i) the Czech Republic; and

(j) the governments and official institutions or agencies of any of paragraphs (a) to (i) above, including OFAC, the U.S. Department of State, and Her Majesty’s Treasury.

“Sanctions List” means the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List and the Sectoral Sanctions Identification List maintained by OFAC, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by Her Majesty’s Treasury, or any similar list maintained by, or public announcement of a Sanctions designation made by, a Sanctions Authority, each as amended, supplemented or substituted from time to time.

“Secured Hedge Agreement” means a Hedging Agreement among one or more Credit Parties and a Lender Counterparty.

“Secured Parties” as defined in the Pledge and Security Agreement.

“Secured Treasury Services Agreement” means a Treasury Services Agreement among one or more Credit Parties and a Treasury Services Provider.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness for borrowed money, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing; provided that “Securities” shall not include any earn-out agreement or obligation or any employee bonus or other incentive compensation plan or agreement.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Supplement” as defined in the Pledge and Security Agreement.

“Series” means a series of Loans.

“Software” as defined in the Pledge and Security Agreement.

“Solvency Certificate” means a Solvency Certificate of a Financial Officer of Administrative Borrower substantially in the form of Exhibit G-2.

“Solvent” means, with respect to the Credit Parties, taken as a whole, that as of the date of determination, (i) the sum of debt (including contingent liabilities) of the Credit Parties, taken as a whole, does not exceed the present fair saleable value of the present assets of the Credit Parties, taken as a whole, (ii) the capital of the Credit Parties, taken as a whole, is not unreasonably small in relation to the business of the Credit Parties, taken as a whole, as contemplated on the Closing Date or with respect to any transaction contemplated to be undertaken after the Closing Date, as contemplated as of the Closing Date, and (iii) the Credit Parties have not incurred and do not intend to incur, or do not believe (nor should it reasonably believe) that they will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise). For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Loan Party” means any Credit Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 10.13).

“Stock Certificates” means Collateral consisting of certificates representing Equity Interests of any Subsidiary of Borrowers for which a security interest can be perfected by delivering such certificates.

“Subject Transaction” as defined in Section 1.02(b).

“Subordinated Indebtedness” means any unsecured Indebtedness of any Credit Party permitted under Section 6.01(c) that is by its terms subordinated in right of payment to the Obligations of such Credit Party on market terms reasonably satisfactory to Administrative Agent.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Supplier” as defined in Section 2.20(i).

“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lender” means each Lender that has a Term Loan Commitment or that holds a Term Loan.

“Term Loan” means a Loan made by a Lender to Borrowers pursuant to Section 2.01(a), a New Term Loan, and/or a Refinancing Term Loan.

“Term Loan Commitment” means the commitment of a Lender to make or otherwise fund any Term Loan, and “Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Term Loan Commitment, if any, is set forth on Schedule 1.01, in the applicable Assignment Agreement or in the applicable Joinder Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof or in the applicable Joinder Agreement.

“Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of Term Loans of such Lender; provided, at any time prior to the making of Term Loans, the Term Loan Exposure of any Lender shall be equal to such Lender’s Term Loan Commitment.

“Term Loan Maturity Date” means the date that is six years after the Closing Date.

“Term Loan Note” means a promissory note in the form of Exhibit B-1, as it may be amended, restated, supplemented or otherwise modified from time to time.

A “Test Period” in effect at any time means the period of four consecutive Fiscal Quarters of Administrative Borrower ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each Fiscal Quarter or Fiscal Year were required to be delivered pursuant to Section 5.01(a) or (b).

“Title Policy” means ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to Collateral Agent with respect to each Mortgaged Property.

“Total Net Leverage Ratio” means, at any date, the ratio of (i) Consolidated Total Debt as of such date (net of Unrestricted Cash and Cash Equivalents on such date in an aggregate amount not to exceed $75,000,000) to (ii) Consolidated Adjusted EBITDA for the four Fiscal Quarter period ending on or most recently prior to such date; provided that Earn-Out Obligations and redemptions made pursuant to the Class B Common Stock Agreements and, in each case, in accordance with the Location Labs Acquisition Agreement, shall not be included as Indebtedness for purposes of calculating the Total Net Leverage Ratio.

“Total Utilization of Revolving Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of reimbursing Issuing Bank for any amount drawn under any Letter of Credit, but not yet so applied) and (ii) the Letter of Credit Usage.

“Tranche” means Term Loans, the Revolving Tranche, any given Class of Refinancing Term Loans, a given Class of New Term Loans, a given Class of Refinancing Revolving Commitments or any given Class of New Revolving Commitments, as the context may require.

“Transaction Costs” means the fees, costs and expenses payable by Borrowers or any of Borrowers’ Restricted Subsidiaries on or before the Closing Date in connection with the transactions contemplated by the Credit Documents.

“Treasury Services Agreement” means any agreement relating to treasury, depositary and cash management services or automated clearinghouse transfer of funds.

“Treasury Services Provider” means each Lender, each Agent and each of their respective Affiliates counterparty to a Treasury Services Agreement (including any Person who 44 is an Agent or a Lender (and any Affiliate thereof) at the time of entry into such Treasury Services Agreement but subsequently, after entering into a Treasury Services Agreement, ceases to be an Agent or a Lender (or an Affiliate thereof), as the case may be).

“Type of Loan” means with respect to either Term Loans or Revolving Loans, a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” as defined in the Pledge and Security Agreement.

“UK Security Documents” means the following English law governed documents: (i) a debenture to be executed by AVG Technologies UK and Collateral Agent, (ii) a share charge to be executed by AVG Technologies Holdings and Collateral Agent, and (iii) any other English law governed security and pledge documents to be executed by any Credit Party and Collateral Agent.

“Unrestricted Cash and Cash Equivalents” means Cash or Cash Equivalents of Administrative Borrower that would not appear as “restricted” on the financial statements delivered pursuant to Section 5.01(a) or (b).

“Unrestricted Subsidiary” means any Subsidiary of Borrowers that at the time of determination has previously been designated, and continues to be, an Unrestricted Subsidiary in accordance with Section 5.13.

“USCO” as defined in Section 3.01.

“U.S. Government Obligations” means obligations issued or directly and fully guaranteed or insured by the United States of America or by any agent or instrumentality thereof, provided that the full faith and credit of the United States of America is pledged in support thereof.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“USPTO” as defined in Section 3.01.

“U.S. Tax Certificate” has the meaning assigned to such term in Section 2.20(f)(ii)(D)(2).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“Weighted Average Yield” means with respect to any Loan or any other loan or other Indebtedness, on any date of determination, the weighted average yield to maturity, in each case, to be determined by Administrative Agent consistent with generally accepted financial practice, after giving effect to interest rates and bases, margins, upfront or similar fees or original issue discount shared with all lenders or holders thereof, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders thereof as of the date of such determination.

“Withholding Agent” means any Credit Party and Administrative Agent.

Section 1.02. Accounting Terms; Certain Pro Forma Adjustments.

(a) Accounting Terms. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Administrative Borrower notifies Administrative Agent that Administrative Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if Administrative Agent notifies Administrative Borrower that the Requisite Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. All terms of an accounting or financial nature (including, without limitation, the definitions of Capital Lease, Consolidated Interest Expense, Consolidated Total Debt and Indebtedness) shall be construed without giving effect to any changes to the current GAAP accounting model for leases of the type described in the FASB and IASB joint exposure draft published on August 17, 2010 entitled “Leases (Topic 840)” or otherwise arising out of the FASB project on lease accounting described in such exposure draft. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (a) any election under Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of Borrowers or any of their Restricted Subsidiaries at “fair value”, as defined therein or (b) the Accounting Standards Codification “ASC” 470 20 65-1, or any successor thereto requiring for the debt component of convertible debt securities to be accounted separately from the equity component.

(b) Certain Pro Forma Adjustments. With respect to any period during which a Permitted Acquisition or an Asset Sale has occurred or a Subsidiary is designated as a Restricted Subsidiary or Unrestricted Subsidiary (each, a “Subject Transaction”), for purposes of determining compliance with the Financial Covenant and any calculation of the Total Net Leverage Ratio, and, if applicable, for purposes of determining Consolidated Adjusted EBITDA, Consolidated Total Debt and Consolidated Interest Expense shall be calculated with respect to such period on a pro forma basis (including (i) pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with GAAP and Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the Securities and Exchange Commission and (ii) operating expense reductions and other operating improvements or synergies (including, without limitation, cost savings resulting from head count reduction, closure of facilities and similar restructuring charges) reasonably expected to result from such Subject Transactions taken or expected to be taken, provided that (A) such operating expense reductions, operating improvements or synergies are reasonably identifiable and factually supportable and expected to have a continuing impact, and (B) such actions have been taken or are to be taken within 12 months after the date of closing of the Subject Transaction, which pro forma adjustments shall be certified by a Financial Officer of Administrative Borrower) using the historical audited financial statements of any business so acquired or to be acquired, sold or to be sold or designated or to be designated and the consolidated financial statements of Administrative Borrower and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period); provided that (x) no amounts shall be added pursuant to these clauses (i) or (ii) to the extent duplicative of any amounts that are otherwise added back in computing Consolidated Adjusted EBITDA for such period and (y) any increase to Consolidated Adjusted EBITDA as a result of costs savings and synergies shall be subject to the limitations set forth in the definition of Consolidated Adjusted EBITDA. If a transaction which is conditioned upon compliance on a pro forma basis with the Financial Covenant is consummated prior to the first date on which such covenant is required to be satisfied, the levels required for such first date shall be deemed to apply for determining such compliance on a pro forma basis.

Section 1.03. Interpretation, Etc.. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms lease and license shall include sub-lease and sub-license, as applicable. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04. Dutch Terms.

In this Agreement, where it relates to a Dutch entity, a reference to:

(a) an authorization, where applicable, includes without limitation:

(i) any action required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden); and

(ii) obtaining an unconditional positive advice (advies) from the competent works council(s);

(b) financial assistance means any act contemplated by article 2:98(c) of the Dutch Civil Code;

(c) a security interest includes any mortgage (hypotheek), pledge (pandrecht), lien and, in general, any right in rem (beperkte recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht) and a lien includes any retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie) or right to reclaim goods (recht van reclame);

(d) a winding-up, administration or dissolution (and any of those terms) includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(e) a moratorium includes surseance van betaling and granted a moratorium includes surseance verleend;

(f) any step taken in connection with insolvency proceedings includes a Dutch entity having filed a notice under section 36 of the Tax Collection Act of The Netherlands (Invorderingswet 1990);

(g) a trustee in bankruptcy includes a curator;

(h) an administrator includes a bewindvoerder;

(i) attaching or taking possession of (and any of those terms) includes beslag leggen; and

(j) any necessary action to authorize includes an unconditional positive advice from the competent (joint) works council ((gemeenschappelijke) ondernemingsraad).

Section 1.05. Czech Terms.

In this Agreement, where it relates to a Czech entity, a reference to:

(a) security includes zástavní právo, zadržovací právo, převod finančního kolaterálu or zajišt’ovací převod práva;

(b) a bankruptcy or insolvency includes insolvenční řízení, konkurz, reorganizace and oddlužení;

(c) being insolvent includes being v úpadku, předlužený and platebně neschopný;

(d) an attachment, sequestration, distress, enforcement or execution includes vyvlastnění, exekuce and výkon rozhodnutí;

(e) winding up, liquidation, official management, administration or dissolution includes likvidace, zrušení s likvidací and zrušení bez likvidace bez právního nástupce;

(f) a liquidator, receiver, administrator, administrative receiver, compulsory manager or similar officer includes likvidátor, insolvenční správce (including predběžný správce, zástupce insolvenčního správce, oddělený insolvenční správce and zvláštní insolvenční správce), správce podniku and soudní exekutor;

(g) a moratorium includes moratorium;

(h) shares, when used in relation to a Czech limited liability company (společnost s ručením omezeným), includes any ownership interest (podíl) in the respective Czech limited liability company; and

(i) financial assistance means any act contemplated by Section 41 of Czech Act No. 90/2012 Coll., on Companies and Cooperatives.

ARTICLE 2

LOANS AND LETTERS OF CREDIT

Section 2.01. Term Loans.

(a) Term Commitments. Subject to the terms and conditions hereof, each Term Lender severally agrees to make one or more Term Loans in a principal amount equal to such Term Lender’s Term Commitment. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.

(b) Borrowing Mechanics for Term Loans.

(i) Administrative Borrower shall deliver to Administrative Agent an irrevocable fully executed Funding Notice no later than 12:00 p.m. (New York City time) at least three Business Days in advance of the Closing Date (or such shorter time period as Administrative Agent may agree) in the case of a Eurodollar Rate Loan, and at least one Business Day in advance of the Closing Date in the case of a Base Rate Loan.

(ii) Notice of receipt of the Funding Notice in respect of Term Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by Administrative Agent to each applicable Lender by telefacsimile with reasonable promptness, but (provided Administrative Agent shall have received such Funding Notice by 12:00 p.m. (New York City time)) not later than 2:00 p.m. (New York City time) on the same day as Administrative Agent’s receipt of such Funding Notice from Administrative Borrower.

(iii) Each Lender shall make the amount of its Term Loan available to Administrative Agent not later than 11:00 a.m. (New York City time) on the Closing Date by wire transfer of same day funds in Dollars, at the Principal Office of Administrative Agent. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Term Loans available to Administrative Borrower on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Term Loans received by Administrative Agent from Lenders to be credited to the account of Administrative Borrower at the Principal Office designated by Administrative Agent or such other account as may be designated in writing to Administrative Agent by Administrative Borrower.

Section 2.02. Revolving Loans.

(a) Revolving Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make Revolving Loans to Borrowers in an aggregate amount up to but not exceeding such Lender’s Revolving Commitment; provided, that, (i) Revolving Loans up to but not exceeding an aggregate principal amount of $10,000,000 shall be made available on the Closing Date solely for the purpose of funding any additional original issue discount or upfront fees as agreed by Arrangers and Administrative Borrower (the “Closing Date Revolving Commitment”), and (ii) after giving effect to the making of any Revolving Loans in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect. Amounts borrowed pursuant to this Section 2.02(a) may be repaid and reborrowed during the Revolving Commitment Period. Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.

(b) Borrowing Mechanics for Revolving Loans.

(i) Except pursuant to Section 2.04(d), Revolving Loans that are Base Rate Loans shall be made in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount, and Revolving Loans that are Eurodollar Rate Loans shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.

(ii) Whenever Borrowers desire that Lenders make Revolving Loans, Administrative Borrower shall deliver to Administrative Agent an irrevocable fully executed Funding Notice no later than 12:00 p.m. (New York City time) at least three Business Days in advance of the proposed Credit Date in the case of a Eurodollar Rate Loan, and at least one Business Day in advance of the proposed Credit Date in the case of a Revolving Loan that is a Base Rate Loan. Notwithstanding the foregoing, Administrative Agent may agree to shorter time periods with respect to the Funding Notice to be delivered on the Closing Date.

(iii) Notice of receipt of each Funding Notice in respect of Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by Administrative Agent to each applicable Lender by telefacsimile with reasonable promptness, but (provided Administrative Agent shall have received such Funding Notice by 12:00 p.m. (New York City time)) not later than 2:00 p.m. (New York City time) on the same day as Administrative Agent’s receipt of such Funding Notice from Administrative Borrower.

(iv) Each Lender shall make the amount of its Revolving Loan available to Administrative Agent not later than 1:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Principal Office of Administrative Agent. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Revolving Loans available to Administrative Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received by Administrative Agent from Lenders to be credited to the account of Administrative Borrower at the Principal Office designated by Administrative Agent or such other account as may be designated in writing to Administrative Agent by Administrative Borrower.

Section 2.03. [Reserved].

Section 2.04. Issuance of Letters of Credit and Purchase of Participations Therein.

(a) Letters of Credit. During the Revolving Commitment Period, subject to the terms and conditions hereof, Issuing Bank agrees to issue Letters of Credit (or amend, renew or extend an outstanding Letter of Credit) for the account of Borrowers in the aggregate amount up to but not exceeding the Letter of Credit Sublimit; provided, (i) each Letter of Credit shall be denominated in Dollars; (ii) the stated amount of each Letter of Credit shall not be less than $250,000 or such lesser amount as is acceptable to Issuing Bank; (iii) after giving effect to such issuance, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect; (iv) after giving effect to such issuance, in no event shall the Letter of Credit Usage exceed the Letter of Credit Sublimit then in effect and (v) in no event shall any standby Letter of Credit have an expiration date later than the earlier of (1) five days prior to the Revolving Commitment Termination Date and (2) the date which is one year from the date of issuance of such standby Letter of Credit; provided, that Issuing Bank may agree that a standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each, unless Issuing Bank elects not to extend for any such additional period. Issuing Bank shall not extend any such Letter of Credit if it has received written notice that an Event of Default has occurred and is continuing at the time Issuing Bank must elect to allow such extension. If any Lender is a Defaulting Lender, Issuing Bank shall not be required to issue any Letter of Credit unless Issuing Bank has entered into arrangements satisfactory to it and Borrowers to eliminate Issuing Bank’s risk with respect to the participation in Letters of Credit of the Defaulting Lender, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage.

(b) Notice of Issuance. Whenever Borrowers desire the issuance of a Letter of Credit, Administrative Borrower shall deliver to Issuing Bank (with a copy delivered to Administrative Agent) an Issuance Notice and Application no later than 12:00 p.m. (New York City time) at least five Business Days in advance of the proposed date of issuance. Such Application shall be accompanied by documentary and other evidence of the proposed beneficiary’s identity as may reasonably be requested by Issuing Bank to enable Issuing Bank to verify the beneficiary’s identity or to comply with any applicable laws or regulations, including, without limitation, the PATRIOT Act and any Sanctions. Upon satisfaction or waiver of the conditions set forth in Section 3.02, Issuing Bank shall issue the requested Letter of Credit only in accordance with Issuing Bank’s standard operating procedures. Upon the issuance of any Letter of Credit or amendment or modification to a Letter of Credit, Issuing Bank shall promptly notify Administrative Agent, and Administrative Agent shall promptly notify each Lender with a Revolving Commitment of such issuance, which notice shall be accompanied by a copy of such Letter of Credit or amendment or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.04(e). Notwithstanding any provision in this Section 2.04 to the contrary, Issuing Bank shall not be under any obligation to issue any Letter of Credit if the issuance of the Letter of Credit would violate one or more policies of Issuing Bank applicable to letters of credit generally.

(c) Responsibility of Issuing Bank With Respect to Requests for Drawings and Payments. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, Issuing Bank shall be responsible only to accept the documents delivered under such Letter of Credit which appear on their face to be in accordance with the terms and conditions of such Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary. As between Borrowers and Issuing Bank, Borrowers assume all risks of the acts and omissions of, or misuse of the Letters of Credit issued by Issuing Bank, by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Issuing Bank shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, any of Issuing Bank’s rights or powers hereunder. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by Issuing Bank under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of Issuing Bank to Borrowers. Notwithstanding anything to the contrary contained in this Section 2.04(c), Borrowers shall retain any and all rights they may have against Issuing Bank for any liability arising solely out of the gross negligence or willful misconduct of Issuing Bank as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(d) Reimbursement by Borrowers of Amounts Drawn or Paid Under Letters of Credit. In the event Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall immediately notify Borrowers and Administrative Agent. Borrowers agree to reimburse Issuing Bank on the date on which Issuing Bank delivers such notice to Borrowers (the “Reimbursement Date”) in same day funds in an amount in Dollars equal to the sum of (a) the amount of the draft paid under any Letter of Credit issued for the account of such Borrower, and (b) any fees, charges or other costs or expenses (other than taxes or similar amounts) incurred by Issuing Bank in connection with such payment (collectively, the “Reimbursement Amount”). Anything contained herein to the contrary notwithstanding, (i) unless Administrative Borrower shall have notified Administrative Agent and Issuing Bank prior to 12:00 p.m. (New York City time) on the date such drawing is honored that Borrowers intend to reimburse Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, Borrowers shall be deemed to have given a timely Funding Notice to Administrative Agent requesting Lenders with Revolving Commitments to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in the Reimbursement Amount, and (ii) subject to satisfaction or waiver of the conditions specified in Section 3.02, Lenders with Revolving Commitments shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the Reimbursement Amount, the proceeds of which shall be applied directly by Administrative Agent to reimburse Issuing Bank for such amount. If for any reason proceeds of the Revolving Loans are not received by Issuing Bank on the Reimbursement Date for the Reimbursement Amount, Borrowers shall reimburse Issuing Bank, on demand, in an amount in same day funds equal to the excess of the Reimbursement Amount over the aggregate amount of such Revolving Loans, if any, which are so received by Issuing Bank. The amount of the drawing under a Letter of Credit unreimbursed by Borrowers on the Reimbursement Date shall bear interest in accordance with Section 2.08(f). Nothing in this Section 2.04(d) shall be deemed to relieve any Lender with a Revolving Commitment from its obligation to make Revolving Loans on the terms and conditions set forth herein, and Borrowers shall retain any and all rights they may have against any such Lender resulting from the failure of such Lender to make such Revolving Loans under this Section 2.04(d).

(e) Lenders’ Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Lender having a Revolving Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Pro Rata Share (with respect to the Revolving Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder. In the event that Borrowers shall fail for any reason to reimburse Issuing Bank as provided in Section 2.04(d),

Issuing Bank shall promptly notify each Lender with a Revolving Commitment of the unreimbursed amount of such honored drawing and of such Lender’s respective participation therein based on such Lender’s Pro Rata Share of the Revolving Commitments. Each Lender with a Revolving Commitment shall make available to Administrative Agent, for the account of Issuing Bank, an amount equal to its respective participation, in Dollars and in same day funds, no later than 12:00 p.m. (New York City time) on the first Business Day (under the laws of the jurisdiction in which the Principal Office of Administrative Agent is located) after the date notified by Issuing Bank. In the event that any Lender with a Revolving Commitment fails to make available to Administrative Agent on such Business Day the amount of such Lender’s participation in such Letter of Credit as provided in this Section 2.04(e), Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by Issuing Bank for the correction of errors among banks and thereafter at the Base Rate. Nothing in this Section 2.04(e) shall be deemed to prejudice the right of any Lender with a Revolving Commitment to recover from Issuing Bank any amounts made available by such Lender to Issuing Bank pursuant to this Section 2.04 in the event that the payment with respect to a Letter of Credit in respect of which payment was made by such Lender constituted gross negligence or willful misconduct (as determined by a final, non-appealable judgment of a court of competent jurisdiction) on the part of Issuing Bank. In the event Issuing Bank shall have been reimbursed by other Lenders pursuant to this Section 2.04(e) for all or any portion of any drawing honored by Issuing Bank under a Letter of Credit, such Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under this Section 2.04(e) with respect to such honored drawing such Lender’s Pro Rata Share of all payments subsequently received by Issuing Bank from Borrowers in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on Schedule 11.01 or at such other address as such Lender may request.

(f) Obligations Absolute. The obligation of Borrowers to reimburse Issuing Bank for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by Lenders pursuant to Section 2.04(d) and the obligations of Lenders under Section 2.04(e) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set off, defense or other right which Borrowers or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), Issuing Bank, Lender or any other Person or, in the case of a Lender, against Borrowers, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Borrowers or one of their Restricted Subsidiaries and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrowers or any of their Restricted Subsidiaries; (vi) any breach hereof or any other Credit Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (viii) the fact that an Event of Default or a Default shall have occurred and be continuing.

(g) Indemnification. Without duplication of any obligation of Borrowers under Section 11.02 or 11.03, in addition to amounts payable as provided herein, Borrowers hereby agree to protect, indemnify, pay and save harmless Issuing Bank from and against any and all claims, demands, liabilities, damages and losses, and all reasonable and documented costs, charges and out-of-pocket expenses (including reasonable fees, out-of-pocket expenses and disbursements of one primary counsel (with exceptions for conflicts of interest) and one local counsel in each relevant jurisdiction), which Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by Issuing Bank, other than as a result of (1) the gross negligence or willful misconduct of Issuing Bank as determined by a final, non-appealable judgment of a court of competent jurisdiction or (2) the wrongful dishonor by Issuing Bank of a proper demand for payment made under any Letter of Credit issued by it, or (ii) the failure of Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act.

(h) Resignation and Removal of Issuing Bank. An Issuing Bank may resign as Issuing Bank upon sixty days prior written notice to Administrative Agent, Lenders and Administrative Borrower. An Issuing Bank may be replaced at any time by written agreement among Administrative Borrower, Administrative Agent, the replaced Issuing Bank (provided that no consent will be required if the replaced Issuing Bank has no Letters of Credit or Reimbursement Amount outstanding) and the successor Issuing Bank. Administrative Agent shall notify the Lenders of any such replacement of such Issuing Bank. From and after the effective date of any such replacement or resignation, (i) any successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement or resignation of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto to the extent that Letters of Credit issued by it remain outstanding and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement or resignation, but shall not be required to issue additional Letters of Credit.

(i) Cash Collateral. If any Event of Default shall occur and be continuing, on the Business Day that Administrative Borrower receives notice from Administrative Agent or the Requisite Lenders (or, if the maturity of the Loans has been accelerated, Lenders with Letter of Credit Usage representing greater than 50% of the total Letter of Credit Usage) demanding the deposit of cash collateral pursuant to this paragraph, Borrowers shall deposit in an account with Administrative Agent, in the name of Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 103% of Letter of Credit Usage as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to either Borrower described in Section 9.01(f), (g) or (h). Such deposit shall be held by Administrative Agent as collateral for the payment and performance of the obligations of

Borrowers under this Agreement. Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of Administrative Agent and at Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by Administrative Agent to reimburse Issuing Bank for any disbursements under Letters of Credit made by it and for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of Borrowers for the Letter of Credit Usage at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with Letter of Credit Usage representing greater than 50% of the total Letter of Credit Usage), be applied to satisfy other obligations of Borrowers under this Agreement. If Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to Borrowers within five Business Days after all Events of Default have been cured or waived.

(j) Application. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 2.04, the provisions of this Section 2.04 shall apply.

(k) Miscellaneous. Notwithstanding anything herein to the contrary, HSBC Bank will not “front” any Letters of Credit for any financial institution other than HSBC Bank plc (or any of its Affiliates).

Section 2.05. Pro Rata Shares; Availability of Funds.

(a) Pro Rata Shares. All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Term Loan Commitment or any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b) Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrowers a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify

Borrowers and Borrowers shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans for such Class of Loans. Nothing in this Section 2.05(b) shall be deemed to relieve any Lender from its obligation to fulfill its Term Loan Commitments and Revolving Commitments hereunder or to prejudice any rights that Borrowers may have against any Lender as a result of any default by such Lender hereunder.

Section 2.06. Use of Proceeds. The proceeds of the Revolving Loans and Letters of Credit shall be applied by Borrowers on the Closing Date solely for the purpose of funding any additional original issue discount or upfront fees as agreed between Arrangers and Administrative Borrower, and thereafter, for ongoing working capital and general corporate purposes of Borrowers and their Restricted Subsidiaries, including, without limitation, refinancing of Indebtedness, Permitted Acquisitions and Restricted Payments permitted hereunder. The proceeds of the Term Loans shall be applied by Borrowers to (a) finance the Location Labs Acquisition and the Refinancing, and to pay related fees and expenses, and (b) to the extent of any excess from clause (a), fund working capital and general corporate purposes of Borrowers and their Restricted Subsidiaries, including, without limitation, refinancing of Indebtedness, Permitted Acquisitions and Restricted Payments permitted hereunder. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or could reasonably be expected to cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.

Section 2.07. Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Borrowers to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Borrowers, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or Borrowers’ Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b) Register. Borrowers hereby designate Administrative Agent to serve as Borrowers’ agent solely for purposes of maintaining, and Administrative Agent (or its agent or sub-agent appointed by it) shall maintain, at its Principal Office a register for the recordation of the names and addresses of Lenders and the Commitments and Loans of, and principal amount of and interest on the Loans owing to, and drawings under Letters of Credit owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive in the absence of manifest error, and Borrowers, Administrative Agent, Issuing Bank and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice; provided that the information contained in the

Register which is shared with each Lender (other than Administrative Agent and its Affiliates) shall be limited to the entries with respect to such Lender including the Commitment of, or principal amount of and stated interested on the Loans owing to such Lender. Administrative Agent shall record, or shall cause to be recorded, in the Register the Commitments and the Loans in accordance with the provisions of Section 11.06, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Borrowers and each Lender, absent manifest error; provided, that failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Borrowers’ Obligations in respect of any Loan. Borrowers hereby agree that, to the extent Administrative Agent serves in such capacity as set forth in this Section 2.07, Administrative Agent and its officers, directors, employees, agents, sub-agents and Affiliates shall constitute “Indemnitees” entitled to the benefits of Section 11.03.

(c) Notes. If so requested by any Lender by written notice to Borrowers (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, Borrowers shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 11.06) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Borrowers’ receipt of such notice) a Note or Notes to evidence such Lender’s Term Loan or Revolving Loan, as the case may be.

Section 2.08. Interest on Loans.

(a) Except as otherwise set forth herein, each Class of Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i) if a Base Rate Loan, at the Base Rate plus the Applicable Margin for such Class of Loan; or

(ii) if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin for such Class of Loan.

(b) The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by Administrative Borrower and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be; provided, until the earlier to occur of (i) the date on which Arrangers notify Borrowers that the primary syndication of the Term Loans has been completed, as determined by Arrangers, and (ii) sixty days after the date hereof, the Term Loans shall be maintained as either (1) Eurodollar Rate Loans having an Interest Period of no longer than one month or (2) Base Rate Loans.

(c) In connection with Eurodollar Rate Loans there shall be no more than ten (10) Interest Periods outstanding at any time. In the event Administrative Borrower fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event Administrative Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Funding Notice or Conversion/ Continuation Notice, Borrowers shall be deemed to have selected an Interest Period of one month. As soon as practicable after 1:00 p.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Administrative Borrower and each Lender.

(d) Interest payable pursuant to Section 2.08(a) shall be computed (i) in the case of Base Rate Loans on the basis of a 365 day or 366 day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360 day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Term Loan, the last Interest Payment Date with respect to such Term Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e) Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Loans, including final maturity of the Loans; provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.

(f) Borrowers agree to pay to Issuing Bank, with respect to drawings honored under any Letter of Credit, interest on the amount paid by Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of Borrowers at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans, and (ii) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans.

(g) Interest payable pursuant to Section 2.08(f) shall be computed on the basis of a 365/366 day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. Promptly upon receipt by Issuing Bank of any payment of interest pursuant to Section 2.08(f), Issuing Bank shall distribute to Administrative Agent, for the account of each Lender, out of the interest received by Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit. In the event Issuing Bank shall have been reimbursed by Lenders for all or any portion of such honored drawing, Issuing Bank shall distribute to Administrative Agent, for the account of each Lender which has paid all amounts payable by it under Section 2.04(e) with respect to such honored drawing such Lender’s Pro Rata Share of any interest received by Issuing Bank in respect of that portion of such honored drawing so reimbursed by Lenders for the period from the date on which Issuing Bank was so reimbursed by Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by Borrowers.

Section 2.09. Conversion/Continuation.

(a) Subject to Section 2.18 and so long as no Default or Event of Default shall have occurred and then be continuing, Borrowers shall have the option:

(i) to convert at any time all or any part of any Term Loan or Revolving Loan equal to $1,000,000 and integral multiples of $500,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless Borrowers shall pay all amounts due under Section 2.18 in connection with any such conversion; or

(ii) upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $1,000,000 and integral multiples of $500,000 in excess of that amount as a Eurodollar Rate Loan.

(b) Administrative Borrower shall deliver a Conversion/ Continuation Notice to Administrative Agent no later than 12:00 p.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans shall be irrevocable on and after the related Interest Rate Determination Date, and Borrowers shall be bound to effect a conversion or continuation in accordance therewith. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.

Section 2.10. Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 9.01(a), (f), (g) or (h) and, at the request of Requisite Lenders, any other Event of Default, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post petition interest in any proceeding under any Debtor Relief Law) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans that are Revolving Loans); provided, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender. Interest accruing pursuant to this Section 2.10 shall be payable from time to time on demand.

Section 2.11. Fees.

(a) Subject to Section 2.21, Borrowers agree to pay to Lenders having Revolving Exposure:

(i) commitment fees equal to (A) the average of the daily difference between (1) the Revolving Commitments and (2) the aggregate principal amount of (x) all outstanding Revolving Loans plus (y) the Letter of Credit Usage, multiplied by (B) the Commitment Fee Percentage; and

(ii) letter of credit fees equal to (A) the Applicable Margin for Revolving Loans that are Eurodollar Rate Loans, multiplied by (B) the average aggregate daily maximum amount available to be drawn under all such Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination).

All fees referred to in this Section 2.11(a) shall be paid to Administrative Agent at its Principal Office and upon receipt, Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.

(b) Borrowers agree to pay directly to Issuing Bank, for its own account, the following fees:

(i) a fronting fee equal to 0.125%, per annum, multiplied by the average aggregate daily maximum amount available to be drawn under all Letters of Credit (determined as of the close of business on any date of determination) (or such other rate as Issuing Bank and Borrowers shall agree); and

(ii) such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

(c) All fees referred to in Section 2.11(a) and 2.11(b)(i) shall be calculated on the basis of a 360 day year and the actual number of days elapsed and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year during the Revolving Commitment Period, commencing on the first such date to occur after the Closing Date, and on the Revolving Commitment Termination Date.

(d) Borrowers agree to pay on the Closing Date to each Lender with a Term Commitment on the Closing Date, as fee compensation for such Lender’s Term Commitment, a closing fee in an amount equal to 2.00% of the aggregate principal amount of the Term Loans made by such Term Lender on the Closing Date, payable to such Lender from the proceeds of the Term Loans on the Closing Date. Such closing fee will be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter.

(e) In addition to any of the foregoing fees, Borrowers agree to pay to Agents and Arrangers, as applicable, such other fees in the amounts and at the times separately agreed upon.

Section 2.12. Scheduled Payments of Term Loans.

(a) Initial Term Loans. The Borrowers shall pay to Administrative Agent, for the ratable account of each of the applicable Term Lenders, on each scheduled Interest Payment Date set forth below, commencing on March 31, 2015, a principal amount of the initial Term Loans on the Closing Date equal to the amount set forth below (which installments, shall, to the extent applicable, be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.15):

Interest Payment Date	Term Loan Amount
March 31, 2015	$500,000
June 30, 2015	$500,000
September 30, 2015	$500,000
December 31, 2015	$500,000
March 31, 2016	$500,000
June 30, 2016	$500,000
September 30, 2016	$500,000
December 31, 2016	$500,000
March 31, 2017	$500,000
June 30, 2017	$500,000
September 30, 2017	$500,000
December 31, 2017	$500,000
March 31, 2018	$500,000
June 30, 2018	$500,000
September 30, 2018	$500,000
December 31, 2018	$500,000
March 31, 2019	$500,000

Interest Payment Date	Term Loan Amount
June 30, 2019	$500,000
September 30, 2019	$500,000
December 31, 2019	$500,000
March 31, 2020	$500,000
June 30, 2020	$500,000
September 30, 2020	$500,000
Term Loan Maturity Date	Remaining Balance

(b) New Term Loans. The principal amount of New Term Loans of each New Term Loan Lender shall be repaid by the Borrowers as provided in the Joinder Agreement in respect of such New Term Loans as contemplated by Section 2.23, subject to the requirements of Section 2.23 (which installments shall, to the extent applicable, be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.15). To the extent not previously paid, each New Term Loan shall be due and payable on the Maturity Date applicable to such New Term Loan.

(c) Refinancing Term Loans. The principal amount of Refinancing Term Loans of each Refinancing Term Lender shall be repaid by the Borrowers as provided in the Refinancing Amendment, subject to the requirements of Section 2.24 (which installments shall, to the extent applicable, be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.15). To the extent not previously paid, each Refinancing Term Loan shall be due and payable on the Maturity Date applicable to such Refinancing Term Loans.

Section 2.13. Voluntary Prepayments/Commitment Reductions.

(a) Voluntary Prepayments.

(i) Any time and from time to time:

(A) with respect to Base Rate Loans, Borrowers may prepay any such Loans on any Business Day, in whole or in part, in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount; and

(B) with respect to Eurodollar Rate Loans, Borrowers may prepay any such Loans on any Business Day, in whole or in part, in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount; provided, that if a Eurodollar Rate Loan is prepaid on any day prior to the last day of the Interest Period applicable thereto, Borrowers shall also pay any amounts owing pursuant to Section 2.18(c).

(ii) All such prepayments shall be made:

(A) upon not less than three Business Days’ prior written notice in the case of Base Rate Loans; and

(B) upon not less than three Business Days’ prior written notice in the case of Eurodollar Rate Loans;

in each case given to Administrative Agent, as the case may be, by 12:00 p.m. (New York City time) on the date required by delivery of written notice thereof to Administrative Agent (and Administrative Agent will promptly transmit such written notice for Term Loans or Revolving Loans, as the case may be, by telefacsimile or telephone to each Lender), as the case may be. Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein, together with (except in the case of Revolving Loans that are Base Rate Loans) accrued interest to such date on the amount prepaid; provided, that such notice may state that it is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked or delayed by Borrowers (by notice to Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any such voluntary prepayment shall be applied as specified in Section 2.15(a).

(iii) If any Borrower (i) prepays, refinances, substitutes or replaces any initial Term Loans or (ii) effects any amendment of this Agreement, in each case with the primary purpose of effecting a Repricing Transaction, then Borrowers shall pay to Administrative Agent, for the ratable account of each of the applicable Term Lenders, (A) in the case of clause (i), a prepayment premium of 1.00% of the aggregate principal amount of the initial Term Loans so prepaid, refinanced, substituted or replaced if such Repricing Transaction occurs prior to the one year anniversary of the Closing Date and (B) in the case of clause (ii), a fee equal to 1.00% of the aggregate principal amount of the applicable initial Term Loans outstanding immediately prior to such amendment if such Repricing Transaction occurs prior to the one year anniversary of the Closing Date. Such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction.

(b) Voluntary Commitment Reductions.

(i) Borrowers may, upon not less than three Business Days’ prior written notice to Administrative Agent (which written notice Administrative Agent will promptly transmit by telefacsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction; provided, any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount.

(ii) Borrowers’ notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in Borrowers’ notice and shall reduce the Revolving Commitment of each Lender proportionately to its Pro Rata Share thereof; provided, that such notice may state that it is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked or delayed by Borrowers (by notice to Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

Section 2.14. Mandatory Prepayments/Commitment Reductions.

(a) Asset Sales. No later than the third Business Day following the date of receipt by Borrowers or any of their Restricted Subsidiaries of any Net Asset Sale Proceeds from any Asset Sale in an aggregate amount greater than $5,000,000, Borrowers shall apply an amount equal to 100% of the Net Asset Sale Proceeds received with respect thereto to prepay outstanding Loans in accordance with Section 2.15(b); provided, that so long as no Event of Default shall have occurred and be continuing, Borrowers shall have the option, directly or through one or more their Restricted Subsidiaries, to use (or commit to use) such Net Asset Sale Proceeds within 12 months of receipt thereof (or if committed to be so used within such 12 months, then used within 18 months after receipt thereof) to make Permitted Acquisitions or to invest in, acquire or improve fixed or capital assets of the general type used in the business of Borrowers and their Restricted Subsidiaries (including Intellectual Property but not including Cash or Cash Equivalents except to the extent included as assets acquired as part of a Permitted Acquisition).

(b) Insurance/Condemnation Proceeds. No later than the later of (i) the third Business Day following the date of receipt by Borrowers or any of their Restricted Subsidiaries, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds and (ii) thirty days after the Casualty Event, Borrowers shall apply an amount equal to 100% of the Net Insurance/Condemnation Proceeds received with respect thereto to prepay outstanding Loans in accordance with Section 2.15(b); provided, that so long as no Event of Default shall have occurred and be continuing, Borrowers shall have the option, directly or through one or more of their Restricted Subsidiaries to use (or commit to use) such Net Insurance/Condemnation Proceeds within 12 months of receipt thereof (or if committed to be so used within such 12 months, then used within 18 months after receipt thereof) to make Permitted Acquisitions or to invest in, acquire or improve fixed or capital assets of the general type used in the business of Borrowers and their Restricted Subsidiaries (including Intellectual Property but not including Cash or Cash Equivalents except to the extent included as assets acquired as part of a Permitted Acquisition).

(c) Issuances of Disqualified Equity Interests and Indebtedness. On the date of receipt by Borrowers or any of their Restricted Subsidiaries of the Net Cash Proceeds from the issuance or incurrence of Indebtedness of Borrowers or any of their Restricted Subsidiaries (other than any cash proceeds from the issuance of Indebtedness permitted pursuant to Section 6.01) or Disqualified Equity Interests after the Closing Date, Borrowers shall apply an amount equal to 100% of the Net Cash Proceeds received with respect thereto to prepay outstanding Loans in accordance with Section 2.15(b).

(d) Excess Cash Flow. No later than the fifth Business Day after financial statements have been delivered pursuant to Section 5.01(b) for the Fiscal Year of Administrative Borrower with respect to which such prepayment is made (commencing with the Fiscal Year of Administrative Borrower ending December 31, 2015) (the “Excess Cash Flow Application Date”), Borrowers shall apply an amount equal to the ECF Percentage of Excess Cash Flow, if any, for the related Excess Cash Flow Payment Period, minus the sum of all prepayments of

Loans made under Section 2.13(a) (other than prepayments of Revolving Loans during such Fiscal Year, except to the extent the Revolving Commitments are reduced pursuant to Section 2.13(b) in connection therewith) or prepayment of Incremental Equivalent Debt during such Excess Cash Flow Payment Period (to the extent such prepayment amounts were funded with Net Cash Proceeds that would be included in Consolidated Net Income) to prepay outstanding Loans in accordance with Section 2.15(b).

(e) Revolving Loans. Borrowers shall from time to time prepay the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Commitments shall not at any time exceed the Revolving Commitments then in effect.

(f) Prepayment Certificate. Concurrently with any prepayment of the Loans and/or reduction of the Revolving Commitments pursuant to Sections 2.14(a) and 2.14(b), Administrative Borrower shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds. In the event that Borrowers shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Borrowers shall promptly make an additional prepayment of the Loans and/or the Revolving Commitments shall be permanently reduced in an amount equal to such excess, and Administrative Borrower shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

Section 2.15. Application of Prepayments/Reductions.

(a) Application of Voluntary Prepayments by Type of Loans. Any prepayment of any Loan pursuant to Section 2.13(a) shall be applied as specified by Borrowers in the applicable notice of prepayment; provided, in the event Borrowers fail to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied as follows:

first, to repay outstanding Revolving Loans to the full extent thereof; and

second, to prepay Term Loans, if any, on a pro rata basis (in accordance with the respective outstanding principal amounts thereof); and further applied on a pro rata basis to reduce the scheduled remaining installments of principal of Term Loans.

(b) Application of Mandatory Prepayments by Type of Loans. Any amount required to be paid pursuant to Section 2.14(a) through Section 2.14(d) shall be applied as follows:

first, to prepay Term Loans, if any, in direct order of maturity to the next four scheduled installments of principal of Term Loans pursuant to Section 2.12(a); and further applied on a pro rata basis to reduce the remaining scheduled installments of principal of Term Loans;

second, to prepay the Revolving Loans to the full extent thereof, without a permanent reduction in the Revolving Commitments by the amount of such prepayment;

third, to prepay outstanding reimbursement obligations with respect to Letters of Credit, without a permanent reduction in the Revolving Commitments by the amount of such prepayment; and

fourth, to cash collateralize Letters of Credit, without a permanent reduction in the Revolving Commitments by the amount of such cash collateralization.

(c) Application of Prepayments of Loans to Base Rate Loans and Eurodollar Rate Loans. Considering each Class of Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrowers pursuant to Section 2.18(c).

Section 2.16. General Provisions Regarding Payments.

(a) All payments by Borrowers of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 1:00 p.m. (New York City time) on the date due at the Principal Office of Administrative Agent for the account of Lenders; for purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrowers on the next succeeding Business Day.

(b) Subject to the proviso in Section 2.08(e), all payments in respect of the principal amount of any Loan (other than voluntary prepayments of Revolving Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c) Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.

(d) Notwithstanding the foregoing provisions hereof, if any Conversion/ Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e) Subject to the provisos set forth in the definition of “Interest Period” as they may apply to Revolving Loans, whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and, with respect to Revolving Loans only, such extension of time shall be included in the computation of the payment of interest hereunder or of the Revolving Commitment fees hereunder.

(f) Borrowers shall make each payment required to be made by it hereunder or under any other Credit Document on or before the time expressly required hereunder or under such other Credit Document for such payment (or, if no such time is expressly required, prior to 1:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim. Any amounts received after such time on any date shall be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.

(g) If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 9.01, all payments or proceeds received by Agents in respect of any of the Obligations, shall be applied in accordance with the application arrangements described in Section 7.3 of the Pledge and Security Agreement.

Section 2.17. Ratable Sharing.

(a) Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under any Debtor Relief Law, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrowers or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Borrowers expressly consent to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set off or counterclaim with respect to any and all monies owing by Borrowers to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section 2.17 shall not be construed to apply to (i) any payment made by Borrowers pursuant to and in accordance with the express terms of this Agreement or any Joinder Agreement or (ii) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it.

(b) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.03(b), Section 2.04(e), Section 2.04(d), or Section 10.06, then Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by Administrative Agent for the account of such Lender for the benefit of Administrative Agent or Issuing Bank to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by Administrative Agent in its discretion.

Section 2.18. Making or Maintaining Eurodollar Rate Loans.

(a) Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Borrowers and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Borrowers and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by Administrative Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Borrowers.

(b) Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by e-mail or telefacsimile) to Borrowers and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). If Administrative Agent receives a notice from (x) any Lender pursuant to clause (i) of the preceding sentence or (y) a notice from Lenders constituting Requisite Lenders pursuant to clause (ii) of the preceding sentence, then (i) the obligation of the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by each Affected Lender, (ii) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Lenders (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (iii) the Lenders’ (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender’s) obligations to maintain their respective outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (iv) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Borrowers pursuant to a Funding Notice or a Conversion/Continuation Notice, Borrowers shall have the option, subject to the provisions of Section 2.18(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving written notice to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender).

(c) Compensation for Breakage or Non Commencement of Interest Periods. Borrowers shall compensate each Lender, upon written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or payable by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (A) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (B) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans (including in connection with the replacement of a Lender pursuant to Section 2.22) occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (C) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Borrowers.

(d) Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender

(e) Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.18 and under Section 2.19 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.18 and under Section 2.19.

Section 2.19. Increased Costs; Capital Adequacy.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Eurodollar Rate) or Issuing Bank;

(ii) impose on any Lender or Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) - (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then Borrowers will pay to such Lender, Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.19 shall be delivered to Borrowers and shall be conclusive absent manifest error. Borrowers shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within fifteen days after receipt thereof.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.19 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that Borrowers shall not be required to compensate a Lender or Issuing Bank pursuant to this Section 2.19 for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Banks intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.20. Taxes; Withholding, Etc.

(a) Withholding Taxes; Gross-Up. Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any Withholding Agent determines, in its discretion exercised in good faith, that it is so required to deduct or withhold Taxes, then such Withholding Agent may so deduct or withhold and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by any Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including deduction or withholding of Indemnified Taxes applicable to additional amounts payable under this Section 2.20) the applicable Recipient receives an amount equal to the amount it would have received had no such deduction or withholding of Indemnified Taxes been made.

(b) Payment of Other Taxes by Borrowers. Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Evidence of Payment. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to Section 2.20, such Credit Party shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(d) Indemnification by the Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient for any Indemnified Taxes (including Indemnified Taxes with respect to amounts paid or payable under Section 2.20) that are paid or payable by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity payment under this Section 2.20(d) shall be paid within ten days after demand therefor. A certificate as to the amount of such payment or liability delivered to the Credit Parties by a Recipient (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of another Recipient, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify (i) Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Credit Party has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so) attributable to such Lender and (ii) Administrative Agent and the Credit Parties for (A) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(g) relating to the maintenance of a Participant Register and (B) any Excluded Taxes attributable to such Lender, in each case that are paid or payable by Administrative Agent or any Credit Party, as applicable, in connection with any Credit Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity payment under this Section 2.20(e) shall be paid within ten days after demand therefor. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent or any Credit Party, as applicable, shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent or any Credit Party, as applicable, to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by Administrative Agent or any Credit Party, as applicable, to the Lender from any other source against any amount due to Administrative Agent under Section 2.20(e).

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments made under any Credit Document shall deliver to Borrowers and Administrative Agent, at the time or times reasonably requested by Borrowers or Administrative Agent, such properly completed and executed documentation required by applicable law or reasonably requested by Borrowers or Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if reasonably requested by Borrowers or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrowers or Administrative Agent as will enable Borrowers or Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.20(f)(ii)(A), (B) and (D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense (or, in the case of a Change in Law, any incremental material unreimbursed cost or expense) or would materially prejudice the legal or commercial position of such Lender. Each Lender agrees that if any form or certification previously delivered pursuant to this Section 2.20(f) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrowers and Administrative Agent in writing of its legal inability to do so.

(ii) Without limiting the generality of the foregoing, if a Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall, to the extent it is legally eligible to do so, deliver to such Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement, two (2) executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Non-U.S. Lender shall, to the extent it is legally eligible to do so, deliver to such Borrower and Administrative Agent on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or Administrative Agent), whichever of the following is applicable:

(i) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, two (2) executed copies of IRS Form W-8BEN-E or W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, two (2) executed copies of IRS Form W-8BEN-E or W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) two (2) executed copies of IRS Form W-8ECI;

(iii) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) two (2) executed copies of IRS Form W-8BEN-E or IRS Form W-8BEN and (y) a certificate substantially in the form of Exhibit F-1 (a “U.S. Tax Certificate”) to the effect that such Non-U.S. Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code;

(iv) to the extent the Non-U.S. Lender is not the beneficial owner of payments made under the Credit Document, two (2) executed copies of IRS Form W-8IMY accompanied by two (2) executed copies of IRS Form W-8ECI, IRS Form W-8BEN-E, IRS Form W-8BEN, a U.S. Tax Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9 and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Certificate substantially in the form of Exhibit F-4 on behalf of each such direct or indirect partner;

(C) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and Administrative Agent on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or Administrative Agent), two (2) executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit such Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

(D) If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by applicable law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.20(f)(ii)(D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by payment of additional amounts pursuant to Section 2.20(a)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.20 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything herein to the contrary in this Section 2.20(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.20(g) if such payment would place such indemnified party in a less favorable net after-Tax position than such indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.20(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h) Issuing Bank. For purposes of Section 2.20(e) and (f), the term “Lender” includes any Issuing Bank.

(i) VAT.

(i) All amounts expressed to be payable under this Agreement or any other Credit Document by any party to a Lender which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (ii) below, if VAT is or becomes chargeable on any supply made by any Lender to any party under this Agreement or under any other Credit Document and such Lender is required to account to the relevant Governmental Authority for the VAT, such party must pay to such Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Lender must promptly provide an appropriate VAT invoice to such party).

(ii) If VAT is or becomes chargeable on any supply made by any Lender (the “Supplier”) to any Recipient under this Agreement or any other Credit Document, and any party other than the Recipient (the “Relevant Party”) is required by the terms of this Agreement or any other Credit Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(A) (where the Supplier is the person required to account to the relevant Governmental Authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(B) (where the Recipient is the person required to account to the relevant Governmental Authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii) Where this Agreement or any other Credit Document requires any party to reimburse or indemnify a Lender for any cost or expense, such party shall reimburse or indemnify (as the case may be) such Lender for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that it should reasonably be determined that such Lender is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv) Any reference in this Section 2.20(i) to any party shall, at any time when such party is treated as a member of a group (including but not limited to any fiscal unities) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated as making the supply, or (as appropriate) receiving the supply under the grouping rules.

(v) In relation to any supply made by a Lender to any party under this Agreement or any other Credit Document, if reasonably requested by such Lender, such party must promptly provide such Lender with details of such party’s VAT registration and such other information as is reasonably requested in connection with such Lender’s VAT reporting requirements in relation to such supply.

(vi) Each party shall provide the relevant Borrower with an appropriate VAT invoice in respect of any fees, costs or expenses payable by that Borrower to such party pursuant to this Agreement in accordance with applicable legislation (to the extent applicable to such party).

Section 2.21. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.11(a);

(b) the Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Requisite Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.05); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of each Lender or each Lender affected thereby;

(c) if any Letter of Credit Usage exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Letter of Credit Usage of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that (x) the sum of all non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Letter of Credit Usage does not exceed the total of all non-Defaulting Lenders’ Commitments, (y) the sum of any non-Defaulting Lender’s Revolving Exposure plus its Pro Rata Share of such Defaulting Lender’s Letter of Credit Usage does not exceed such non-Defaulting Lender’s Revolving Commitment and (z) the conditions set forth in Section 3.02 are satisfied at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, Borrowers shall within one Business Day following notice by Administrative Agent cash collateralize for the benefit of Issuing Bank only Borrowers’ obligations corresponding to such Defaulting Lender’s Letter of Credit Usage (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.04(i) for so long as such Letter of Credit Usage is outstanding;

(iii) if Borrowers cash collateralize any portion of such Defaulting Lender’s Letter of Credit Usage pursuant to clause (ii) above, Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(a)(ii) with respect to such Defaulting Lender’s Letter of Credit Usage during the period such Defaulting Lender’s Letter of Credit Usage is cash collateralized;

(iv) if the Letter of Credit Usage of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.11(a)(i) and Section 2.11(a)(ii) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s Letter of Credit Usage is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.11(a)(ii) with respect to such Defaulting Lender’s Letter of Credit Usage shall be payable to Issuing Bank until and to the extent that such Letter of Credit Usage is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding Letter of Credit Usage will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by Borrowers in accordance with Section 2.21(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Issuing Bank shall have entered into arrangements with Borrowers or such Lender, reasonably satisfactory to the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that Administrative Agent, Borrowers, the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Letter of Credit Usage of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

Section 2.22. Obligation to Mitigate; Removal or Replacement of a Lender.

(a) If any Lender (which term shall include Issuing Bank for purposes of this Section 2.22(a)) requests compensation under Section 2.18, Section 2.19, or if Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.18, 2.19 or 2.20, as the case may be, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. A certificate as to the amount of any such expenses payable by Borrowers pursuant to this Section 2.22 (setting forth in reasonable detail the basis for such amount) submitted by such Lender to Borrowers (with a copy to Administrative Agent) shall be conclusive absent manifest error.

(b) If any Lender (which term shall include Issuing Banks for purposes of this Section 2.22(b)) requests compensation under Section 2.19, or if Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, or if any Lender becomes a Defaulting Lender, then Borrowers may, at their sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.06), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) Borrowers shall have received the prior written consent of Administrative Agent (and if a Revolving Commitment is being assigned, Issuing Bank), which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in drawings under Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.19 or payments required to be made pursuant to Section 2.20, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrowers to require such assignment and delegation cease to apply.

Section 2.23. Incremental Facilities.

(a) Request.

(i) Borrowers may by written notice to Administrative Agent elect to request (A) prior to the Revolving Commitment Termination Date, an increase to the existing Revolving Commitment and/or the establishment of one or more new revolving commitments (any such increase, the “New Revolving Commitment”) and/or (B) the establishment of one or more new term loan commitments (the “New Term Loan Commitment”, and together with the New Revolving Commitment, the “New Commitments”), by an amount not in excess of (i) $50,000,000, plus (ii) an unlimited additional amount so long as on a pro forma basis after giving effect to the incurrence of any such New Commitments under this clause (ii), the Total Net Leverage Ratio as of the last day of the most recently ended Test Period does not exceed 1.25 to 1.00 (and assuming a full drawing of such New Commitments) (the “Available Incremental Amount”). Each such written notice shall specify (A) the date (each, an “Increased Amount Date”) on which Borrowers propose that the New Revolving Commitment or New Term Loan Commitment, as applicable, shall be effective, and (B) the identity of each Lender or other Person that is an Eligible Assignee (each, a “New Revolving Lender” or “New Term Loan Lender”, as applicable) to whom Borrowers propose any portion of such New Revolving Commitment or New Term Loan Commitment, as applicable, be allocated and the amounts of such allocations; provided that any Lender approached to provide all or a portion of the New Revolving Commitment or New Term Loan Commitment may elect or decline, in its sole discretion, to provide a New Revolving Commitment or New Term Loan Commitment; provided, further, that Borrowers shall first seek commitments in respect of any New Commitment from existing Lenders and thereafter, from other lenders reasonably acceptable to Administrative Agent; provided, further, to the extent a New Revolving Lender other than HSBC Bank provides all or a portion of a New Revolving Commitment, such New Revolving Loan must comprise a new Tranche of Revolving Loans.

(ii) Administrative Agent shall notify Lenders promptly upon receipt of Borrowers’ notice of each Increased Amount Date and in respect thereof (x) the New Revolving Loan Commitments and the New Revolving Loan Lenders or the Series of New Term Loan Commitments and the New Term Loan Lenders of such Series, as applicable, and (y) in the case of each notice to any Lender with Revolving Exposure, the respective interests in such Lender’s Revolving Loans, in each case subject to any assignments permitted above in clause (i).

(b) Conditions. With respect to any New Commitments, each such New Commitment shall become effective, as of such Increased Amount Date; provided that:

(i) both before and after giving effect to each such New Commitment, each of the conditions set forth in Section 3.02 shall be satisfied;

(ii) Borrowers and their Restricted Subsidiaries shall be in pro forma compliance with the Financial Covenant as of the last day of the most recently ended Test Period after giving effect to each such New Commitment (and other customary and appropriate pro forma adjustment events, including any Permitted Acquisitions, Asset Sales or repayment of Indebtedness after the beginning of the applicable Test Period but prior to or simultaneous with the borrowing under the New Commitment) (and assuming a full drawing of such New Commitment);

(iii) no Default or Event of Default shall have occurred and be continuing or would result from the borrowings to be made on the Increased Amount Date; and

(iv) Borrowers shall deliver or cause to be delivered any customary legal opinions or other certificates reasonably requested by Administrative Agent in connection with any such transaction; and

(v) Notwithstanding anything to the contrary in this Section 2.23 or in any other provisions of any Credit Document, if the proceeds of any New Commitments are intended to be applied to finance an acquisition permitted pursuant to Section 6.06(f) and the New Revolving Lenders or New Term Loan Lenders providing such New Commitments so agree, the availability thereof may be subject to customary “SunGard” or “certain funds” conditionality and the Available Incremental Amount shall be determined based on the Test Period most recently ended prior to the execution of the acquisition agreement for such acquisition.

(c) Terms of New Term Loans. The terms and provisions of the New Term Loans made pursuant to the New Term Loan Commitment shall be as follows (and such New Term Loans may be treated as an add-on to any existing Term Loans if the terms thereof are identical):

(i) terms and provisions of Term Loans made pursuant to any New Term Loan Commitment (the “New Term Loans”) shall be on terms consistent with the existing Term Loans (except as otherwise set forth herein) and, to the extent not consistent with such existing Term Loans, on terms reasonably acceptable to Administrative Agent and Borrowers (except as otherwise set forth herein) (it being understood that New Term Loans may be part of the existing Tranche of Term Loans or may comprise one or more new Tranches of Term Loans);

(ii) the Weighted Average Life to Maturity of all New Term Loans of any Series shall be no shorter than the remaining Weighted Average Life to Maturity of Term Loans of any existing Series of Term Loans;

(iii) the applicable New Term Loan Maturity Date of each Series shall not be earlier than the Term Loan Maturity Date of any existing Series of Term Loans;

(iv) the Weighted Average Yield and any amortization schedule applicable to the New Term Loans of each Series shall be determined by Borrowers and the applicable New Term Loan Lenders; provided, however, that in the event the Weighted Average Yield applicable to such New Term Loans is greater than the applicable Weighted Average Yield (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount payable all New Term Loan Lenders but shall exclude customary arrangement or commitment fees payable to any arranger, bookrunner or its affiliates in connection with any existing Term Loan or New Term Loans) with respect to any existing Series of Term Loans plus 0.50% per annum, the interest rate with respect to any existing Series of Term Loan shall be automatically increased so as to cause the then applicable Weighted Average Yield on such existing Series of Term Loans to equal the Weighted Average Yield then applicable;

(v) the New Term Loans shall rank pari passu or junior in right of payment and pari passu or junior in right of security with Term Loans (on terms reasonably satisfactory to Administrative Agent); and

(vi) to the extent any Adjusted Eurodollar Rate “floor” or Base Rate “floor” is imposed on any Series the New Term Loans, the highest of such Adjusted Eurodollar Rate “floors” or Base Rate “floors” shall be applied to Term Loans.

(d) Terms of New Revolving Loans. The terms and provisions of Revolving Loans made pursuant to the New Revolving Commitment (the “New Revolving Loans”, and together with the New Term Loans, the “New Loans”) shall be on terms consistent with the existing Revolving Loans (except as otherwise set forth herein).

(e) Procedures. The New Revolving Commitment or the New Term Loan Commitment, as applicable, shall be effected pursuant to one or more joinder agreements (the “New Commitment Joinder”) executed and delivered by Borrowers, each New Term Loan Lender or New Revolving Lender, as applicable, and Administrative Agent, in form and substance reasonably satisfactory to each of them. The New Commitment Joinder may, without the consent of any other Credit Party, Agent or Lender, effect such amendments (which may be executed and delivered solely by Borrowers and Administrative Agent) to this Agreement and the other Credit Documents with Borrowers as may be deemed necessary or appropriate by Administrative Agent to effect the provisions of this Section 2.23, including, if applicable, (i) amendments necessary or appropriate in order to secure any New Revolving Commitment or the New Term Loan Commitment with the Collateral of the Credit Parties, and (ii) technical amendments in connection with the incurrence of such New Revolving Loans or New Term Loans, in each case in accordance with the terms set forth in this Section 2.23(b). In addition, unless otherwise specifically provided herein, all references in the Credit Documents to Term Loans or Revolving Loans shall be deemed, unless the context otherwise requires, to include references to New Term Loans that are Term Loans or New Revolving Loans that are Revolving Loans, as applicable, made pursuant to this Agreement.

(f) Equal and Ratable Benefit. The New Loans and New Commitments established pursuant to this Section 2.23 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Credit Documents, and shall, without limiting the foregoing, benefit equally and ratably from security interests created by the Collateral Documents and the guarantees of the Guarantors. The Credit Parties shall take any actions reasonably required by Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Collateral Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such Class of New Loans or any such New Commitments.

(g) Incremental Equivalent Debt.

(i) Borrowers may from time to time, upon written notice by Administrative Borrower to Administrative Agent, specifying in reasonable detail the proposed terms thereof, issue or incur Indebtedness in respect of one or more series of senior unsecured notes, senior secured pari passu or junior lien notes or subordinated notes, in each case issued in a public offering, Rule 144A or other private placement or customary bridge facility in respect of the foregoing (and any Registered Equivalent Notes issued in exchange therefor), junior lien or unsecured loans or junior lien secured or unsecured mezzanine Indebtedness that, in each case, if secured, will be secured by the Collateral on a pari passu or junior basis, as applicable, with the Obligations, that are issued or made in lieu of any New Term Loans pursuant to an indenture, a note purchase agreement, loan or credit agreement or otherwise (such Indebtedness, collectively, “Incremental Equivalent Debt”) in a principal amount not to exceed the Available Incremental Amount at the time of incurrence.

(ii) As a condition precedent to the issuance or incurrence of any Incremental Equivalent Debt pursuant to this Section 2.23(b), (A) Borrowers shall deliver to Administrative Agent a certificate dated as of the date of issuance or incurrence of the Incremental Equivalent Debt signed by an Authorized Officer of Administrative Borrower certifying that the conditions precedent set forth in the following clauses (B) through (I) have been satisfied, (B) Borrowers shall be in pro forma compliance with the Financial Covenant as of the last day of the Test Period most recently ended (as determined in accordance with Section 1.02), (C) such Incremental Equivalent Debt shall not be borrowed by or subject to any Guaranty by any Person other than Borrowers and a Guarantor, respectively, (D) to the extent such Incremental Equivalent Debt is secured, (x) the security agreements relating to such Incremental Equivalent Debt shall be substantially the same as the Collateral Documents (with such differences as are reasonably satisfactory to Administrative Agent and Collateral Agent), (y) such Incremental Equivalent Debt shall be secured either on an “equal and ratable” basis with the other Commitments or on a “junior” basis to the Liens that secure the Commitments, in each case solely on all or some of the Collateral that secures the Commitments and (z) such Incremental Equivalent Debt shall be subject to an Intercreditor Agreement in form and substance reasonable satisfactory to Borrowers, Administrative Agent and Collateral Agent, (E) the final maturity of any Incremental Equivalent Debt shall be no earlier than the Latest Maturity Date applicable to Term Loans at the time of the incurrence, issuance or obtainment of such Indebtedness, (F) (x) the terms of such Indebtedness that constitutes notes do not provide for any mandatory prepayment, repurchase, redemption or sinking fund obligations prior to the Latest Maturity Date applicable to Term Loans at the time of the incurrence, issuance or obtainment of such Indebtedness (other than customary prepayments, repurchases or redemptions or offers to prepay, redeem or repurchase or mandatory prepayments upon a change of control, asset sale or casualty or condemnation event, and customary acceleration rights after an event of default) and (y) the terms of any Incremental Equivalent Debt have a Weighted Average Life to Maturity that is no shorter than the then longest remaining Weighted Average Life to Maturity of the then outstanding tranches of Term Loans outstanding at the time of incurrence, (G) if such Indebtedness is subordinated in right of payment, the Facilities shall have been designated as “Designated Senior Debt” or its equivalent in respect of such Indebtedness,

(H) the terms and conditions of such Indebtedness (excluding, for the avoidance of doubt, interest rates (including through fixed interest rates), interest margins, rate floors, fees, funding discounts, original issue discounts and prepayment or redemption premiums and terms) are, when taken as a whole, (x) not materially more favorable to the lenders or holders providing such Indebtedness than those applicable to the Facilities when taken as a whole (other than covenants (including financial maintenance covenants) or other provisions applicable only to periods after the Latest Maturity Date at the time of incurrence, issuance or obtainment of such Indebtedness) or (y) otherwise such terms and conditions on current market terms for such type of Indebtedness (provided that a certificate of an Authorized Officer of Borrowers delivered to Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that Borrowers have determined in good faith that such terms and conditions satisfy the requirement of this clause (H) shall be conclusive evidence that such terms and conditions satisfy such requirement unless Administrative Agent notifies Borrowers within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)) and (I) no Default or Event of Default shall have occurred and be continuing or would exist after giving effect to the issuance of such Incremental Equivalent Debt; provided, that, notwithstanding anything to the contrary in this Section 2.23 or in any other provisions of any Credit Document, if the proceeds of any Incremental Equivalent Debt are intended to be applied to finance an acquisition permitted pursuant to Section 6.06(f) and the Lenders providing such Incremental Equivalent Debt so agree, the availability thereof may be subject to customary “SunGard” or “certain funds” conditionality and the Available Incremental Amount shall be determined based on the Test Period most recently ended prior to the execution of the acquisition agreement for such acquisition.

(iii) The issuance or incurrence of any Incremental Equivalent Debt shall also be subject, to the extent reasonably requested by Administrative Agent, to receipt by Administrative Agent of legal opinions, good standing certificates, board resolutions, officers’ certificates and/or reaffirmation agreements consistent in all material respects with those delivered on the Closing Date under Section 3.01 with respect to Borrowers and all applicable Guarantors (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to Administrative Agent), including any supplements or amendments to the Collateral Documents providing for such Incremental Equivalent Debt to be secured thereby by the Collateral of the Credit Parties. The Lenders hereby authorize Administrative Agent to enter into amendments (which may be executed and delivered solely by Borrowers and Administrative Agent) to this Agreement and the other Credit Documents with Borrowers as may be necessary or appropriate in order to secure any Incremental Equivalent Debt with the Collateral of the Credit Parties and/or to make such technical amendments as may be necessary or appropriate in the reasonable opinion of Administrative Agent and Borrowers in connection with the issuance or incurrence of such Incremental Equivalent Debt, in each case in accordance with the terms set forth in this Section 2.23(b). In addition, unless otherwise specifically provided herein, all references in the Credit Documents to Loans shall be deemed, unless the context otherwise requires, to include references to any Incremental Equivalent Debt, made pursuant to this Agreement.

Section 2.24. Refinancing Facilities.

(a) Refinancing Commitments. Borrowers may, at any time or from time to time after the Closing Date, upon written notice to Administrative Agent (a “Refinancing Loan Request”), request (A) the establishment of one or more new Classes of term loans under this Agreement (any such new Class, “Refinancing Term Commitments”) or (B) the establishment of one or more new Classes of revolving commitments under this Agreement (any such new Class, “Refinancing Revolving Commitments” and collectively with any Refinancing Term Commitments, “Refinancing Commitments”), in each case, established in exchange for, or to replace, repurchase, retire or refinance, in whole or in part, as selected by Borrowers, any one or more then-existing Class or Classes of Loans or Commitments (with respect to a particular Refinancing Commitment or Refinancing Loan, such existing Loans or Commitments, “Refinanced Debt”), whereupon Administrative Agent shall promptly deliver a copy of each such notice to each of the Lenders.

(b) Refinancing Loans. Any Refinancing Term Loans made pursuant to Refinancing Term Commitments or any Refinancing Revolving Commitments made on a Refinancing Tranche Closing Date shall be designated a separate Class of Refinancing Term Loans or Refinancing Revolving Commitments, as applicable, for all purposes of this Agreement. On any Refinancing Tranche Closing Date on which any Refinancing Term Commitments of any Class are effected, subject to the satisfaction of the terms and conditions in this Section 2.24, (i) each Refinancing Term Lender of such Class shall make a Term Loan to Borrowers (a “Refinancing Term Loan”) in an amount equal to its Refinancing Term Commitment of such Class and (ii) each Refinancing Term Lender of such Class shall become a Lender hereunder with respect to the Refinancing Term Commitment of such Class and the Refinancing Term Loans of such Class made pursuant thereto. On any Refinancing Tranche Closing Date on which any Refinancing Revolving Commitments of any Class are effected, subject to the satisfaction of the terms and conditions in this Section 2.24, (i) each Refinancing Revolving Lender of such Class shall make its Refinancing Revolving Commitment available to Borrowers (when borrowed, a “Refinancing Revolving Loan” and collectively with any Refinancing Term Loan, a “Refinancing Loan”) and (ii) each Refinancing Revolving Lender of such Class shall become a Lender hereunder with respect to the Refinancing Revolving Commitment of such Class and the Refinancing Revolving Loans of such Class made pursuant thereto.

(c) Refinancing Loan Request. Each Refinancing Loan Request from Borrowers pursuant to this Section 2.24 shall set forth the requested amount and proposed terms of the relevant Refinancing Term Loans or Refinancing Revolving Commitments and identify the Refinanced Debt with respect thereto. Refinancing Term Loans may be made, and Refinancing Revolving Commitments may be provided, by any existing Lender (but no existing Lender will have an obligation to make any Refinancing Commitment, nor will Borrowers have any obligation to approach any existing Lender to provide any Refinancing Commitment) or by any other lender (each such existing Lender or other lender providing such Commitment or Loan, a “Refinancing Revolving Lender” or “Refinancing Term Lender,” as applicable, and, collectively, “Refinancing Lenders”); provided that (i) Administrative Agent and each Issuing Bank shall have consented (not to be unreasonably conditioned, withheld or delayed) to such existing Lender’s or lender’s making such Refinancing Term Loans or providing such Refinancing Revolving Commitments to the extent such consent, if any, would be required under Section 11.06 for an assignment of Loans or Revolving Commitments, as applicable, to such other lender, (ii) with respect to Refinancing Term Loans, any Affiliate of a Lender providing a Refinancing Term Commitment shall be subject to the same restrictions set forth in Section 11.06 as they would otherwise be subject to with respect to any purchase by or assignment to such Affiliate of a Lender of Term Loans and (iii) any Affiliate of a Lender may not provide Refinancing Revolving Commitments.

(d) Effectiveness of Refinancing Amendment. The effectiveness of any Refinancing Amendment, and the Refinancing Commitments thereunder, shall be subject to the satisfaction on the date thereof (a “Refinancing Tranche Closing Date”) of each of the following conditions, together with any other conditions set forth in the Refinancing Amendment:

(i) after giving effect to such Refinancing Commitments, the conditions of Section 3.02 shall be satisfied (it being understood that all references to “the date of such Credit Extension” or similar language in such Section 3.02 shall be deemed to refer to the applicable Refinancing Tranche Closing Date),

(ii) each Refinancing Commitment shall be in an aggregate principal amount that is not less than $5,000,000 and shall be in an increment of 1,000,000, (provided that such amount may be less than $5,000,000, and not in an increment of $1,000,000, if such amount is equal to (x) the entire outstanding principal amount of Refinanced Debt that is in the form of Term Loans or (y) the entire outstanding principal amount of Refinanced Debt (or commitments) that is in the form of Revolving Commitments), and

(iii) to the extent reasonably requested by Administrative Agent, receipt by Administrative Agent of legal opinions, good standing certificates, board resolutions, officers’ certificates and/or reaffirmation agreements consistent in all material respects with those delivered on the Closing Date under Section 3.01 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to Administrative Agent), including any supplements or amendments to the Collateral Documents providing for such Refinancing Commitments and Refinancing Loans to be secured thereby by the Collateral of the Credit Parties.

(e) Required Terms. The terms, provisions and documentation of the Refinancing Term Loans and Refinancing Term Commitments or the Refinancing Revolving Loans and Refinancing Revolving Commitments, as the case may be, of any Class shall be as agreed between Borrowers and the applicable Refinancing Lenders providing such Refinancing Commitments, and except as otherwise set forth herein, to the extent not identical to any Class of Term Loans or Revolving Commitments, as applicable, each existing on the Refinancing Tranche Closing Date, shall be consistent with clauses (i) or (ii) below, as applicable, and otherwise shall be (taken as a whole) substantially identical to, or not materially more favorable (as reasonably determined by Borrowers in good faith and conclusively evidenced by a certificate of Borrowers) to the Refinancing Lenders than those applicable to such Class (taken as a whole) being refinanced (except for covenants or other provisions applicable only to periods after the Maturity Date (as of the applicable Refinancing Tranche Closing Date) of such Class being refinanced, and (2) pricing, optional prepayment, or redemption terms). In any event:

(i) the Refinancing Term Loans:

(a) as of the Refinancing Tranche Closing Date, shall not have a final scheduled maturity date earlier than the Maturity Date of the Refinanced Debt,

(b) shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Refinanced Debt on the date of incurrence of such Refinancing Loans (except by virtue of amortization or prepayment of the Refinanced Debt prior to the time of such incurrence),

(c) shall not be subject to any Guaranty by any person other than a Credit Party and shall not include any borrower other than a borrower hereunder,

(d) shall provide that the permanent repayment of Term Loans with respect to, and termination or reduction of, Refinancing Term Commitments after the associated Refinancing Tranche Closing Date shall be made on a pro rata basis, or on a less than (but not greater than, except that Refinancing Term Commitments may participate on a greater than pro rata basis in any permanent prepayments and termination with other Term Commitments, other than the Term Commitments in effect on the Closing Date) pro rata basis, with all other Term Commitments, except that Borrowers shall be permitted to permanently repay and terminate Commitments in respect of any such Class of Term Loans on a greater than pro rata basis as compared to any other Class of Term Loans with a later Maturity Date than such Class or in connection with any refinancing thereof permitted by this Agreement,

(e) shall not have a greater principal amount than the principal amount of the Refinanced Debt plus any accrued but unpaid interest and fees on such Refinanced Debt plus the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such Refinanced Debt and any defeasance costs and any reasonable fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such Refinancing Term Loans, and

(f) (I) shall rank pari passu in right of payment with the Obligations under the then existing Term Loans and Revolving Loans and (II) shall either be (x) secured by the Collateral (and shall not be secured by any assets of Borrowers or any Restricted Subsidiary not constituting Collateral) and shall rank pari passu or junior in right of security with the Obligations or (y) unsecured, and if secured, shall be subject to an Intercreditor Agreement; and

(ii) the Refinancing Revolving Commitments and Refinancing Revolving Loans:

(a) (I) shall rank pari passu in right of payment with the Obligations and (II) shall either be (x) secured by the Collateral (and shall not be secured by any assets of either Borrower or any of their Restricted Subsidiaries not constituting Collateral) and shall rank pari passu or junior in right of security with the Obligations or (y) unsecured, and if secured, shall be subject to an Intercreditor Agreement,

(b) shall not have a final scheduled maturity date earlier than, or mandatory scheduled commitment reductions prior to, the Maturity Date with respect to the Refinanced Debt,

(c) to the extent dealing with Letters of Credit which mature or expire after a Maturity Date when there exists Refinancing Revolving Commitments with a longer Maturity Date, all Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Revolving Commitments existing on the Refinancing Tranche Closing Date (and without giving effect to changes thereto on an earlier Maturity Date with respect to Letters of Credit theretofore incurred or issued),

(d) shall provide that the permanent repayment of Revolving Loans with respect to, and termination or reduction of, Refinancing Revolving Commitments after the associated Refinancing Tranche Closing Date shall be made on a pro rata basis, or on a less than (but not greater than, except that Refinancing Revolving Commitments may participate on a greater than pro rata basis in any permanent prepayments and termination with other Revolving Commitments, other than the Revolving Commitments in effect on the Closing Date) pro rata basis, with all other Revolving Commitments, except that Borrowers shall be permitted to permanently repay and terminate Commitments in respect of any such Class of Revolving Loans on a greater than pro rata basis as compared to any other Class of Revolving Loans with a later Maturity Date than such Class or in connection with any refinancing thereof permitted by this Agreement,

(e) shall not be subject to any Guaranty by any person other than a Credit Party and shall not include any borrower other than a borrower hereunder, and

(f) shall not have a greater principal amount of Commitments than the principal amount of the utilized Commitments of the Refinanced Debt plus any accrued but unpaid interest and fees on such Refinanced Debt plus existing commitments unutilized under such Refinanced Debt to the extent permanently terminated at the time of incurrence of such new Indebtedness plus the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such Refinanced Debt and any defeasance costs and any reasonable fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such Refinancing Revolving Commitments or Refinancing Revolving Loans.

(f) Refinancing Amendment. Commitments in respect of Refinancing Term Loans and Refinancing Revolving Commitments shall become additional Commitments under this Agreement pursuant to an amendment (a “Refinancing Amendment”) to this Agreement and, as appropriate, the other Credit Documents, executed by Borrowers, each Refinancing Lender providing such Commitments and Administrative Agent. The Refinancing Amendment may, without the consent of any other Credit Party, Agent or Lender, effect such amendments (which may be executed and delivered solely by Borrowers and Administrative Agent) to this Agreement and the other Credit Documents with Borrowers as may be deemed necessary or appropriate by Administrative Agent to effect the provisions of this Section 2.24, including, if applicable, amendments necessary or appropriate to effect any lien subordination and associated rights of the applicable Lenders to the extent any Refinancing Loans are to rank junior in right of security. Borrowers will use the proceeds, if any, of the Refinancing Term Loans and Refinancing Revolving Commitments in exchange for, or to extend, renew, replace, repurchase, retire or refinance, and shall permanently terminate applicable commitments under, substantially concurrently, the applicable Refinanced Debt.

(g) Reallocation of Revolving Exposure. Upon any Refinancing Tranche Closing Date on which Refinancing Revolving Commitments are effected through the establishment of a new Class of revolving credit commitments pursuant to this Section 2.24, (a) if, on such date, there are any revolving loans under any Revolving Tranche then outstanding, such revolving loans shall be prepaid from the proceeds of a new Credit Extension of the Refinancing Revolving Loans under such new Class of Refinancing Revolving Commitments in such amounts as shall be necessary in order that, after giving effect to such Credit Extension and all such related prepayments, all revolving credit loans under all Revolving Tranches will be held by all Lenders under the Revolving Tranches (including Lenders providing such Refinancing Revolving Commitments) ratably in accordance with their revolving credit commitments under all Revolving Tranches (after giving effect to the establishment of such Refinancing Revolving Commitments), (b) in the case of a Revolving Commitment, there shall be an automatic adjustment to the participations hereunder in Letters of Credit held by each Lender under the Revolving Tranches so that each such Lender shares ratably in such participations in accordance with their revolving credit commitments under all Revolving Commitments (after giving effect to the establishment of such Refinancing Revolving Commitments), (c) each Refinancing Revolving Commitment shall be deemed for all purposes a Revolving Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Loan and (d) each Refinancing Revolving Lender shall become a Lender with respect to the Refinancing Revolving Commitments and all matters relating thereto.

(h) Refinancing Equivalent Debt.

(i) Borrowers may, upon written notice to Administrative Agent, at any time or from time to time after the Closing Date issue, incur or otherwise obtain (A) secured Indebtedness in the form of one or more series of senior secured notes or loans that are secured on a pari passu basis with the Obligations (but without regard to the control of remedies) (such notes or loans, “Permitted Pari Passu Secured Refinancing Debt”), (B) secured Indebtedness in the form of one or more series of second lien (or other junior lien) secured notes or loans (such notes or loans, “Permitted Junior Secured Refinancing Debt”) and (C) unsecured Indebtedness (including any Registered Equivalent Notes) in the form of one or more series of unsecured notes or loans (such notes or loans, “Permitted Unsecured Refinancing Debt” and together with Permitted Pari Passu Secured Refinancing Debt and Permitted Junior Secured Refinancing Debt, “Refinancing Equivalent Debt”), in each case, in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or in part, any existing Term Loans (“Refinanced Loans”).

(ii) Any Refinancing Equivalent Debt:

(a) (1) shall not have a final scheduled maturity date earlier than the Maturity Date of the Refinanced Loans, (2) shall not have a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of the Refinanced Loans (except by virtue of amortization or prepayment of the Refinanced Loans prior to the time of such incurrence), (3) shall not have scheduled amortization or payments of principal and not be subject to mandatory redemption, repurchase or prepayment (except with respect to change of control, asset sale, insurance and casualty and condemnation event mandatory offers to purchase or prepayment events and events of default), in each case prior to the Maturity Date of the Refinanced Loans, (4) shall not be guaranteed by persons other than Guarantors and shall not include any borrower or issuer other than a borrower hereunder, (5) if in the form of subordinated Permitted Unsecured Refinancing Debt, shall be subject to a subordination agreement or provisions as reasonably agreed by Administrative Agent, and (6) shall not have a greater principal amount than the principal amount of the Refinanced Loans plus any accrued but unpaid interest and fees on such Refinanced Loans plus the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such Refinanced Loans and any defeasance costs and any reasonable fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such Refinancing Equivalent Debt Loans, and (7) except as otherwise set forth in this clause, shall have terms and conditions (other than with respect to pricing, optional prepayment or redemption terms) which are (taken as a whole) substantially identical to, or not materially more favorable (as reasonably determined by Borrowers in good faith and conclusively evidenced by a certificate of Borrowers) to the lenders or holders providing such Refinancing Equivalent Debt, than those applicable to the Refinanced Loans (except for covenants or other provisions applicable only to periods after the Maturity Date of the applicable Refinanced Loans at the time of the issuance or incurrence of such Refinancing Equivalent Debt).

(b) (1) if either Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt, shall be subject to security agreements relating to such Refinancing Equivalent Debt that are substantially the same as or more favorable to the Credit Parties than the Collateral Documents (with such differences as are reasonably satisfactory to Administrative Agent and Collateral Agent), (2) if Permitted Pari Passu Secured Refinancing Debt, (x) shall be secured by the Collateral on a pari passu basis with the Obligations and shall not be secured by any property or assets of either Borrower or any of their Restricted Subsidiaries other than the Collateral, and (y) shall be subject to a Intercreditor Agreement, and (3) if Permitted Junior Secured Refinancing Debt, (x) shall be secured by the Collateral on a second priority (or other junior priority) basis to the Liens securing the Obligations and shall not be secured by any property or assets of either Borrower or any of their Restricted Subsidiaries other than the Collateral, and (y) shall be subject to an Intercreditor Agreement, and

(c) shall be incurred, and the proceeds thereof used, solely to repay, repurchase, retire or refinance substantially concurrently the Refinanced Loans and terminate all commitments thereunder.

Section 2.25. Co-Borrowers.

(a) All Obligations of Borrowers under this Agreement and the other Credit Documents shall be joint and several Obligations of each Borrower. Anything contained in this Agreement and the other Credit Documents to the contrary notwithstanding, the Obligations of each Borrower hereunder, solely to the extent that such Borrower did not receive proceeds of Loans from any borrowing hereunder, shall be limited to a maximum aggregate amount equal to the largest amount that would not render its Obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any comparable provision of any Debtor Relief Law, in each case after giving effect to all other liabilities of such Borrower, contingent or otherwise, that are relevant under such Debtor Relief Law (specifically excluding, however, any liabilities of such Borrower in respect of intercompany Indebtedness to any other Credit Party or Affiliates of any other Credit Party to the extent that such Indebtedness would be discharged in an amount equal to the amount paid by such Credit Party hereunder) and after giving effect as assets to the value (as determined under the applicable provisions of any Debtor Relief Law) of any rights to subrogation or contribution of such Borrower pursuant to (i) applicable law or (ii) any agreement providing for an equitable allocation among such Borrower and other Affiliates of any Credit Party of Obligations arising under guarantees by such parties.

(b) Until the Obligations shall have been paid in full in cash, each Borrower shall withhold exercise of any right of subrogation, contribution or any other right to enforce any remedy which it now has or may hereafter have against the other Borrower or any other Guarantor of the Obligations. Each Borrower further agrees that, to the extent the waiver of its rights of subrogation, contribution and remedies as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any such rights such Borrower may have against the other Borrower, any collateral or security or any such other Guarantor, shall be junior and subordinate to any rights Collateral Agent may have against the other Borrower, any such collateral or security, and any such other Guarantor.

(c) AVG CSBV hereby appoints Administrative Borrower, as its agent, attorney-in-fact and representative for the purpose of (i) making any borrowing requests or other requests required under this Agreement, (ii) the giving and receipt of notices by and to Borrowers under this Agreement, (iii) the delivery of all documents, reports, financial statements and written materials required to be delivered by Borrowers under this Agreement and (iv) all other purposes incidental to any of the foregoing. AVG CSBV agrees that any action taken by Administrative Borrower as the agent, attorney-in-fact and representative of AVG CSBV shall be binding upon AVG CSBV to the same extent as if directly taken by AVG CSBV. The Agents and Lenders acknowledge such appointments.

(d) Each Borrower hereby waives, for the benefit of the Secured Parties: (i) any right to require any Secured Party, as a condition of payment or performance by such Borrower, to (A) proceed against any other Borrower, any guarantor (including any other Guarantor) of the Obligations or any other person, (B) proceed against or exhaust any security held from any other Borrower, any Guarantor or any other person, (C) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Secured Party in favor of any other Borrower or any other person, or (D) pursue any other remedy in the power of any Secured Party whatsoever; (ii) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any other Borrower or any Guarantor including any defense based on or arising out of the lack of validity or enforceability of this Agreement or any other Credit Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by Administrative Agent or any Secured Party; (iii) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (iv) notices, demands, presentment, protest, demand for payment, protest for nonpayment and notice of default or nonpayment to or upon either Borrower or any of the Guarantors with respect to the Obligations; and (v) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

Section 2.26. Minimum Amount of Loans Made by Lenders. The amount of initial Loans made by each Lender shall be at least €100,000 (or its equivalent in another currency).

ARTICLE 3

CONDITIONS PRECEDENT

Section 3.01. Closing Date. The obligation of each Lender or Issuing Bank, as applicable, to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 11.05, of the following conditions on or before the Closing Date:

(a) Credit Documents. Administrative Agent and Arrangers shall have received executed counterparts of each Credit Document from each applicable Credit Party.

(b) Organizational Documents; Incumbency. Administrative Agent and Arrangers shall have received, in respect of each Credit Party, (i) each Organizational Document of such Credit Party, and, to the extent applicable, certified as of the Closing Date or a recent date prior thereto by the appropriate Governmental Authority; (ii) signature and incumbency (or directors’ certificates) of the officers or managing directors of such Credit Party; (iii) resolutions of the Management Board, supervisory board, shareholders, in each case, to the extent applicable, or other governing body of such Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its director, secretary or an assistant secretary as being in full force and effect without modification or amendment; and (iv) other than in respect of any Credit Party incorporated in the Czech Republic, The Netherlands or England and Wales, a good standing certificate or recent extract from the applicable Governmental Authority of such Credit Party’s jurisdiction of incorporation, organization or formation, each dated the Closing Date or a recent date prior thereto.

(c) Transactions. The following transactions shall have been or shall concurrently be consummated, in each case on terms and conditions reasonably satisfactory to Administrative Agent and each Lender:

(i) The Location Labs Acquisition shall be consummated substantially concurrently with the closing of the Facilities in compliance with law and in accordance with the Location Labs Acquisition Agreement, in each case, in all material respects. The Location Labs Acquisition Agreement shall be in full force and effect with no provision thereof or the schedules or exhibits thereto amended, waived or otherwise modified or supplemented (including any change in the purchase price or structure of the Location Labs Acquisition, any increase in the Maximum Deferred Merger Consideration (as defined in the Location Labs Acquisition Agreement), and any amendment, waiver, or modification of the term Location Labs Material Adverse Effect which, in each case, shall be deemed material and adverse to the interests of the Lenders) in a manner that is materially adverse to the interests of the Lenders or Arrangers without the prior written consent of Administrative Agent (at the direction of the Requisite Lenders) and Arrangers (which approval shall not be unreasonably withheld, delayed or conditioned);

(ii) Administrative Agent and Arrangers shall have received or shall concurrently receive reasonably satisfactory evidence that (x) the Existing Credit Agreement shall have been terminated and all amounts thereunder shall have been paid in full and all Liens in connection therewith shall have been discharged, and (y) neither of the Borrowers nor any of their Subsidiaries shall have any Indebtedness or Disqualified Equity Interests outstanding other than pursuant to the Credit Documents or Indebtedness permitted pursuant to Section 6.01 hereof.

(d) Personal Property Collateral. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the personal property Collateral, each Credit Party shall have delivered to Collateral Agent:

(i) a completed Collateral Questionnaire dated the Closing Date and executed by an Authorized Officer of each of the Borrowers and the Guarantors (including those subsidiaries organized under the laws of Cyprus, the Czech Republic and England and Wales that are required to become Guarantors pursuant to Schedule 5.12), together with all attachments contemplated thereby;

(ii) evidence that each document (including any UCC financing statement) required by the Collateral Documents or under law or reasonably requested by Collateral Agent to be filed, registered or recorded in order to create in favor of Collateral Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any Person (other than with respect to the Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recording;

(iii) (x) Stock Certificates representing the shares of Equity Interest pledged pursuant to the Pledge and Security Agreement, if applicable, together with an undated stock power for each such Stock Certificate executed in blank by an Authorized Officer of the pledgor thereof and (y) each promissory note (if any) pledged to Administrative Agent pursuant to the Pledge and Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof;

(e) Financial Statements; Pro Forma Financial Statements. Arrangers shall have received (i) the Pro Forma Financial Statements and (ii) the pro forma forecasts of the financial performance of Administrative Borrower and its Subsidiaries, (x) on an annual basis, through and including Fiscal Year 2018 and (y) on a quarterly basis, through the first year following the Closing Date. Arrangers shall have received the (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of (x) Administrative Borrower for each of the 2011, 2012 and 2013 Fiscal Years and (y) Location Labs for each of the 2012 and 2013 Fiscal Years and (ii) unaudited consolidated balance sheets and related statements of income and cash flows of Administrative Borrower for the Fiscal Quarter ending on March 31, 2014 and June 30, 2014 and (y) the Location Labs for the Fiscal Quarter ending June 30, 2014

(f) Evidence of Insurance. Collateral Agent shall have received a certificate from the applicable Credit Party’s insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 5.05 is in full force and effect, together with endorsements naming Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.05.

(g) Opinions of Counsel to Credit Parties. Agents and Lenders and their respective counsel shall have received executed copies of the favorable written opinions of (i) Davis Polk & Wardwell LLP, New York counsel for Credit Parties, (ii) Morris, Nichols, Arsht & Tunnell LLP, Delaware counsel for Credit Parties, and (iii) Eversheds B.V., Dutch counsel for the Agents and Lenders as to such matters as Administrative Agent or Arrangers may reasonably request, dated the Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent and Arrangers (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents and Lenders).

(h) Fees. Borrowers shall have paid to each Agent for their own account and for the account of the Lenders, as applicable, the fees payable on or before the Closing Date referred to in Section 2.11(d) and (e) and all expenses payable pursuant to Section 11.02 which have accrued to the Closing Date.

(i) Solvency Certificate. On the Closing Date, Administrative Agent and Arrangers shall have received a Solvency Certificate in form, scope and substance reasonably satisfactory to Administrative Agent and Arranger, and demonstrating that Administrative Borrowers and its Subsidiaries, on a consolidated basis, are and will be Solvent.

(j) Closing Date Certificate. Borrowers shall have delivered to Administrative Agent and Arrangers an executed Closing Date Certificate, together with all attachments thereto.

(k) Know Your Customer. At least five days prior to the Closing Date, the Lenders shall have received all documentation and other information reasonably requested by any Lender at least ten days prior to the Closing Date that is required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56) (the “PATRIOT Act”).

(l) Location Labs Material Adverse Effect. (i) Since the Balance Sheet Date (as defined in the Location Labs Acquisition Agreement) through September 2, 2014, there has not been, occurred or arisen any event, occurrence, change, effect or condition of any character that, individually or in the aggregate, has had or reasonably could be expected to have a Location Labs Material Adverse Effect, and (ii) no event, occurrence, change, effect or condition of any character has occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Location Labs Material Adverse Effect.

(m) Representations and Warranties. Each of the representations and warranties made by any Credit Party in or pursuant to Sections 4.01, 4.02, clauses (a)(i)(1) and (2) of 4.03, 4.05, 4.13(d), 4.16, 4.19, 4.20, 4.21(b), 4.23 and 4.25 shall be true and correct in all material respects on and as of the date hereof (except to the extent made as of a specific date, in which case such representation and warranty shall be true and correct in all material respects on and as of such specific date).

(n) Location Labs Acquisition Agreement Representations and Warranties. Each of the representations and warranties made by Location Labs in the Location Labs Acquisition Agreement that are material to the interests of the Lenders shall be true and correct as of such date as if made on and as of such date, but only to the extent that Administrative Borrower has the right to terminate, or not to consummate, it obligations under the Location Labs Acquisition Agreement as a result of a breach or inaccuracy of such representations in the Location Labs Acquisition Agreement.

(o) Notices. Administrative Agent shall have received a fully executed and delivered Funding Notice or Issuance Notice and Application, as the case may be.

Notwithstanding anything to the contrary contained above in this Section 3.01, to the extent any Collateral is not provided on the Closing Date after the Credit Parties’ use of commercially reasonable efforts to do so, the delivery of such Collateral shall not constitute a condition precedent to the effectiveness of this Agreement on the Closing Date but shall instead be required to be delivered after the Closing Date in accordance with the requirements of Section 5.12, except that (i) with respect to the perfection of security interests in Collateral consisting solely of assets for which a security interest can be perfected by filing an UCC financing statement, Borrowers shall be obligated to deliver or cause to be delivered necessary UCC financing statements to Collateral Agent in proper form for filing and to irrevocably authorize, and to cause the applicable Credit Parties to irrevocably authorize, Collateral Agent to file necessary UCC financing statements; (ii) with respect to perfection of security interests in Stock Certificates pledged pursuant to the Pledge and Security Agreement, Borrowers shall be obligated to use commercially reasonable efforts to deliver to Collateral Agent such Stock Certificates together with undated stock powers in blank; and (iii) with respect to perfection of security interests in Intellectual Property, in addition to the actions required by clause (i), Borrowers shall be obligated to execute and deliver, or cause to be executed and delivered, necessary Intellectual Property Security Agreements to Collateral Agent in proper form for filing with the United States Patent and Trademark Office (the “USPTO”) and the United States Copyright Office (the “USCO”), as applicable, and to irrevocably authorize, and to cause the applicable Credit Parties to irrevocably authorize, Collateral Agent to file such Intellectual Property Security Agreements with the USPTO and USCO, as applicable.

Section 3.02. Conditions to Each Credit Extension After the Closing Date. The obligation of each Lender to make any Loan, or Issuing Bank to issue any Letter of Credit, on any Credit Date after the Closing Date, or the obligation of Issuing Bank to extend the maturity or increase the face amount of any Letter of Credit are subject to the satisfaction, or waiver in accordance with Section 11.05, of the following conditions precedent:

(i) Administrative Agent shall have received a fully executed and delivered Funding Notice or Issuance Notice and Application, as the case may be;

(ii) after making the Credit Extensions requested on such Credit Date, the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect;

(iii) as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;

(iv) as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default; and

(v) on or before the date of issuance of any Letter of Credit, Administrative Agent shall have received all other information required by the applicable Issuance Notice and Application.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

In order to induce Agents, Lenders and Issuing Bank to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants that:

Section 4.01. Organization; Requisite Power and Authority; Qualification. Each Borrower and each of its Restricted Subsidiaries (i) are duly organized, validly existing and, to the extent applicable, in good standing under the laws of their jurisdictions of organization as identified in Schedule 4.01 hereto (as such Schedule may be updated from time to time by notice to Administrative Agent subject to compliance with Section 5.09), (ii) have all requisite power and authority to own and operate their properties, to carry on their businesses as now conducted and as proposed to be conducted, to enter into the Credit Documents to which they are a party to and to carry out the transactions contemplated thereby, and (iii) are qualified to do business and in good standing in every jurisdiction where their assets are located and wherever necessary to carry out their businesses and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

Section 4.02. Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

Section 4.03. No Conflict.

(a) The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not (i) violate (1) any provision of any law or any governmental rule or regulation applicable to either Borrower or any of their Restricted Subsidiaries, (2) any of the Organizational Documents of either Borrower or any of their Restricted Subsidiaries, or (3) any order, judgment or decree of any court or other agency of government binding on either Borrower or any of their Restricted Subsidiaries; (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of either Borrower or any of their Restricted Subsidiaries; (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of either Borrower or any of their

Restricted Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, on behalf of, or for the benefit of, the Secured Parties); or (iv) require any approval not obtained on or before the Closing Date of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of either Borrower or any of their Restricted Subsidiaries, except, in the case of each of clauses (i) through (iv) above (other than clause (i)(2)), to the extent that such violation, conflict, Lien or failure to obtain approval or consent could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) All of the requirements under the Dutch Works Council Act (Wet op de ondernemingsraden) have been complied with by the applicable Credit Parties in connection with the entering into of the Credit Documents.

Section 4.04. Governmental Consents. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except for (i) filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date and (ii) those registrations, consents, approvals, notices or actions the failure of which to obtain or make could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.05. Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, conflicts of laws or other similar laws relating to or limiting creditors’ rights generally or by equitable or any other similar principles.

Section 4.06. Financial Condition.

(a) The unaudited pro forma consolidated balance sheet and cash flows of Administrative Borrower and its Subsidiaries as at June 30, 2014 and the unaudited pro forma consolidated income statements for the twelve month period ending as at such date (the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to each Lender, have been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Location Labs Acquisition and the Refinancing, (ii) the Loans to be made under this Agreement on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Financial Statements have been prepared in good faith based on the assumptions set forth therein, which Administrative Borrower believed to be reasonable assumptions at the time such Pro Forma Financial Statements were prepared, and present fairly in all material respects on a pro forma basis the estimated financial position of Administrative Borrower and its Subsidiaries as at and for each of the dates and periods set forth above, assuming that the events specified in the preceding sentence had actually occurred at such date.

(b) (i) The audited consolidated balance sheets of Administrative Borrower and its Subsidiaries (other than Location Labs and its Subsidiaries) for each of the 2011, 2012 and 2013 Fiscal Years, and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers Accountants N.V. (2013) and BDO Nederland (2011 and 2012) present fairly in all material respects the consolidated financial condition of Administrative Borrower and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for such Fiscal Years. (ii) The unaudited consolidated balance sheets and related statements of income and cash flows of Administrative Borrower and its Subsidiaries (other than Location Labs and its Subsidiaries) for the Fiscal Quarter ending March 31, 2014 and for each Fiscal Quarter ended after the second Fiscal Quarter of 2014 and at least forty-five days prior to the Closing Date, present fairly in all material respects the consolidated financial condition of Administrative Borrower and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the period then ended (subject to normal year-end audit adjustments and the absence of footnotes). (iii) All such financial statements delivered pursuant to clauses (b)(i) and (b)(ii) above, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except, with respect to clause (b)(i), as approved by the aforementioned firm of accountants and disclosed therein, with respect to clause (b)(ii), as disclosed therein).

(c) (i) The audited consolidated balance sheets of Location Labs and its Subsidiaries for the 2012 and 2013 Fiscal Years, and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years, reported on by and accompanied by an unqualified report from Pricewaterhouse Coopers LLP, to the best knowledge of Administrative Borrower, present fairly in all material respects the consolidated financial condition of Location Labs and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for such Fiscal Years. (ii) The unaudited consolidated balance sheets and related statements of income and cash flows of Location Labs and its Subsidiaries for the Fiscal Quarter ending June 30, 2014 and for each Fiscal Quarter ended after the second Fiscal Quarter of 2014 and at least forty-five days prior to the Closing Date, to the best knowledge of Administrative Borrower, present fairly in all material respects the consolidated financial condition of Location Labs and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the period then ended (subject to normal year-end audit adjustments and the absence of footnotes). (iii) All such financial statements delivered pursuant to clauses (c)(i) and (c)(ii) above, including the related schedules and notes thereto, to the best knowledge of Administrative Borrower, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except, with respect to clause (c)(i), as approved by the aforementioned firm of accountants and disclosed therein and, with respect to clause (c)(ii) as disclosed therein).

(d) The most recent financial statements referred to in clause (b)(i) disclose in accordance with GAAP or other applicable accounting standards all material Guaranteed Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives.

(e) On and as of the Closing Date, the projections of Borrowers and their Restricted Subsidiaries for the period of Fiscal Year 2014 through and including Fiscal Year 2018 (the “Projections”) are based on good faith estimates and assumptions believed by each of them to be reasonable at the time so furnished; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material.

Section 4.07. No Material Adverse Effect. Since December 31, 2013, no event, circumstance or change has occurred that has caused or could reasonably be expected to result in, either in any case or in the aggregate, a Material Adverse Effect.

Section 4.08. Adverse Proceedings, Etc. There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. Neither of the Borrowers nor their Restricted Subsidiaries (i) is in violation of any applicable laws that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 4.09. Payments of Taxes. All U.S. federal and state income and all other material Tax returns and reports of Borrowers and their Restricted Subsidiaries required to be filed by any of them have been timely filed, and all Taxes shown on such Tax returns to be due and payable and all other Taxes imposed upon Borrowers and their Restricted Subsidiaries, or their respective properties, assets, income, businesses and franchises, which are due and payable have been duly paid when due and payable to the applicable Governmental Authority except, in each case, (a) Taxes that are being diligently contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which adequate reserves have been set aside in accordance with GAAP and (b) to the extent that the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. There are no pending or proposed Tax assessments, audits or examinations against either Borrower or any of their Restricted Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect which are not being diligently contested by Borrowers or such applicable Restricted Subsidiary in good faith and by appropriate proceedings promptly instituted and diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

Section 4.10. Properties.

(a) Title. Borrowers and each of their Restricted Subsidiaries have (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or tangible personal property) and (iii) good title to (in the case of all other tangible personal property), all of their respective properties and assets, in each case except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and where the failure to have such title, interest, or right could not reasonably be expected to have a Material Adverse Effect. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens, other than (i) Permitted Liens, (ii) Liens arising by operation of law and (iii) minor defects in title that do not materially interfere with the ability of Borrowers and their Restricted Subsidiaries to conduct their businesses.

(b) Real Estate. As of the Closing Date, Schedule 4.10 contains a true, accurate and complete list of all Material Real Estate Assets.

Section 4.11. Environmental Matters. Except with respect to any matter that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither of the Borrowers nor any of their Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law (including any applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of either Borrower or any of their Restricted Subsidiaries), (ii) has, to the knowledge of Borrowers, become subject to any Environmental Claim, (iii) has received written notice of any Environmental Claim or (iv) has knowledge of any fact that could reasonably be expected to subject either Borrower or any of their Restricted Subsidiaries to any Environmental Claim.

Section 4.12. No Defaults. Neither of the Borrowers nor any of their Restricted Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its material Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except in each case or in the aggregate, where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred or is continuing.

Section 4.13. Governmental Regulation.

(a) All Governmental Approvals, other than the filings and recordations contemplated by the Collateral Documents, required to be obtained by either Borrower or any of their Restricted Subsidiaries for the Permitted Business have been duly obtained, are validly issued, are in full force and effect, and are held in the name or extend to the benefit of a Borrower or a Restricted Subsidiary, except in each case where the failure to have so obtained, issued, to be in force and effect, or to be held in the name of, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) To the knowledge of Borrowers, all Governmental Approvals that have been obtained by any Person other than a Borrower or a Restricted Subsidiary for the Permitted Business have been duly obtained, are validly issued, and are in full force and effect, except where the failure to have so obtained, issued or to be in force and effect, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c) The Permitted Business in all material respects conforms to and complies with all applicable covenants, conditions, restrictions and reservations in all Governmental Approvals required for the Permitted Business and all regulations applicable thereto, except where the failure to conform or comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(d) Neither of the Borrowers nor any of their Restricted Subsidiaries is subject to regulation under the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither of the Borrowers nor any of their Restricted Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

Section 4.14. Employee Matters. Neither of the Borrowers nor any of their Restricted Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against either Borrower or any of their Restricted Subsidiaries, or to the knowledge of Borrowers, threatened in writing against it before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against either Borrower or any of their Restricted Subsidiaries or to the knowledge of Borrowers, threatened in writing against it, (ii) no strike or work stoppage in existence or threatened involving either Borrower or any of their Restricted Subsidiaries, and (iii) to the knowledge of Borrowers, no union representation question existing with respect to the employees of either Borrower or any of their Restricted Subsidiaries and, to the knowledge of Borrowers, no union organization activity that is taking place, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

Section 4.15. Employee Benefit Plans.

(a) Except as could not reasonably be expected to have a Material Adverse Effect, each Borrower, each of its Restricted Subsidiaries and each of their respective ERISA Affiliates are in material compliance with all applicable provisions and requirements of ERISA and the Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have administered and operated each Employee Benefit Plan materially in accordance with its terms. No liability to the PBGC (other than required premium payments), the Internal Revenue Service, the U.S. Department of Labor of any Pension Plan has been or reasonably is expected to be incurred by either Borrower, any of their Restricted Subsidiaries or any of their respective ERISA Affiliates that could reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that could reasonably be expected to result in a Material Adverse Effect. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by either Borrower, any of their Restricted Subsidiaries and any of their respective ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not materially exceed the aggregate current value of the assets of such Pension Plan. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of either Borrower, any of their Restricted Subsidiaries and any of their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, is not reasonably likely to have a Material Adverse Effect.

(b) Except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect: (i) each Non-U.S. Benefit Plan has been maintained and administered in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities; and (ii) no Non-U.S. Benefit Plan Event has occurred or is reasonably expected to occur.

Section 4.16. Solvency. Immediately after the transactions to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, Administrative Borrower and its Subsidiaries, taken as a whole, will be Solvent.

Section 4.17. Compliance with Statutes, Etc.. Borrowers and each of their Restricted Subsidiaries are in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of their businesses and the ownership of their properties, except such noncompliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.18. Disclosure. No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to any Agent or Lender by or on behalf of either Borrower or any of their Restricted Subsidiaries for use in connection with the transactions contemplated hereby, when furnished and taken as a whole, contains any untrue statement of a material fact or omits to state a material fact (known to Borrowers, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances in which the same were made; provided, however, that (a) with respect to the projections, other pro forma financial information contained in such materials are based upon assumptions believed by management of Borrowers to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount and (b) on or prior to the Location Labs Acquisition Closing Date, the representations and warranties in this Section 4.18 with respect to Location Labs, its Subsidiaries and their business shall only be made to the best knowledge of Borrowers.

Section 4.19. PATRIOT Act; FCPA. To the extent applicable, each Credit Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 4.20. Sanctioned Persons.

(a) Neither of the Borrowers nor any of their Restricted Subsidiaries, nor any directors, officers or employees of either Borrower or any of their Restricted Subsidiaries is any of the following (each a “Blocked Person”): (i) is a Restricted Party or is engaging in or has engaged in any transaction or conduct that could result in it becoming a Restricted Party; (ii) is or ever has been subject to any claim, proceeding, formal notice or investigation with respect to Sanctions; (iii) is engaging or has engaged in any transaction that evades or avoids, or has the purpose of evading or avoiding, or breaches or attempts to breach, directly or indirectly, any Sanctions applicable to it; or (iv) except pursuant to the valid license disclosed on Schedule 4.20 hereto (such license, the “Permitted License”), has engaged or is engaging, directly or indirectly, in any trade, business or other activities with or for the benefit of any Restricted Party.

(b) Neither of the Borrowers nor any of their Restricted Subsidiaries nor any of their respective Affiliates: (i) is, or is owned or controlled by (A) an agency or instrumentality of, or an entity owned or controlled by, the government of a Sanctioned Country, (B) an entity located in a Sanctioned Country, or (C) an individual who is a citizen or resident of, or located in, a Sanctioned Country, in each case, to the extent that the agency, instrumentality, entity, or individual is subject to a sanctions program administered by OFAC; (ii) is located, incorporated, organized, or resident in a Sanctioned Country; or (iii) has any business affiliation or commercial dealings with or investments in any Sanctioned Country that breaches or attempts to breach, directly or indirectly, any Sanctions applicable to it.

Section 4.21. Federal Reserve Regulations.

(a) No Borrower nor any Restricted Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board of Governors, including Regulation T, U or X.

Section 4.22. Intellectual Property. Except as could not reasonably be expected to have a Material Adverse Effect: (a) to the knowledge of either Borrower or any of their Restricted Subsidiaries, conduct of, and the use of Intellectual Property in, the business of either Borrower or any of their Restricted Subsidiaries (including the products and services of either Borrower or any of their Restricted Subsidiaries) does not infringe, misappropriate, or otherwise violate the Intellectual Property rights of any other Person; (b) in the last three (3) years, there has been no such claim asserted or threatened in writing (including in the form of offers or invitations to obtain a license) against either Borrower or any of their Restricted Subsidiaries; (c) to the knowledge of either Borrower or any of their Restricted Subsidiaries, no

Person is infringing, misappropriating, or otherwise violating any Intellectual Property of either Borrower or any of their Restricted Subsidiaries, and there has been no such claim asserted or threatened against any third party by either Borrower or any of their Restricted Subsidiaries; (d) all Intellectual Property owned or purported to be owned by Borrowers and their Restricted Subsidiaries is owned free and clear of all Liens (other than as permitted by Section 6.02); and (e) to the knowledge of either Borrower or any of their Restricted Subsidiaries, Borrowers and their Restricted Subsidiaries have at all times complied with all applicable laws, as well as their own rules, policies, and procedures, relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by either Borrower or any of their Restricted Subsidiaries.

Section 4.23. Senior Indebtedness. The Obligations constitute “senior debt,” “senior indebtedness,” “designated senior debt”, “guarantor senior debt” or “senior secured financing” (or any comparable term) of each Credit Party under and as defined in any Junior Financing Documentation.

Section 4.24. Subsidiaries. (a) Except as disclosed to Administrative Agent by Borrowers in writing from time to time after the Closing Date, Schedule 4.24 sets forth (i) as to each Borrower and each of its Restricted Subsidiaries, its authorized and issued capitalization, its beneficial and record owners and the percentage of each class of Equity Interests owned by any Credit Party and (ii) each Immaterial Subsidiary as of the Closing Date, (b) except as disclosed to Administrative Agent by Borrowers in writing from time to time after the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees, independent contractors or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of Borrowers or any Restricted Subsidiaries, except as created by the Credit Documents or as permitted hereby, and (c) as of the date hereof, each Subsidiary that is not a Guarantor is an Immaterial Subsidiary. Except as listed on Schedule 4.24, as of the Closing Date, neither of the Borrowers nor any of their Restricted Subsidiaries owns any interests in any joint venture, partnership or similar arrangements with any Person.

Section 4.25. Collateral Documents.

(a) The Pledge and Security Agreement and each other Collateral Document is effective to create in favor of Collateral Agent, for the benefit of the Secured Parties, a valid security interest in the Collateral described therein and proceeds thereof (to the extent a security interest can be created therein under the UCC or other applicable law). In the case of the Equity Interest pledged pursuant to the Pledge and Security Agreement (and any other applicable Collateral Document), when Stock Certificates representing such Equity Interests (along with an undated stock power for each such Stock Certificate executed in blank by an Authorized Officer of the pledgor thereof), and in the case of the other Collateral described in the Pledge and Security Agreement or to the extent applicable, any other Collateral Document (other than Deposit Accounts), when financing statements and other filings specified on Schedule 4.25 in appropriate form are filed in the offices specified on Schedule 4.25, Collateral Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Credit Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except Liens permitted by Section 6.02).

(b) Each of the Mortgages (if any) is effective to create in favor of Collateral Agent, for the benefit of the Secured Parties, a valid Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified therein, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Credit Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (except Liens permitted by Section 6.02).

Section 4.26. Center of Main Interest. Borrowers have their Centers of Main Interest in The Netherlands.

ARTICLE 5

AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been made and Obligations under or in respect of Secured Hedge Agreements and Secured Treasury Services Agreements) and cancellation or expiration or cash collateralization of all Letters of Credit on terms reasonably satisfactory to Issuing Bank in an amount equal to 103% of Letter of Credit Usage as of such date, each Credit Party shall perform, and shall cause each of its Restricted Subsidiaries to perform, all covenants in this Article 5.

Section 5.01. Financial Statements and Other Reports. Administrative Borrower will deliver to Administrative Agent for delivery to the Lenders:

(a) Quarterly Financial Statements. As soon as available, and in any event within sixty days after the end of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter in which the Closing Date occurs, the unaudited consolidated balance sheets of Administrative Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related unaudited consolidated statements of income and cash flows of Administrative Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, in conformity with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) together with a Financial Officer Certification with respect thereto;

(b) Annual Financial Statements. As soon as available, and in any event within ninety (or in the case of financial statements prepared in accordance with IFRS, 120) days after the end of each Fiscal Year, commencing with the Fiscal Year in which the Closing Date occurs, (i) the consolidated balance sheets of Administrative Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Administrative Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail, together with a Financial Officer Certification with respect thereto; (ii) with respect to such consolidated financial statements a report thereon of PricewaterhouseCoopers Accounts N.V. or other independent certified public accountants of recognized national standing selected by Administrative Borrower, and reasonably satisfactory to Administrative Agent (which report and/or the accompanying financial statements shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Administrative Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards); and (iii) the Dutch Annual Report.

(c) Annual Plan. As soon as available, and in any event within thirty days after the beginning of each Fiscal Year, commencing with Fiscal Year 2015, an annual plan for Administrative Borrower and its Subsidiaries to include balance sheets, statements of income and cash flows for each Fiscal Quarter of such Fiscal Year prepared in detail and, in summary form and accompanied by a certificate of a Financial Officer of Administrative Borrower stating that such plan is based on reasonable estimates, information and assumptions at the time prepared;

(d) Compliance Certificate. Together with each delivery of financial statements of Administrative Borrower and its Subsidiaries pursuant to Section 5.01(a) or (b), a completed Compliance Certificate, duly executed by a Financial Officer who is a director of Administrative Borrower;

(e) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the financial statements delivered pursuant to Section 3.01(e), the consolidated financial statements of Administrative Borrower and its Subsidiaries delivered pursuant to Section 5.01(a) or (b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to Administrative Agent;

(f) Notice of Default. Promptly upon any officer of either Borrower obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to such Borrower with respect thereto; (ii) that any Person has given any notice to either Borrower or any of their Restricted Subsidiaries or taken any other action with respect to any event or condition set forth in Section 9.01(e); or (iii) of the occurrence of any event or change that has caused or could reasonably be expected to cause, either individually or in the aggregate, a Material Adverse Effect, a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, event or condition, and what action the applicable Borrower has taken, is taking and proposes to take with respect thereto;

(g) Notice of Litigation. Promptly upon any officer of either Borrower obtaining knowledge of any Adverse Proceeding or Environmental Claim not previously disclosed in writing by Borrowers to Lenders that could be reasonably expected to have a Material Adverse Effect, written notice thereof together with such other information as may be reasonably available to Borrowers to enable Lenders and their counsel to evaluate such matters;

(h) Benefit Plans. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event or Non-U.S. Benefit Plan Event that has or is reasonably expected to result in liability to either Borrower in excess of $10,000,000, (1) a written notice specifying the nature thereof, what action the applicable Borrower, Restricted Subsidiary or ERISA Affiliate has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor, the PBGC or any Governmental Authority with respect thereto; and (2) all notices received by either Borrower, any of their Restricted Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning any such ERISA Event; and (ii) with reasonable promptness upon the reasonable request of Administrative Agent, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the applicable Borrower, Restricted Subsidiary or ERISA Affiliate with the Internal Revenue Service with respect to each Pension Plan; and (2) copies of such other documents or governmental reports or filings relating to any Pension Plan or Multiemployer Plan as Administrative Agent shall reasonably request;

(i) Insurance Report. Upon the annual renewal of the applicable insurance policy, a certificate from Borrowers’ insurance broker(s) outlining all material insurance coverage under such policy maintained as of the date of such certificate by Borrowers and their Restricted Subsidiaries;

(j) Information Regarding Collateral. Borrowers will furnish to Collateral Agent information regarding Collateral required pursuant to the Collateral Documents;

(k) Annual Collateral Verification. Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.01(b), Borrowers shall deliver to Collateral Agent a certificate of an Authorized Officer (i) either confirming that there has been no change in the information contained in the Collateral Questionnaire since the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.01(k) and/or identifying such changes in the form of a Security Supplement delivered pursuant to Section 4.2 of the Pledge and Security Agreement (or the equivalent thereof under the applicable local law pledge and/or security agreement) and (ii) certifying that, to its knowledge, all UCC financing statements (including fixtures filings, as applicable) and all supplemental intellectual property security agreements or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified in the documents delivered pursuant to clause (i) above to the extent necessary to effect, protect and perfect the security interests under the Collateral Documents (except as noted therein with respect to any continuation statements to be filed within such period);

(l) Other Information. (i) Promptly upon their becoming available, copies of (A) all financial statements, reports, notices and proxy statements sent or made available generally by Borrowers to its security holders acting in such capacity or by any Restricted Subsidiary of Borrowers to its security holders other than another Borrower or another Restricted Subsidiary of Borrowers and (B) all regular and periodic reports and all registration statements and prospectuses, if any, filed by either Borrower or any of their Restricted Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any other Governmental Authority and (ii) such other information and data with respect to either Borrower or any of their Restricted Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender; and

(m) Certification of Public Information. Borrowers and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 5.01 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that Borrowers have indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for such Public Lenders. Borrowers agree to clearly designate all information provided to Administrative Agent by or on behalf of Borrowers which is suitable to make available to Public Lenders. If Borrowers have not indicated whether a document or notice delivered pursuant to this Section 5.01 contains Non-Public Information, Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material non-public information with respect to Borrowers, their Restricted Subsidiaries and their securities.

Information required to be delivered pursuant to Section 5.01(a), Section 5.01(b), and Section 5.01(l)(i) shall be deemed to have been delivered if such information, or one or more annual, quarterly or other periodic reports containing such information, shall have been posted on Borrowers’ website or if Borrowers shall have posted a link to such information on Borrowers’ website.

Section 5.02. Existence; Contractual Obligations. Except as otherwise permitted under Section 6.07, each Credit Party will, and will cause each of its Restricted Subsidiaries to, (i) at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses, Intellectual Property and permits material to its business, except to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided, that no Credit Party (other than Borrowers with respect to existence) or any of its Restricted Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders, and (ii) comply with Contractual Obligations binding upon it or its property, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.03. Payment of Taxes and Claims. Each Credit Party will, and will cause each of its Restricted Subsidiaries to, pay all material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all material claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (ii) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim.

Section 5.04. Maintenance of Properties. Each Credit Party will, and will cause each of its Restricted Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Borrowers and their Restricted Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, except where the failure to maintain such properties could not reasonably be expected to have a Material Adverse Effect.

Section 5.05. Insurance. Borrowers will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Borrowers and their Restricted Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, Borrowers will maintain or cause to be maintained flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations or other requirements of any Governmental Authority. Except as otherwise agreed by Collateral Agent, each such policy of insurance shall (a) name Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear and (b) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to Collateral Agent, that names Collateral Agent, on behalf of the Secured Parties, as the loss payee thereunder and provide for at least thirty days’ prior written notice to Collateral Agent of any material modification or cancellation of such policy.

Section 5.06. Books and Records; Inspections. Each Credit Party will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP shall be made of all dealings and transactions in relation to its business and activities. Each Credit Party will, and will cause each of its Restricted Subsidiaries to, permit any authorized representatives of the Lenders designated by Administrative Agent to visit and inspect any of the properties of any Credit Party and any of its respective Restricted Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided that unless an Event of Default has occurred and is continuing, such visitation and inspection rights may only be exercised by Administrative Agent once per calendar year.

Section 5.07. Compliance with Laws.

(a) Each Credit Party will comply, and shall cause each of its Restricted Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including, without limitation, all Environmental Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.08. Environmental.

(a) Environmental Disclosure. Borrowers will reasonably and promptly deliver to Administrative Agent and the Lenders reasonably detailed written notice of the occurrence of any event, or the identification of any condition, that could reasonably be expected to result in an Environmental Claim that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and shall provide with reasonable promptness, documents and information from time to time that may be reasonably requested by Administrative Agent in relation to any such events or conditions.

(b) Hazardous Materials Activities, Etc. Each Credit Party shall promptly take, and shall cause each of its Restricted Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or such Restricted Subsidiary that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or such Restricted Subsidiary and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.09. Subsidiaries.

(a) In the event that any Person becomes a wholly-owned Subsidiary of Administrative Borrower (other than (x) an Immaterial Subsidiary but including a Subsidiary of Administrative Borrower that ceases to be an Immaterial Subsidiary or (y) an Unrestricted Subsidiary or (z) Subsidiaries which (i) the parties shall reasonably determine that the costs of obtaining such guarantee are excessive in relation to the value of the guarantee or (ii) would violate any applicable law or, with respect to any particular subsidiary, a contract governing such Subsidiary at the time such Subsidiary is acquired (any such Subsidiary under this clause (z), an “Excluded Subsidiary”)), Borrowers shall promptly (i) cause such Subsidiary that is a Restricted Subsidiary, if wholly-owned, to become a Guarantor hereunder by executing and delivering to Administrative Agent a Counterpart Agreement and a Grantor under the Pledge and

Security Agreement by executing and delivering to Collateral Agent the joinder agreement required thereunder, and (ii) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates reasonably requested by Collateral Agent or required by the Collateral Documents. With respect to each such Restricted Subsidiary (other than an Immaterial Subsidiary but including a Subsidiary of Administrative Borrower that ceases to be an Immaterial Subsidiary), Administrative Borrower shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Restricted Subsidiary (or ceased to be an Immaterial Subsidiary) of Administrative Borrower, and (ii) all of the data required to be set forth in Schedules 4.01 and 4.24 with respect to all Restricted Subsidiaries of Borrowers; and such written notice shall be deemed to supplement Schedules 4.01 and 4.24 for all purposes hereof.

(b) The provisions of this Section 5.09 with respect to the Borrowers and any Foreign Subsidiary that is a Guarantor shall be subject in all respects to the Agreed Security Principles set forth in Exhibit D hereto.

Section 5.10. Additional Collateral.

(a) In the event that any Credit Party acquires a Material Real Estate Asset after the Closing Date or a Real Estate Asset owned or leased on the Closing Date becomes a Material Real Estate Asset due to a material renovation of or addition to such Real Estate Assets and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then such Credit Party shall promptly take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates, with respect to each such Material Real Estate Asset identified in Schedule 5.12 of this Agreement.

(b) With respect to any property acquired after the Closing Date by any Credit Party (other than (i) any property acquired by any Immaterial Subsidiary, or (ii) any property that is not required to become subject to Liens in favor of Collateral Agent pursuant to the Credit Documents) that has an individual fair market value (as determined in good faith by Borrowers) in excess of $1,000,000 as to which Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien, such Credit Party shall promptly (i) execute and deliver to Collateral Agent such amendments to the applicable Collateral Document or such other documents as Collateral Agent deems necessary or advisable to grant to Collateral Agent, for the benefit of the Secured Parties, a security interest in such property, (ii) take all actions necessary or advisable to grant to Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such property, including the filing of UCC financing statements (or the equivalent thereof in other applicable jurisdictions) in such jurisdictions as may be required by the applicable Collateral Document or by law and, in the case of Intellectual Property, the recordation of an agreement evidencing the security interest created in such Intellectual Property suitable for recordation in the USPTO or the USCO, as applicable, or such other instrument in form and substance reasonably acceptable to Administrative Agent, or as may be requested by Collateral Agent, and (iii) if reasonably requested by Collateral Agent, deliver to Collateral Agent legal opinions relating to the matters described above, which opinions shall be customary in form and substance and from counsel reasonably satisfactory to Collateral Agent.

(c) The provisions of this Section 5.10 with respect to the Borrowers and any Foreign Subsidiary that is a Guarantor shall be subject in all respects to the Agreed Security Principles set forth in Exhibit D hereto.

Section 5.11. Further Assurances. At any time or from time to time upon the request of Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents, subject to the Agreed Security Principles. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are (i) guaranteed by the Guarantors and (ii) are secured by (x) substantially all of the assets of Borrowers and their Restricted Subsidiaries and (y) all of the outstanding Equity Interests of Borrowers’ Subsidiaries (subject to limitations contained in the Credit Documents and the Collateral Documents, including with respect to Immaterial Subsidiaries and Unrestricted Subsidiaries). If at any time Collateral Agent receives a notice from a Lender or otherwise becomes aware that any mortgaged Material Real Estate Asset has become a Flood Hazard Property, Collateral Agent shall deliver such notice to Borrowers and Borrowers shall take all actions required as a result of such change as described on Schedule 5.12.

Section 5.12. Post-Closing Actions. Each Credit Party will take each of the actions set forth on Schedule 5.12 within the time periods set forth thereon. All provisions of this Agreement and the other Credit Documents (including, without limitation, all conditions precedent, representations, warranties, covenants, events of default and other agreements herein and therein) shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above, rather than as otherwise provided in the Credit Documents); provided that (i) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Closing Date the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 5.12 and (ii) all representations and warranties relating to the Collateral Documents shall be required to be true immediately after the actions required to be taken by this Section 5.12 have been taken (or were required to be taken). The acceptance of the benefits of the Loans shall constitute a covenant and agreement by Borrowers to each of the Lenders that the actions required pursuant to this Section 5.12 will be, or have been, taken within the relevant time periods referred to in this Section 5.12 and that, at such time, all representations and warranties contained in this Agreement and the other Credit Documents shall then be true and correct without any modification pursuant to this Section 5.12.

Section 5.13. Designation Of Restricted And Unrestricted Subsidiaries.

(a) The Management Board may designate any Subsidiary, including a newly acquired or created Subsidiary, to be an Unrestricted Subsidiary if it meets the following qualifications:

(i) such Subsidiary does not own any Equity Interest of either Borrower or any Restricted Subsidiary;

(ii) either Borrower would be permitted to make an Investment at the time of the designation in an amount equal to the aggregate Fair Market Value of all Investments of either Borrower or their Restricted Subsidiaries in such Subsidiary;

(iii) any guarantee or other credit support thereof by Borrowers or any Restricted Subsidiary is permitted under Section 6.01 or Section 6.06;

(iv) neither of the Borrowers nor any Restricted Subsidiary has any obligation to subscribe for additional Equity Interests of such Subsidiary or to maintain or preserve its financial condition or cause it to achieve specified levels of operating results except to the extent permitted by Section 6.01 or Section 6.06;

(v) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing or would result from such designation;

(vi) immediately after giving effect to such designation, Borrower shall be in compliance, on a pro forma basis, with the Financial Covenant for the Test Period then last ended (and, as a condition precedent to the effectiveness of any such designation, Administrative Borrower shall deliver to Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance); and

(vii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “restricted subsidiary” or a “guarantor” (or any similar designation) for any other Indebtedness of a Borrower or a Restricted Subsidiary.

Once so designated, the Subsidiary will remain an Unrestricted Subsidiary, subject to subsection (b).

(b) (i) A Subsidiary previously designated as an Unrestricted Subsidiary which fails to meet the qualifications set forth in subsections (a)(i), (a)(iii), (a)(iv) or (a)(vii) of this Section 5.13 will be deemed to become at that time a Restricted Subsidiary, subject to the consequences set forth in subsection (d). (ii) The Management Board may designate an Unrestricted Subsidiary to be a Restricted Subsidiary if the designation would not cause an Event of Default.

(c) Upon a Restricted Subsidiary becoming an Unrestricted Subsidiary,

(i) all existing Investments of Borrowers or any of their Restricted Subsidiaries therein (valued at Borrowers’ proportional share of the Fair Market Value of its assets less liabilities) will be deemed made at that time;

(ii) all existing Equity Interest or Indebtedness of a Borrower or a Restricted Subsidiary held by it will be deemed incurred at that time, and all Liens on property of a Borrower or a Restricted Subsidiary held by it will be deemed incurred at that time;

(iii) all existing transactions between it and either Borrower or any Restricted Subsidiary will be deemed entered into at that time;

(iv) it is released at that time from the Guaranty and the Pledge and Security Agreement and all related security interests on its property shall be released; and

(v) it will cease to be subject to the provisions of this Agreement as a Restricted Subsidiary.

(d) Upon an Unrestricted Subsidiary becoming, or being deemed to become, a Restricted Subsidiary pursuant to Section 5.13(b),

(i) all of its Indebtedness and Disqualified Equity Interests will be deemed incurred at that time for purposes of Section 6.01, but will not be considered the sale or issuance of Equity Interests for purposes of Section 6.08;

(ii) Investments therein previously charged under Section 6.06 will be credited thereunder;

(iii) it may be required to become a Guarantor pursuant to Section 5.09; and

(iv) it will thenceforward be subject to the provisions of this Agreement as a Restricted Subsidiary; and shall not subsequently be designated as an Unrestricted Subsidiary.

(e) Any designation by the Management Board of a Subsidiary as an Unrestricted Subsidiary after the Closing Date will be evidenced to Administrative Agent by promptly filing with Administrative Agent a copy of the resolutions of the Management Board giving effect to the designation and a certificate of an officer of Administrative Borrower certifying that the designation complied with the foregoing provisions.

Section 5.14. Rated Credit Facility; Corporate Ratings. Borrowers shall use commercially reasonably efforts to (a) cause the Facilities to be continuously rated by S&P and Moody’s and (b) continuously receive a corporate family rate and corporate rating.

Section 5.15. Use of Proceeds.

(a) The proceeds of the Loans shall be applied by Borrowers in accordance with Section 2.06. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or could reasonably be expected to cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.

(b) Borrowers and their Restricted Subsidiaries shall not (i) use, lend, contribute or otherwise make available any part of the proceeds of any transaction contemplated by this Agreement directly or indirectly: (A) for the purpose of financing any trade, business or other activities involving, or for the benefit of, any Restricted Party; or (B) in any other manner that would reasonably be expected to result in any person being in breach of any Sanctions or becoming a Restricted Party; (ii) to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or breaches or attempts to breach, directly or indirectly, any Sanctions applicable to it; or (iii) to fund all or part of any payment in connection with a Credit Document out of proceeds derived from business or transactions with a Restricted Party, or from any action which is in breach of any Sanctions. Borrowers and their Restricted Subsidiaries shall ensure that appropriate controls and safeguards are in place designed to prevent any action being taken that would be contrary to the foregoing language.

Section 5.16. Center of Main Interest. Borrowers shall at all times keep their Centers of Main Interest in The Netherlands.

ARTICLE 6

NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been made and Obligations under or in respect of Secured Hedge Agreements and Secured Treasury Services Agreements) and cancellation or expiration or cash collateralization of all Letters of Credit in an amount equal to 103% of Letter of Credit Usage as of such date on terms reasonably satisfactory to Issuing Bank, such Credit Party shall perform, and shall cause each of its Restricted Subsidiaries to perform, all covenants in this Article 6.

Section 6.01. Indebtedness. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, create, incur or assume, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a) the Obligations and any Permitted Refinancing thereof;

(b) Indebtedness of any Restricted Subsidiary to either Borrower or to any other Restricted Subsidiary, or of either Borrower to any Restricted Subsidiary; provided that (i) all such Indebtedness shall be evidenced by the Intercompany Note, (ii) all such Indebtedness owing by a Credit Party to any Restricted Subsidiary that is not a Guarantor shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the Intercompany Note and (iii) any such Indebtedness of any Restricted Subsidiary that is not a Guarantor owing to any Credit Party shall be subject to the limitations set forth in Section 6.06(d);

(c) Subordinated Indebtedness in an aggregate principal amount not to exceed (i) $100,000,000, plus (ii) an unlimited additional amount so long as on a pro forma basis after giving effect to the incurrence of any such Indebtedness under this clause (ii), the Total Net Leverage Ratio as of the last day of the most recently ended Test Period does not exceed 3.00 to 1.00; provided that such Indebtedness (w) matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the date that is 181 days after the Latest Maturity Date (it being understood that such Subordinated Indebtedness may have mandatory prepayment, repurchase or redemptions provisions satisfying the requirement of clause (x) hereof), (x) has terms and conditions (other than interest rate, redemption premiums and subordination terms), taken as a whole, that are not materially less favorable to the applicable Borrower than the terms and conditions customary at the time for Indebtedness of a similar nature as determined in good faith by Borrowers, (y) is not guaranteed by any Subsidiary that is not a Guarantor and any such guarantees shall be subordinated to the guarantee of the Obligations by such Subsidiary and (z) has no borrower other than a Credit Party hereunder and Permitted Refinancings (or successive Permitted Refinancings) thereof; provided further that (1) both immediately prior and after giving effect to the incurrence thereof, (x) no Default or Event of Default shall exist or result therefrom, (y) the applicable Borrower will be in compliance with the Financial Covenant on a pro forma basis as of the Test Period then last ended and (2) the applicable Borrower delivers a certificate of an Authorized Officer to Administrative Agent demonstrating compliance with the terms of this Section 6.01(c);

(d) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations (including in connection with workers’ compensation) or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto incurred in the ordinary course of business;

(e) Indebtedness in connection with cash management agreements, netting services, overdraft protections and otherwise in connection with Deposit Accounts;

(f) guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Borrowers and their Restricted Subsidiaries;

(g) guaranties by either Borrower of Indebtedness of a Restricted Subsidiary or guaranties by a Restricted Subsidiary or of Indebtedness of a Borrower or another Restricted Subsidiary with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01; provided, that (i) if the Indebtedness that is being guarantied is unsecured and/or subordinated to the Obligations, the guaranty shall also be unsecured and/or subordinated to the Obligations and (ii) in the case of guaranties by a Credit Party of the obligations of a Restricted Subsidiary that is not a Guarantor, such guaranties shall be permitted by Section 6.06;

(h) Indebtedness outstanding on the date hereof and listed on Schedule 6.01 and any Permitted Refinancing thereof;

(i) Indebtedness of either Borrower or any of their Restricted Subsidiaries with respect to Capital Leases, sale-lease back transactions and purchase money Indebtedness in an aggregate principal amount not to exceed at any time $50,000,000; provided that any such Indebtedness shall be secured only by the asset (including all accessions, attachments, improvements and the proceeds thereof) acquired in connection with the incurrence of such Indebtedness;

(j) (i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Restricted Subsidiary or Indebtedness attaching to assets that are acquired by either Borrower or any of their Restricted Subsidiaries, in each case after the Closing Date as the result of a Permitted Acquisition, in an aggregate principal amount not to exceed $75,000,000 at any one time outstanding; provided that (x) such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof and (y) such Indebtedness is not guaranteed in any respect by either Borrower or any of their Restricted Subsidiaries (other than by any such person that so becomes a Subsidiary or any guaranty that is otherwise permitted pursuant to this Section 6.01), and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided, that the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension;

(k) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties, surety bonds or performance bonds securing the performance of either Borrower or any of their Restricted Subsidiaries pursuant to such agreements, in connection with permitted Investments or permitted asset sales;

(l) any (i) Permitted Pari Passu Secured Refinancing Debt and any Permitted Refinancing thereof (or successive Permitted Refinancings thereof), (ii) any Permitted Junior Secured Refinancing Debt and any Permitted Refinancing thereof (or successive Permitted Refinancings thereof), (iii) any Permitted Unsecured Refinancing Debt and any Permitted Refinancing thereof (or successive Permitted Refinancings thereof), and (iv) Incremental Equivalent Debt and any Permitted Refinancing thereof (or successive Permitted Refinancings thereof), in each case incurred in accordance with this Agreement;

(m) the Deferred Merger Consideration (as defined in the Location Labs Acquisition Agreement) and any other Earn-Out Obligations of the Borrowers, in each case, in connection with the Location Labs Acquisition and as contemplated by the terms of the Location Labs Acquisition Agreement as in effect on the Closing Date;

(n) Indebtedness in respect of any Borrowers and their Restricted Subsidiaries incorporated in The Netherlands arising under a declaration of joint and several liability (hoofdeliike aansprakelijkheid) as referred to in Section 2:403 of the Dutch Civil Code; and

(o) Indebtedness arising as a result of a fiscal unity (fiscale eenheid) between members of the group incorporated in The Netherlands.

Section 6.02. Liens. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of either Borrower or any of their Restricted Subsidiaries, whether now owned or hereafter acquired, or any income, profits or royalties therefrom, except:

(a) Liens under the Collateral Documents in favor of Collateral Agent for the benefit of Secured Parties;

(b) statutory Liens for Taxes if obligations with respect to such Taxes are not yet delinquent or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which adequate reserves have been made in accordance with GAAP;

(c) statutory Liens of landlords, banks (and rights of set off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Code or ERISA or a violation of Section 436 of the Code), in each case (i) incurred in the ordinary course of business, (ii) for amounts not yet overdue or (iii) for amounts that are overdue and that, in the case of any such amounts overdue for a period in excess of thirty days, are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d) Liens incurred in the ordinary course of business in connection with (i) workers’ compensation, unemployment insurance and other types of social security, retirement benefits, pensions or similar legislation or (ii) to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness);

(e) easements, rights of way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of either Borrower or any of their Restricted Subsidiaries;

(f) any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder and other statutory or common law landlords’ liens under leases;

(g) Liens solely on any Cash or Cash Equivalent earnest money deposits made by either Borrower or any of their Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(h) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property, consignment of goods and similar arrangements entered into in the ordinary course of business;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property;

(k) leases, subleases, licenses or sublicenses granted by either Borrower or any of their Restricted Subsidiaries in the ordinary course of business;

(l) Liens in existence on the date hereof listed on Schedule 6.02 and modifications, replacements, renewals or extensions thereof, provided, that no such Lien is spread to cover any additional property (other than accessions, attachments, improvements and the proceeds thereof) after the Closing Date and the amount of the aggregate obligations, if any, secured by any such Lien are not increased;

(m) Liens securing Indebtedness permitted pursuant to Section 6.01(i); provided, any such Lien shall encumber only the asset (including all accessions, attachments, improvements and the proceeds thereof) acquired with the proceeds of such Indebtedness;

(n) Liens securing Indebtedness permitted by Section 6.01(j); provided any such Lien shall encumber only those assets (including all accessions, attachments, improvements and the proceeds thereof) which secured such Indebtedness at the time such assets were acquired by Borrowers or their Restricted Subsidiaries;

(o) attachment and judgment Liens, to the extent and for so long as the underlying judgments and decrees do not constitute an Event of Default pursuant to Section 9.01;

(p) customary encumbrances or restrictions (including put and call agreements) with respect to the Equity Interests of any Joint Venture in favor of the other parties to such Joint Venture;

(q) Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection or (ii) in favor of a banking institution or other financial institution arising as a matter of law (including Articles 24 or 25 of the general terms and conditions used by banks conducting business in, or incorporated under the laws of, The Netherlands), encumbering deposits or investment property (including the right of set-off) and which are within the general parameters customary in the banking, brokerage and financial industry;

(r) Liens on insurance proceeds securing the premium of financed insurance proceeds;

(s) Liens on specific items of inventory or other goods and the proceeds thereof securing obligations in respect of documentary letters of credit or bankers’ acceptances issued or created for the account of either Borrower or any of their Restricted Subsidiaries in the ordinary course of business to facilitate the purchase, shipment or storage of such inventory or other goods;

(t) Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Credit Parties in the ordinary course of business;

(u) Liens approved by Collateral Agent appearing on Schedule B to any Title Policy;

(v) Liens on Cash and Cash Equivalents in an aggregate principal amount not to exceed $20,000,000 securing obligations under Hedging Agreements entered into in the ordinary course of business and not for speculative purposes;

(w) Liens on property constituting Collateral of Credit Parties securing obligations issued or incurred under (including any Guaranty thereof permitted under Section 6.01(g)) (i) any Permitted Pari Passu Secured Refinancing Debt and the documentation related thereto and any Permitted Refinancing thereof (or successive Permitted Refinancings thereof), (ii) any Permitted Junior Secured Refinancing Debt and the documentation related thereto and any Permitted Refinancing thereof (or successive Permitted Refinancings thereof), (iii) any Permitted Unsecured Refinancing Debt and the documentation related thereto and any Permitted

Refinancing thereof (or successive Permitted Refinancings thereof), or (iv) any Incremental Equivalent Debt and the documentation related thereto and any Permitted Refinancing thereof (or successive Permitted Refinancings thereof), in each case, to the extent required by the documentation in respect of such notes or loans, as applicable; provided that at the time of incurrence thereof such obligations are permitted to be secured pursuant to the definitions of Permitted Junior Secured Refinancing Debt, Permitted Pari Passu Secured Refinancing Debt or Permitted Refinancing or Section 2.23(g), as applicable; and

(x) other Liens on assets securing Indebtedness and other obligations in an aggregate amount (or, in the case of Indebtedness, aggregate principal amount) not to exceed $75,000,000 at any time outstanding.

Section 6.03. No Further Negative Pledges. No Credit Party nor any of its Restricted Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Obligations, except with respect to (a) restrictions identified on Schedule 6.03 hereto, (b) this Agreement and the other Credit Documents, (c) any agreements governing any purchase money Liens or Capital Lease obligations otherwise permitted hereby, if the prohibition or limitation therein is only effective against the assets financed thereby, (d) agreements for the benefit of the holders of Liens described in Section 6.02(n) and applicable solely to the property subject to such Lien, (e) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Credit Documents on any Collateral securing the Obligations and that does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Credit Party to secure the Obligations, (f) covenants in any Indebtedness permitted pursuant to Section 6.01(c) to the extent such restrictions or conditions are no more restrictive than the restrictions and conditions in the Credit Documents or, in the case of Indebtedness of any Restricted Subsidiary that is not a Credit Party, are imposed solely on Restricted Subsidiaries that are not Credit Parties, and (g) any prohibition or limitation that (i) exists pursuant to applicable law, (ii) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.08 pending the consummation of such sale solely with respect to such property being disposed of, (iii) restricts subletting or assignment of any lease governing a leasehold interest of a Borrower or a Restricted Subsidiary, (iv) exists in any agreement in effect at the time such Restricted Subsidiary becomes a Subsidiary of a Borrower, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary, or (v) is imposed by any amendments or refinancings that are otherwise permitted by the Credit Documents of the contracts, instruments or obligations referred to in clauses (a), (c), (e), (f) or (g)(iv); provided that such amendments and refinancings are, taken as a whole, no more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment or refinancing and (h) customary provisions in Joint Venture agreements and other similar agreements applicable to Joint Ventures and applicable solely to such Joint Venture entered into in the ordinary course of business.

Section 6.04. Restricted Payments. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, declare, order, pay any sum for, or set apart assets for a sinking or other analogous fund for, any Restricted Payment (other than in connection with a Permitted Refinancing therefor) except that:

(a) any Restricted Subsidiary of a Borrower may declare and pay dividends or make other distributions to (i) its equity holders on a ratable basis, (ii) Borrowers or (iii) Guarantors;

(b) Administrative Borrower (and in the case of clause (i), Location Labs) may make Restricted Payments (i) pursuant to and in accordance with Class B Common Stock Agreements, (ii) stock option plans or other compensation benefit plans, including the retention of Equity Interests in payment of withholding taxes in connection with equity-based compensation plans or (iii) consisting of distribution of rights pursuant to stockholder rights plans or redemptions of such rights; provided that such redemption is in accordance with the terms of such stockholder rights plans; provided, further, that the aggregate amount of Restricted Payments made pursuant to clauses (ii) and (iii) shall not exceed $20,000,000 during any Fiscal Year and $40,000,000 during the term of this Agreement;

(c) Borrowers may make Restricted Payments consisting of the repurchase of fractional shares of its Securities arising out of stock dividends, splits or combinations, business combinations or conversions of convertible Securities;

(d) so long as no Event of Default has occurred and is continuing or would result therefrom, additional Restricted Payments in an amount not to exceed the Available Amount determined at such time; and

(e) other Restricted Payments in an aggregate amount for all such Restricted Payments under this clause (e) not to exceed $15,000,000.

Section 6.05. Restrictions on Subsidiary Distributions. Except as provided herein or in documentation relating to the Permitted Pari Passu Secured Refinancing Debt, Permitted Junior Secured Refinancing Debt, Permitted Unsecured Refinancing Debt, Incremental Equivalent Debt or any Permitted Refinancing thereof, no Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary of either Borrower to (a) pay dividends or make any other distributions on any of such Restricted Subsidiary’s Equity Interests owned by a Borrower or any other Subsidiary of a Borrower that is a direct or indirect parent company of such Restricted Subsidiary, (b) repay or prepay any Indebtedness owed by such Restricted Subsidiary to a Borrower or any other Subsidiary of a Borrower that is a direct or indirect parent company of such Restricted Subsidiary, (c) make loans or advances to a Borrower or any other Subsidiary of a Borrower that is a direct or indirect parent company of such Restricted Subsidiary, or (d) transfer, lease or license any of its property or assets to a Borrower or any other Subsidiary of a Borrower that is a direct or indirect parent company of such Restricted Subsidiary, other than (in the case of each of the foregoing clauses (a) through (d)) restrictions: (i) any restrictions existing under the Credit Documents, (ii) any encumbrance or restriction pursuant to applicable law or an agreement in effect at or entered into on the Closing Date, (iii) any encumbrance or restriction with respect to a Restricted Subsidiary or any of its Restricted Subsidiaries pursuant to an agreement relating to any Indebtedness incurred by such Restricted Subsidiary prior to the date on which it became a Restricted Subsidiary (other than Indebtedness incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary) and outstanding on such date, which encumbrance or restriction is not applicable to a Borrower or any other Restricted Subsidiary or the properties or assets of a Borrower or any other Restricted Subsidiary, (iv) any encumbrance or restriction pursuant to an agreement effecting a refinancing of Indebtedness incurred pursuant to an agreement referred to in clause (i), (ii) or (iii) of this covenant or this clause (iv) or contained in any amendment to an agreement referred to in clause (i), (ii) or (iii) of this covenant or this clause (iv); provided, however, that the encumbrances and restrictions contained in any such refinancing agreement or amendment are not materially less favorable taken as a whole, as determined by Borrowers in good faith, to the Lenders than the encumbrances and restrictions contained in such predecessor agreement, (v) with respect to clause (d), any encumbrance or restriction (A) that restricts the subletting, assignment or transfer of any property, asset or contractual rights thereto and is contained in any lease, license or other contract entered into in the ordinary course of business or (B) contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements, (vi) any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the disposition of all or substantially all of the Equity Interests or all or any portion of the assets of such Restricted Subsidiary, (vii) restrictions in the transfers of assets encumbered by a Lien permitted by Section 6.02, (viii) any encumbrance or restriction arising under or in connection with any agreement or instrument relating to any Indebtedness permitted by Section 6.01 if (A) either (x) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in the terms of such agreement or instrument or (y) a Borrower in good faith determines that such encumbrance or restriction will not cause such Borrower not to have the funds necessary to pay the Obligations when due and (B) the encumbrance or restriction is not materially more disadvantageous to the Lenders than is customary in comparable financings (as determined in good faith by a Borrower), (ix) any encumbrance or restriction arising under or in connection with any agreement or instrument governing Equity Interests of any Person other than a wholly-owned Subsidiary that is acquired after the Closing Date, (x) customary restrictions and conditions contained in any agreement relating to the disposition of any property permitted by Section 6.08 pending the consummation of such disposition, (xi) customary provisions in Joint Venture agreements and other similar agreements applicable to Joint Ventures, (xii) any encumbrances or restrictions applicable solely to a Restricted Subsidiary that is not a Credit Party and contained in any credit facility extended to any Restricted Subsidiary that is not a Credit Party, (xiii) customary provisions in partnership agreements, limited liability company organizational governance documents and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company or similar person and (xiv) customary net worth provisions or similar financial maintenance provisions contained in real property leases entered into by a Restricted Subsidiary, so long as Borrowers have determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of Borrowers and their Restricted Subsidiaries to meet their ongoing obligations under the Credit Documents.

Section 6.06. Investments. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

(a) Investments in Cash and Cash Equivalents, or any Investments that were Cash Equivalents when made;

(b) Investments owned as of the Closing Date in any Subsidiary and Investments made after the Closing Date in either Borrower and any wholly-owned Restricted Subsidiary of either Borrower;

(c) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Borrowers and their Restricted Subsidiaries;

(d) intercompany loans to the extent permitted under Section 6.01(b) and other Investments in Restricted Subsidiaries which are not Guarantors; provided that such Investments (including through intercompany loans) in Restricted Subsidiaries that are not Guarantors shall not exceed at any time an aggregate amount of $100,000,000;

(e) loans and advances to employees of Borrowers and their Restricted Subsidiaries made in the ordinary course of business in an aggregate principal amount not to exceed $5,000,000;

(f) Permitted Acquisitions; provided that the sum of the aggregate amount of cash Acquisition Consideration paid for all Permitted Acquisitions pursuant to which the Person whose Equity Interests are acquired does not become a Guarantor shall not exceed $50,000,000 for all periods after the Closing Date;

(g) Investments described in Schedule 6.06 hereto (including commitments to make Investments as described therein);

(h) Hedging Obligations entered into in the ordinary course of business and not for speculative purposes;

(i) short term trade receivables in the ordinary course of business;

(j) non-cash consideration received in any disposition permitted by Section 6.08;

(k) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(l) intercompany Investments by any Restricted Subsidiary that is not a Credit Party in any other Restricted Subsidiary that is not a Credit Party;

(m) lease, utility and other similar deposits in the ordinary course of business;

(n) Investments with Net Cash Proceeds from cash equity contributions to, or issuances of new cash Equity Interest (other than Disqualified Equity Interests) of, Borrowers made after the Closing Date and that have not been applied for any other purpose;

(o) Investments of any Person that becomes a Restricted Subsidiary after the date hereof; provided that (i) such Investments exist at the time that such Person becomes a Restricted Subsidiary and (ii) such Investments were not made in anticipation of such Person becoming a Restricted Subsidiary;

(p) the Location Labs Acquisition;

(q) loans for the payment of taxes in connection with the Class B Common Stock Agreements as contemplated by the Location Labs Acquisition Agreement as in effect on the Closing Date; and

(r) so long as no Event of Default has occurred and is continuing before or immediately after giving effect thereto, any Investment in an amount not to exceed the Available Amount determined at such time.

For purposes of covenant compliance with this Section 6.06, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment. Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Payment not otherwise permitted under the terms of Section 6.04.

Section 6.07. Fundamental Changes; Acquisitions. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, consummate any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and capital expenditures in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a) (i) any Restricted Subsidiary of a Borrower may be merged with or into a Borrower or any Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to a Borrower or any Guarantor; provided, in the case of such a merger, such Borrower or such Guarantor, as applicable shall be the continuing or surviving Person, and (ii) any Restricted Subsidiary that is not a Guarantor may be merged with or into any other Restricted Subsidiary that is not a Guarantor or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any Restricted Subsidiary that is not a Guarantor;

(b) Permitted Acquisitions and other Investments permitted by Section 6.06;

(c) any Restricted Subsidiary may merge into or consolidate with any Person in order to consummate a disposition made in compliance with Section 6.08; and

(d) any Immaterial Subsidiary may dissolve, liquidate or wind up its affairs at any time.

Section 6.08. Disposition of Assets. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, convey, sell, lease, enter into a sale and leaseback arrangement or license, exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, except (a) sales and other dispositions of assets that do not constitute Asset Sales and (b) Asset Sales; provided that, in the case of clause (b), (i) the consideration received for such assets shall be in an amount at least equal to the Fair Market Value thereof, (ii) no less than 75% thereof shall be paid in Cash or Cash Equivalents, and (iii) such Credit Party shall have complied with its obligations, if any, with respect to such Asset Sale under Section 2.14.

Section 6.09. Transactions with Shareholders and Affiliates. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, license, lease or exchange of any property or the rendering of any service) with any Affiliate of either Borrower on terms that are materially less favorable, taken as a whole, to the applicable Borrower or applicable Restricted Subsidiary, as the case may be, than those that might be obtained in an arm’s length transaction with a Person that is not an Affiliate; provided, however, that the foregoing restriction shall not apply to (a) any transaction between either Borrower and any of their Restricted Subsidiaries in the ordinary course of business and consistent with past practice or any Restricted Subsidiary and any other Restricted Subsidiary in the ordinary course of business and consistent with past practice; (b) customary fees and indemnifications paid to members of the Management Board of either Borrower and their Restricted Subsidiaries; (c) compensation arrangements for officers and other employees of either Borrower and their Restricted Subsidiaries entered into in the ordinary course of business; (d) Restricted Payments may be made to the extent permitted by Section 6.04; (e) any transaction with an Affiliate where the only consideration paid is Equity Interests of Borrowers (other than Disqualified Equity Interests); (f) transactions described in Schedule 6.09 hereto; (g) transactions that are otherwise expressly permitted by this Agreement; and (h) consummation of the Location Labs Acquisition.

Section 6.10. Conduct of Business. From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, engage in any business other than a Permitted Business.

Section 6.11. Amendments or Waivers of Organizational Documents and Class B Common Stock Agreements. From and after the Closing Date, no Credit Party shall nor shall it permit any of its Restricted Subsidiaries to, agree to any amendment, restatement, supplement or other modification to, or waiver of, any of (a) its Organizational Documents, in a manner that is materially adverse to the Lenders, or (b) the material terms of the Class B Common Stock Agreements, in each case without obtaining the prior written consent of Requisite Lenders to such amendment, restatement, supplement or other modification or waiver.

Section 6.12. Amendments, Waivers or Prepayments with Respect to Certain Indebtedness. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to (a) 126 amend or otherwise change the terms of any Subordinated Indebtedness, if the effect of such amendment or change is (i) in violation of the terms of the subordination agreement pursuant to which such Subordinated Indebtedness is incurred or (ii) change the subordination provisions of such Subordinated Indebtedness (or of any guaranty thereof), or (b) prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (including through a sinking fund or similar deposit), or make any payment in violation of any subordination terms of, any Subordinated Indebtedness except for (i) any permitted refinancing of any Subordinated Indebtedness permitted by Section 6.01, (ii) any such prepayment, payment, redemption, purchase, defeasance or other satisfaction made using the Available Amount available immediately prior to the making of such prepayment, payment, redemption, purchase, defeasance or other satisfaction, (iii) Subordinated Indebtedness owed to the Borrower or any of their Restricted Subsidiaries (subject to the subordination provisions set forth in the Intercompany Note), (iv) the conversion or exchange into Equity Interests (other than Disqualified Equity Interests of a Borrower) and (v) any mandatory prepayment of such Subordinated Indebtedness required under the terms thereof as a result of a “change of control” transaction.

Section 6.13. Fiscal Year; Accounting Changes. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to:

(a) change its Fiscal Year end; or

(b) change its accounting policies or reporting practices, except changes that are required by GAAP, or change independent accountants other than to any nationally recognized firm or such other firm reasonably acceptable to Administrative Agent.

Section 6.14. Issuance of Disqualified Equity Interests. Except as provided in the Class B Common Stock Agreements, no Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, issue any Disqualified Equity Interests or become liable in respect of any obligation (contingent or otherwise) to purchase, redeem or retire, acquire or make any other payment in respect of any Disqualified Equity Interests of either Borrower or any of their Restricted Subsidiaries.

Section 6.15. Sales and Leasebacks. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to enter into any arrangement with any Person providing for the leasing by any Borrower or any Restricted Subsidiary of personal property that has been or is to be sold or transferred by such Borrower or Restricted Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Borrower or such Restricted Subsidiary.

Section 6.16. Sanctions. Neither the Borrowers nor any of their Restricted Subsidiaries shall generate any profits or revenues from any activities undertaken in connection with or as a result of the Permitted License or any other activity in a Sanctioned Country unless the Requisite Lenders and HSBC Bank as Lender have consented to such activities pursuant to the terms of Section 11.05.

ARTICLE 7

FINANCIAL COVENANT

Section 7.01. Total Net Leverage Ratio. Without the written consent of the Requisite Revolving Lenders, Borrowers shall not permit the Total Net Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending December 31, 2014, to exceed 3.50 to 1.00 (the “Financial Covenant”).

ARTICLE 8

GUARANTY

Section 8.01. Guaranty of the Obligations. Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay or similar provision of any Debtor Relief Law) (collectively, the “Guaranteed Obligations”).

Section 8.02. Payment by Guarantors. Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrowers to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay or similar provision of any Debtor Relief Law), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrowers’ becoming the subject of a case under any Debtor Relief Law, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrowers for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

Section 8.03. Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability and this Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b) Administrative Agent may enforce this Guaranty during the continuation of an Event of Default notwithstanding the existence of any dispute between Borrowers and any Beneficiary with respect to the existence of such Event of Default;

(c) the obligations of each Guarantor hereunder are independent of the obligations of Borrowers and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrowers, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrowers or any of such other guarantors and whether or not Borrowers are joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e) any Beneficiary, upon such terms as it deems appropriate under the relevant Credit Document, Secured Hedge Agreement or Secured Treasury Services Agreement, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Secured Hedge Agreement or Secured Treasury Services Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Credit Party or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents, any Secured Hedge Agreements or any Secured Treasury Services Agreements; and

(f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations (other than contingent indemnification obligations for which no claim has been made, Obligations under or in respect of Secured Hedge Agreements and Secured Treasury Services Agreements and the cancellation or expiration or cash collateralization of all Letters of Credit in an amount equal to 103% of Letter of Credit Usage at such time on terms reasonably satisfactory to Issuing Bank)), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, any Secured Hedge Agreements, any Secured Treasury Services Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Secured Hedge Agreements, any of the Secured Treasury Services Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Secured Hedge Agreement, such Secured Treasury Services Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents, any of the Secured Hedge Agreements, any of the Secured Treasury Services Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of either Borrower or any of their Restricted Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set offs or counterclaims which Borrowers may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

Anything contained in this Agreement to the contrary notwithstanding, the obligations of each Guarantor under this Agreement shall be limited to an aggregate amount equal to the largest amount that would not render its obligations under this Agreement subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any comparable provision of any Debtor Relief Law.

Section 8.04. Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrowers, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrowers, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of any Credit Party or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrowers or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrowers or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith, gross negligence or willful misconduct; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto, and (v) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Secured Hedge Agreements, Secured Treasury Services Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrowers and notices of any of the matters referred to in Section 8.03 and any right to consent to any thereof; and (f) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

Section 8.05. Guarantors’ Rights of Subrogation, Contribution, Etc.. Until the Guaranteed Obligations shall have been paid in full (other than contingent indemnification obligations for which no claim has been made and Obligations under or in respect of Secured Hedge Agreements and Secured Treasury Services Agreements) and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled or cash collateralized, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrowers or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (i) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrowers with respect to the Guaranteed Obligations, (ii) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Borrowers, and (iii) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been paid in full (other than contingent indemnification obligations for which no claim has been made and Obligations under or in respect of Secured Hedge Agreements and Secured Treasury Services Agreements) and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled or cash collateralized in an amount equal to 103% of Letter of Credit Usage at such time on terms reasonably satisfactory to Issuing Bank, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrowers or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Borrowers, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations (other than contingent indemnification obligations for which no claim has been made and Obligations under or in respect of Secured Hedge Agreements and Secured Treasury Services Agreements) shall not have been paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

Section 8.06. Subordination of Other Obligations. Any Indebtedness of either Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of the Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

Section 8.07. Continual Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled or cash collateralized in an amount equal to 103% of Letter of Credit Usage at such time. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

Section 8.08. Authority of Guarantors or Borrowers. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or either Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

Section 8.09. Financial Condition of Borrowers. Any Credit Extension may be made to Borrowers or continued from time to time and any Secured Hedge Agreement or any Secured Treasury Services Agreement may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrowers at the time of any such grant or continuation or at the time such Secured Hedge Agreement or Secured Treasury Services Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrowers. Each Guarantor has adequate means to obtain information from Borrowers on a continuing basis concerning the financial condition of Borrowers and its ability to perform its obligations under the Credit Documents, the Secured Hedge Agreements and the Secured Treasury Services Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrowers and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Borrowers now known or hereafter known by any Beneficiary.

Section 8.10. Bankruptcy, Etc.

(a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Borrowers or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrowers or any other Guarantor or by any defense which Borrowers or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and the Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrowers of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by Borrowers, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

Section 8.11. Discharge of Guaranty Upon Sale of Guarantor. If all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) or any Guarantor shall become an Immaterial Subsidiary in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such sale or disposition.

Section 8.12. Excluded Swap Obligations. Each Credit Party that is a Qualified ECP Guarantor at the time the Guaranty or the grant of the security interest hereunder and under the Credit Documents, in each case, by any Specified Loan Party, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under this Guaranty and the other Credit Documents in respect of such Swap Obligation (but, in each case, only up to such Qualified ECP Guarantor’s maximum liability hereunder). The obligations and undertakings of each Qualified ECP Guarantor under this Section 8.12 shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Qualified ECP Guarantor intends this Section 8.12 to constitute, and this Section 8.12 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

Section 8.13. Limitations.

(a) This Guaranty does not apply to any liability to the extent that it would result in this Guaranty constituting unlawful financial assistance within the meaning of any applicable provisions under the laws of the jurisdiction of incorporation of the relevant Credit Party.

(b) In relation to any Guarantor organized under the laws of the Czech Republic, this Guaranty shall be limited to an amount equal to the Czech Limitation Amount; provided, that upon the commencement of any bankruptcy, insolvency or other similar proceedings involving pro rata payment of general creditors’ claims in relation to such Guarantor or its assets, the limitation in this subsection (b) shall cease to apply.

ARTICLE 9

EVENTS OF DEFAULT

Section 9.01. Events of Default. If any one or more of the following conditions or events shall occur:

(a) Failure to Make Payments When Due. Failure by Borrowers to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; (ii) when due any amount payable to Issuing Bank in reimbursement of any drawing under a Letter of Credit; or (iii) any interest on any Loan or any fee or any other amount due hereunder within three Business Days after the date due; or

(b) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.06, Section 5.01(f)(i), Section 5.02 (solely with respect to Borrowers), Section 5.12, Article 6 or Article 7; provided, that an Event of Default under this clause (b) as a result of a breach of any Financial Covenant (any such Event of Default, a “Financial Covenant Event of Default”) shall not constitute an Event of Default for purposes of any Term Loan unless and until the Requisite Revolving Lenders under the Revolving Facility have declared all outstanding Obligations under the Revolving Facility to be immediately due and payable in accordance with Section 9.03, and such declaration has not been rescinded on or before such date; or

(c) Breach of Representations, Etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Restricted Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(d) Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other clause of this Section 9.01, and such default shall not have been remedied or waived within thirty days after the receipt by Borrowers of notice from Administrative Agent or any Lender of such default; or

(e) Default in Other Agreements. Any Credit Party shall (i) fail to pay any principal or interest (or, in the case of any Hedging Agreement, any termination payment or other payment obligation), regardless of amount, due in respect of any Indebtedness (other than the Obligations or intercompany debts) or Hedging Obligations, when and as the same shall become due and payable beyond any applicable grace period or (ii) after giving effect to any grace period, fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness or such Hedging Obligations, as the case may be, if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf (or, in the case of any Hedge Agreement, the applicable counterparty) (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness or such Hedging Obligations, as the case may be, to become due prior to its stated maturity or become subject to a mandatory offer purchase by the obligor (or, in the case of any Hedging Agreement, to cause the termination thereof); provided that it shall not constitute an Event of Default pursuant to this clause (e) unless the aggregate amount of all such Indebtedness and Hedging Obligations referred to in clauses (i) and (ii) without duplication, then exceeds $10,000,000 (provided that, in the case of Hedging Obligations, the amount counted for this purpose shall be the amount payable by any Credit Party if such Hedging Obligations were terminated at such time); or

(f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of either Borrower or any of their Restricted Subsidiaries (other than Immaterial Subsidiaries) in an involuntary case under any Debtor Relief Law, which decree or order is not stayed or any action similar thereto; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against either Borrower or any of their Restricted Subsidiaries (other than Immaterial Subsidiaries) under any Debtor Relief Law; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over either Borrower or any of their Restricted Subsidiaries (other than Immaterial Subsidiaries), or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of either Borrower or any of their Restricted Subsidiaries (other than Immaterial Subsidiaries) for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of either Borrower or any of their Restricted Subsidiaries (other than Immaterial Subsidiaries), and any such event described in this clause (f) shall continue for sixty days without having been dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) either Borrower or any of their Restricted Subsidiaries (other than Immaterial Subsidiaries) shall have an order for relief entered with respect to it or shall commence a voluntary case under any Debtor Relief Law, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or either Borrower or any of their Restricted Subsidiaries (other than Immaterial Subsidiaries) shall make any general assignment for the benefit of creditors; or (ii) either Borrower or any of their Restricted Subsidiaries (other than Immaterial Subsidiaries) shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of either Borrower or any of their Restricted Subsidiaries (other than Immaterial Subsidiaries) (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 9.01(f); or

(h) Other Insolvency. A notice of insolvency (melding van betalingsonmacht) under Article 36 Tax Collection Act (Invorderingswet 1990) has been given by any Credit Party to the relevant Dutch Governmental Authority; or

(i) Judgments and Attachments. Any (i) money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $10,000,000 (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against either Borrower or any of their Restricted Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty consecutive days or (ii) any non-monetary judgment, writ or warrant of attachment or similar process shall be entered or filed against either Borrower or any of their Restricted Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty consecutive days and such non-monetary judgment, writ, warrant of attachment or similar process could reasonably be expected to have a Material Adverse Effect; or

(j) Dissolution. Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party (other than as permitted under Section 6.07) and such order shall remain undischarged or unstayed for a period in excess of sixty days; or

(k) Employee Benefit Plans. There shall occur one or more ERISA Events or Non-U.S. Benefit Plan Events which individually or in the aggregate results in or could reasonably be expected to result in a Material Adverse Effect; or

(l) Change of Control. A Change of Control shall occur; or

(m) Guaranties, Collateral Documents and Other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have, subject to the Agreed Security Principles, a valid and perfected Lien in any material portion of the Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party or shall contest in writing the validity or perfection of any Lien in any material portion of the Collateral purported to be covered by the Collateral Documents; or

(n) Subordinated Debt. (i) Any of the Obligations of the Credit Parties under the Credit Documents for any reason shall cease to be “senior debt,” “senior indebtedness,” “designated senior debt,” “guarantor senior debt” or “senior secured financing” (or any comparable term) under, and as defined in, any Junior Financing Documentation, (ii) the subordination provisions set forth in any Junior Financing Documentation shall, in whole or in part, cease to be effective or cease to be legally valid, bonding and enforceable against the holders of any Junior Financing, if applicable, or (iii) any Credit Party, any Subsidiary of any Credit Party, the trustee in respect of any Junior Financing, or the holders of any Junior Financing, as the case may be, shall assert any of the foregoing.

Section 9.02. Remedies.

(a) (1) Upon the occurrence of any Event of Default described in Section 9.01(f), (g) or (h), automatically, and (2) except as provided in clause (b) below, upon the occurrence and during the continuance of any other Event of Default (other than a Financial Covenant Event of

Default), at the request of (or with the consent of) Requisite Lenders, upon notice to Borrowers by Administrative Agent, (A) the Revolving Commitments, if any, of each Lender having such Revolving Commitments and the obligation of Issuing Bank to issue any Letter of Credit shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Loans, (II) any amounts required to be deposited in respect of Letters of Credit pursuant to Section 2.04(i), and (III) all other Obligations (other than contingent indemnification obligations for which no claim has been made and Obligations under or in respect of Secured Hedge Agreements and Secured Treasury Services Agreements); provided, the foregoing shall not affect in any way the obligations of Lenders under Section 2.03(b)(v) or Section 2.04(e); (C) Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents; and (D) Administrative Agent shall direct Borrowers to pay (and Borrowers hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 9.01(f), (g) or (h) to pay) to Administrative Agent such additional amounts of cash as reasonable requested by Issuing Bank, to be held as security for Borrowers’ reimbursement Obligations in respect of Letters of Credit then outstanding as set forth in Section 2.04(i).

(b) Upon the occurrence and during the continuation of a Financial Covenant Event of Default that is unwaived, the Requisite Revolving Lenders may, immediately upon such breach (i) declare that such breach constitutes an Event of Default for Section 9.01 and (ii) either (x) terminate the Revolving Commitment and/or (y) take the actions specified in Section 9.02(a) in respect of the Revolving Commitments, the Revolving Loans and the Letter of Credit obligations. In respect of a Financial Covenant Event of Default that is continuing, the Requisite Lenders may take the actions specified in Section 9.02(a) on the date that the Requisite Revolving Lenders terminate the Revolving Commitments or accelerate all Obligations in respect of the Revolving Loans; provided however, that the Requisite Lenders may not take such actions if either (1) all Obligations under the Revolving Loans have been repaid in full and the Revolving Commitments have been terminated or (2) the Financial Covenant Event of Default has been waived by the Requisite Revolving Lenders.

ARTICLE 10

AGENTS

Section 10.01. Appointment of Agents. HSBC Bank USA is hereby appointed (and HSBC Bank USA hereby accepts such appointment) Administrative Agent and Collateral Agent hereunder and under the other Credit Documents and each Lender (including in its capacities as a potential counterparty under a Secured Hedge Agreement or Secured Treasury Services Agreement), Secured Party and Issuing Bank hereby authorizes HSBC Bank USA (and HSBC Bank USA hereby accepts such appointment) to act as Administrative Agent and Collateral Agent in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Article 10 are solely for the benefit of Agents and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, 138 each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for either Borrower or any of their Restricted Subsidiaries.

Section 10.02. Powers and Duties.

(a) No Agent shall have any duties or obligations except those expressly set forth herein. The obligations of the Agents under this Agreement are several and not joint. Without limiting the generality of the foregoing, (i) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (ii) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is required to exercise in writing as directed by the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.05), and (iii) except as expressly set forth herein, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrowers or any of their Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.05) or in the absence of its own gross negligence or willful misconduct. Each Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to such Agent by a Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

(b) Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing reasonably believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(c) Each Agent shall be entitled to take any action or to refuse to take any action which such Agent regards as necessary for such Agent to comply with any applicable law, regulation, fiscal requirement or court order of any Governmental Authority, or the rules, operating procedures or market practice of any relevant stock exchange or other market or clearing system.

(d) No Agent shall be required to expend or risk any of its own funds in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

Section 10.03. General Immunity.

(a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.

(b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable, financially or otherwise, to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 11.05) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document reasonably believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Borrowers and their Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 11.05).

(c) Delegation of Duties. Each of Administrative Agent and Collateral Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by Administrative Agent or Collateral Agent, as applicable. Administrative Agent and Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 10.03 and of Section 10.06 shall apply to any Affiliates of each Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent, as applicable. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 10.03 and of Section 10.06 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent or Collateral Agent, as applicable, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent or Collateral Agent, as applicable, and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent. Arrangers shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.

(d) No Liability for Force Majeure. No Agent shall incur any liability for failing to perform any act or failing to fulfill any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of any Agent (including but not limited to any act or provision of any present or future law or regulation of any Governmental Authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

Section 10.04. Agents Entitled to Act as Lender. Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with either Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

Section 10.05. Lenders’ Representations, Warranties and Acknowledgment.

(a) Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b) Each Lender, by delivering its signature page to this Agreement, an Assignment Agreement or a Joinder Agreement and funding its Revolving Loans on the Closing Date or by the funding of any New Loans or any Refinancing Loans, as the case may be, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date or as of the date of funding of such New Term Loan or New Revolving Loans.

Section 10.06. Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent and Issuing Bank, to the extent that such Agent or Issuing Bank shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent or Issuing Bank in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s or Issuing Bank’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to any Agent or Issuing Bank for any purpose shall, in the opinion of such Agent or Issuing Bank, be insufficient or become impaired, such Agent or Issuing Bank may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent or Issuing Bank against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent or Issuing Bank against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

Section 10.07. Successor Administrative Agent, Collateral Agent.

(a) Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to Lenders and Borrowers. Administrative Agent shall have the right to appoint a financial institution to act as Administrative Agent and/or Collateral Agent hereunder, subject to the reasonable satisfaction of Borrowers and the Requisite Lenders, and Administrative Agent’s resignation shall become effective on the earliest of (i) thirty days after delivery of the notice of resignation, (ii) the acceptance of such successor Administrative Agent by Borrowers and the Requisite Lenders or (iii) such other date, if any, agreed to by Borrowers and the Requisite Lenders. Upon any such notice of resignation, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, Requisite Lenders shall have the right, in consultation with Borrowers, to appoint a successor Administrative Agent. If neither Requisite Lenders nor Administrative Agent have appointed a successor Administrative Agent, Requisite Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that, until a successor Administrative Agent is so appointed by Requisite Lenders or Administrative Agent, any collateral security held by Administrative Agent in its role as Collateral Agent on behalf of the Lenders or Issuing Bank under any of the Credit Documents shall be transferred to and held by an existing Lender selected by the Requisite Lenders (the “Requisite Lender Representative”) to the extent a successor Administrative Agent has not been appointed by the date that is thirty days after the resignation of Collateral Agent until such time as a successor Collateral Agent is appointed. Any successor Administrative Agent shall be a bank with an office in the United States or an Affiliate of any such bank with an office in the United States. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent or Requisite Lender Representative, as applicable, shall promptly (x) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (y) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, including executing such documents that are required to transfer the Dutch law governed Collateral to the successor Collateral Agent, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Administrative Agent or Requisite Lender Representative, as applicable, shall be discharged from its duties and obligations hereunder. Except as provided above, any resignation of HSBC Bank USA or its successor as Administrative Agent pursuant to this Section 10.07 shall also constitute the resignation of HSBC Bank USA or its successor as Collateral Agent. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder. Any successor Administrative Agent appointed pursuant to this Section 10.07 shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder.

(b) In addition to the foregoing, Collateral Agent may resign at any time by giving prior written notice thereof to Lenders and the Grantors. Administrative Agent shall have the right to appoint a financial institution as Collateral Agent hereunder, subject to the reasonable satisfaction of Borrowers and the Requisite Lenders and Collateral Agent’s resignation shall become effective on the earliest of (i) thirty days after delivery of the notice of resignation, (ii) the acceptance of such successor Collateral Agent by Borrowers and the Requisite Lenders or (iii) such other date, if any, agreed to by the Requisite Lenders and Borrowers. Upon any such notice of resignation, Requisite Lenders shall have the right, upon five Business Days’ notice to Administrative Agent and in consultation with Borrowers, to appoint a successor Collateral Agent. In the event that Collateral Agent’s resignation becomes effective prior to the appointment of a successor Collateral Agent by the Requisite Lenders or Administrative Agent, any collateral security held by Collateral Agent on behalf of the Lenders or Issuing Bank under any of the Credit Documents shall be transferred to and held by the Requisite Lender Representative to the extent a successor Collateral Agent has not been appointed by the date that is thirty days after the resignation of Collateral Agent, until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Agreement and the Collateral Documents, and the retiring Collateral Agent or Requisite Lender Representative, as applicable, under this Agreement shall promptly (x) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held hereunder or under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Collateral Documents, and (y) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, including executing such documents that are required to transfer the Dutch law governed Collateral to the successor Collateral Agent, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring Collateral Agent or Requisite Lender Representative, as applicable, shall be discharged from its duties and obligations under this Agreement and the Collateral Documents. After any retiring Collateral Agent’s resignation or removal hereunder as Collateral Agent, the provisions of this Agreement and the Collateral Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Collateral Documents while it was Collateral Agent hereunder.

(c) Notwithstanding the above, any entity into which an Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which an Agent in its individual capacity shall be a party, or any corporation to which substantially all of the corporate trust business of an Agent in its individual capacity may be transferred, shall succeed to such Agent without any further action.

Section 10.08. Collateral Documents and Guaranty.

(a) Agents under Collateral Documents and Guaranty. Each Secured Party hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Guaranty, the Collateral and the Collateral Documents; provided that neither Administrative Agent nor Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any Secured Hedge Agreement or Secured Treasury Services Agreement. Subject to Section 11.05, without further written consent or authorization from any Secured Party, Administrative Agent or Collateral Agent, as applicable, may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 11.05) have otherwise consented or (ii) release any Guarantor from the Guaranty pursuant to Section 8.11 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 11.05) have otherwise consented.

(b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, Borrowers, Administrative Agent, Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale or other disposition.

(c) Rights under Secured Hedge Agreements. No Secured Hedge Agreement will create (or be deemed to create) in favor of any Lender Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Credit Documents except as expressly provided in Section 11.05(c)(v) of this Agreement and Section 7.3 of the Pledge and Security Agreement. By accepting the benefits of the Collateral, such Lender Counterparty shall be deemed to have appointed Collateral Agent as its agent and agreed to be bound by the Credit Documents as a Secured Party, subject to the limitations set forth in this clause (c).

(d) Rights under Secured Treasury Services Agreements. No Secured Treasury Services Agreement will create (or be deemed to create) in favor of any Treasury Services Provider that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Credit Documents except as expressly provided in Section 11.05(c)(v) of this Agreement and Section 7.3 of the Pledge and Security Agreement. By accepting the benefits of the Collateral, such Treasury Services Provider shall be deemed to have appointed Collateral Agent as its agent and agreed to be bound by the Credit Documents as a Secured Party, subject to the limitations set forth in this clause (d).

(e) Release of Collateral and Guarantee; Termination of Credit Documents. Notwithstanding anything to the contrary contained herein or any other Credit Document, when all Obligations (other than obligations in respect of any Secured Hedge Agreement or Secured Treasury Services Agreement and contingent indemnification obligations for which no claim has been made) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding (or the outstanding Letters of Credit have been cash collateralized in an amount equal to 103% of all Letter of Credit Usage at such time in a manner satisfactory to the applicable Issuing Bank), upon request of Borrowers, Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any Affiliate of any Lender that is a party to any Secured Hedge Agreement or Secured Treasury Services Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all Guaranteed Obligations provided for in any Credit Document, whether or not on the date of such release there may be outstanding Obligations in respect of Secured Hedge Agreements or Secured Treasury Services Agreements. Any such release of Guaranteed Obligations shall be deemed subject to the provision that such Guaranteed Obligations shall be reinstated, if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of either Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, either Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made; provided, that to the extent any action on the part of a Credit Party is required to reinstate such Guaranteed Obligations, such Credit Party shall promptly take such actions.

(f) Intercreditor Agreements. Administrative Agent or Collateral Agent, as applicable, is hereby irrevocably authorized by each of the Lenders, without requiring further action by the Lenders (and shall, upon the written request of Administrative Borrower), to (and to execute any documents or instruments necessary to) enter into any Intercreditor Agreements and any other intercreditor arrangements contemplated by the terms hereof, and the parties hereto acknowledge that such intercreditor agreements are binding upon them. Each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any Intercreditor Agreements, (b) hereby authorizes and instructs Administrative Agent and Collateral Agent to enter into any Intercreditor Agreements and to subject the Liens on the Collateral securing the Obligations to the provisions thereof and (c) without any further consent of the Lenders, hereby authorizes and instructs Administrative Agent and Collateral Agent to negotiate, execute and deliver on behalf of the Secured Parties any intercreditor agreement or any amendment (or amendment and restatement) to the Collateral Documents. In addition, each Lender hereby authorizes Administrative Agent and Collateral Agent, without requiring further action by the Lenders, to enter into (i) any amendments to Intercreditor Agreements, and (ii) any other intercreditor arrangements, in the case of clauses (i), and (ii) to the extent required to give effect to the establishment of intercreditor rights and privileges as contemplated and required or permitted by Section 6.02 of this Agreement. Each Lender acknowledges and agrees that any of Administrative Agent and Collateral Agent (or one or more of their respective Affiliates) may (but are not obligated to) act as the “senior representative” or like term for the holders of Indebtedness pursuant to Refinancing Loans under the security agreements with respect thereto or any Intercreditor Agreement. Each Lender waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against any Agent or any of its affiliates any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices.

(a) Notices Generally. Any notice or other communication herein required or permitted to be given to a Credit Party, Collateral Agent, Administrative Agent or Issuing Bank shall be sent to such Person’s address as set forth on Schedule 11.01 or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Schedule 11.01 or otherwise indicated to Administrative Agent in writing. Except as otherwise set forth in paragraph (b) below, each notice hereunder shall be in writing and may be personally served, sent by telefacsimile or mailed by certified or registered mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile, or three Business Days after depositing it in the certified or registered mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent as applicable; provided further, any such notice or other communication shall at the request of Administrative Agent be provided to any sub-agent appointed pursuant to Section 10.03(c) hereto as designated by Administrative Agent from time to time.

(b) Electronic Communications.

(i) Notices and other communications to any Agent and Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by Administrative Agent; provided that the foregoing shall not apply to notices to any Agent, any Lender or any applicable Issuing Bank pursuant to Article 2 if such Person has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Administrative Agent or Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(ii) Each Credit Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other 147 risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iii) The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agents nor any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications.

(iv) Each Credit Party, each Lender, each Issuing Bank and each Agent agrees that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies.

(c) Private Side Information Contacts. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Non-Public Information with respect to Borrowers, their Subsidiaries or their securities for purposes of United States federal or state securities laws. In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither of the Borrowers nor Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Credit Documents.

Section 11.02. Expenses. Whether or not the transactions contemplated hereby shall be consummated, Borrowers agree to pay or reimburse promptly (i) all the reasonable out-of-pocket costs and expenses incurred by Administrative Agent, Collateral Agent and Arrangers in connection with the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto (including the reasonable fees, expenses and disbursements of one primary counsel (with exceptions for conflicts of interest) and one local counsel in each relevant jurisdiction); (ii) all other reasonable out-of-pocket costs and expenses incurred by each Agent and Issuing Bank in connection with the syndication of the Loans and Commitments and the transactions contemplated by the Credit Documents and any consents, amendments, waivers or other modifications thereto; (iii) all the reasonable costs and out-of-pocket expenses of Collateral Agent in connection with creating, perfecting, recording, maintaining and preserving Liens in favor of Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, out-of-pocket expenses and disbursements of one primary counsel (with exceptions for conflicts of interest) and one local counsel in each relevant jurisdiction; and (iv) all costs and expenses, including reasonable fees of one primary counsel (with exceptions for conflicts of interest) and one local counsel in each relevant jurisdiction and costs of settlement, incurred by any Agent, Issuing Bank and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings.

Section 11.03. Indemnity.

(a) In addition to the payment of expenses pursuant to Section 11.02, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent, Issuing Bank and Lender and each of their respective officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents and Affiliates (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from: (i) the gross negligence, bad faith or willful misconduct of such Indemnitee, (ii) a material breach of the obligations of such Indemnitee hereunder or (iii) any proceeding between or among Indemnitees that does not involve an act or omission by Borrowers or their Restricted Subsidiaries (other than claims against Administrative Agent or any Arranger in its capacity or in fulfilling its role as Administrative Agent or an Arranger or any similar role hereunder (excluding its role as a Lender)). To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 11.03 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b) To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against each Credit Party or each Lender, Issuing Bank, Agent, Arranger, as applicable, and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each party hereto hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued 149 and whether or not known or suspected to exist in its favor, provided that nothing contained in this sentence shall limit the indemnity of the Credit Parties set forth in this Section 11.03.

(c) Each Credit Party also agrees that no Lender, Issuing Bank, Agent, Arranger nor their respective Affiliates, directors, employees, attorneys, agents or sub-agents will have any liability to any Credit Party or any person asserting claims on behalf of or in right of any Credit Party or any other person in connection with or as a result of this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, in each case, except in the case of any Credit Party to the extent that any losses, claims, damages, liabilities or expenses incurred by such Credit Party or its Affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Lender, Issuing Bank, Agent, Arranger or their respective Affiliates, directors, employees, attorneys, agents or sub-agents in performing its obligations under this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein. In no event will such Lender, Issuing Bank, Agent, Arranger or their respective Affiliates, directors, employees, attorneys, agents or sub-agents have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Lender’s, Issuing Bank’s, Agent’s, Arranger’s or their respective Affiliates’, directors’, employees’, attorneys’, agents’ or sub-agents’ activities related to this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein.

(d) No Indemnitee shall be responsible or liable for damages arising from the unauthorized use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission unless such damages are found by a final, non-appealable judgment by a court of competent jurisdiction to arise from the bad faith, gross negligence or willful misconduct of such Indemnitee.

(e) This Section 11.03 shall not apply to any Taxes, which shall be governed solely by Section 2.20, other than Taxes that represent losses, claims or damages arising from any non-Tax claim.

Section 11.04. Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, during the continuance of any Event of Default each Lender and Issuing Bank is hereby authorized by each Credit Party at any time or from time to time, without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender or Issuing Bank to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender or Issuing Bank hereunder, the Letters of Credit and participations therein and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, the Letters of Credit and participations therein or with any other Credit Document, irrespective of whether or not (i) such Lender or

Issuing Bank shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Article 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured.

Section 11.05. Amendments and Waivers.

(a) Requisite Lenders’ Consent. Subject to the additional requirements of Sections 11.05(b) and 11.05(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that Administrative Agent may, with the consent of Borrowers only, amend, modify or supplement this Agreement or any other Credit Document (i) to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or Issuing Bank, (ii) as provided in clause (d) or (e) of this Section 11.05 or (iii) to provide for any amendments as may be necessary or appropriate, in the opinion of Administrative Agent, to effect the provisions of Sections 2.23 and 2.24.

Notwithstanding the foregoing, no amendment, modification, termination or waiver of any provision of Section 4.20, Section 5.15(b), Section 6.16 or the definition of “Blocked Person,” “Permitted License,” “Restricted Party,” “Sanctioned Country,” “Sanctions,” “Sanctions Authority,” or “Sanctions List” shall be effective without the written concurrence of the Requisite Lenders and HSBC Bank as Lender.

(b) Affected Lenders’ Consent. Without the written consent of each Lender that would be directly affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Loan or Note;

(ii) waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii) extend the stated expiration date of any Letter of Credit beyond the Revolving Commitment Termination Date;

(iv) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.10) or any fee or any premium payable hereunder;

(v) extend the time for payment of any such interest or fees;

(vi) reduce the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit;

(vii) amend, modify, terminate or waive any provision of Section 2.13(b)(ii) (with respect to the reduction of the Revolving Commitments of each Lender proportionately to its Pro Rata Share), this Section 11.05(b), Section 11.05(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(viii) amend the definition of “Requisite Lenders” or “Pro Rata Share”; provided, with the consent of Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Term Loan Commitments, Term Loans, the Revolving Commitments and the Revolving Loans are included on the Closing Date; provided, further that if such amendment affects only Lenders under the Term Loan or Lenders under the Revolving Loan, then with the consent of Lenders in the relevant Class;

(ix) release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly permitted in the Credit Documents or subordinate the Obligations to any other obligations; or

(x) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document except as expressly permitted by Sections 6.07 and 6.08;

provided that for the avoidance of doubt, all Lenders shall be deemed directly affected thereby with respect to any amendment described in clauses (vii) (except amendments to Section 2.13(b)(ii) directly affecting Revolving Lenders), (viii) (excluding the provisos thereof), (ix) and (x).

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

(i) increase any Revolving Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment of any Lender;

(ii) [Reserved];

(iii) alter the required application of any repayments or prepayments as between Classes pursuant to Section 2.15 or Section 7.3 of the Pledge and Security Agreement without the consent of Lenders holding more than 50% of the aggregate Term Loan Exposure of all Lenders or Revolving Exposure of all Lenders, as applicable, of each Class which is being allocated a lesser repayment or prepayment as a result thereof; provided, Requisite Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment which is still required to be made is not altered;

(iv) amend, modify, terminate or waive any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.04(e) without the written consent of Administrative Agent and of Issuing Bank;

(v) amend, modify or waive this Agreement or the Pledge and Security Agreement so as to alter the ratable treatment of Obligations arising under the Credit Documents and Obligations arising under Secured Hedge Agreements or the definition of “Lender Counterparty,” “Secured Hedge Agreement,” “Obligations,” or “Secured Obligations” (as defined in any applicable Collateral Document) in each case in a manner adverse to any Lender Counterparty with Obligations then outstanding without the written consent of any such Lender Counterparty;

(vi) amend, modify or waive this Agreement or the Pledge and Security Agreement so as to alter the ratable treatment of Obligations arising under the Credit Documents and Obligations arising under Secured Treasury Services Agreements or the definition of “Treasury Services Provider,” “Secured Treasury Services Agreement,” “Obligations,” or “Secured Obligations” (as defined in any applicable Collateral Document) in each case in a manner adverse to any Treasury Services Provider with Obligations then outstanding without the written consent of any such Treasury Services Provider;

(vii) amend, modify, terminate or waive any provision of Article 10 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent;

(viii) amend, modify or waive any provision of Section 3.02, Section 7.01 (and related definitions as used in such Section, but not as used in other Sections of this Agreement) or the first sentence of Section 9.02(b) without the written consent of the Requisite Revolving Lenders and, notwithstanding anything to the contrary set forth in this Section 11.05, only the written consent of such Lenders shall be necessary to permit any such amendment, modification or waiver; or

(ix) amend or modify the definition of the term “Requisite Revolving Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each such Lender.

(d) Execution of Amendments, Etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.05 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

(e) Collateral. Without the consent of any other person, the applicable Credit Party or Credit Parties and Administrative Agent and/or Collateral Agent may (in its or their respective discretion, or shall, to the extent required by any Credit Document) enter into any amendment or waiver of any Credit Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any

Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interest therein comply with applicable law or to effect the release of any Collateral upon disposition thereof by the applicable Person or Persons to the extent the disposition thereof is not prohibited by the Credit Documents.

(f) Replacement of Non-Consenting Lenders. If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Credit Document that requires the consent of each Lender or each Lender directly affected thereby and that has been approved by the Requisite Lenders, Borrowers may replace such non-consenting Lender in accordance with Section 2.22(b); provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by Borrowers to be made pursuant to this paragraph).

Section 11.06. Successors and Assigns; Participations.

(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of Administrative Agent and all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders and other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. Borrowers, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Facilities listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of a fully executed Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 11.06(d). Each assignment shall be recorded in the Register promptly following receipt by Administrative Agent of the fully executed Assignment Agreement and all other necessary documents and approvals, prompt notice thereof shall be provided to Borrowers and a copy of such Assignment Agreement shall be maintained, as applicable. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.” Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligations (provided, however, that pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Commitments):

(i) to any Person meeting the criteria of clause (i) of the definition of the term of “Eligible Assignee” upon the giving of notice to Administrative Borrower and Administrative Agent and, in the case of assignments of Revolving Loans or Revolving Commitments to any such Person (except in the case of assignments made by or to HSBC Bank), consented to by Issuing Bank (such consent not to be unreasonably withheld or delayed); and

(ii) to any other Person meeting the criteria of clause (ii) of the definition of the term “Eligible Assignee” consented to by each of Administrative Borrower, Administrative Agent and, in the case of assignments of Revolving Loans or Revolving Commitments to any such Person, Issuing Bank (such consent not to be unreasonably withheld or delayed by any of the above parties); provided, that no consent of Administrative Borrower shall be required (i) if an Event of Default has occurred and is continuing at the time of such assignment or (ii) for an assignment of the Loans in connection with initial syndication of the Facilities; provided, further that Administrative Borrower shall be deemed to have consented to any assignment of a Term Loan unless it shall object thereto by written notice to Administrative Agent within five Business Days after having received notice thereof. Each such assignment pursuant to this Section 11.06(c)(ii) shall be in an aggregate amount of not less than (I) $5,000,000 (or such lesser amount as may be agreed to by Administrative Borrower and Administrative Agent or as shall constitute the aggregate amount of the Revolving Commitments and Revolving Loans of the assigning Lender, provided that any transfer by an assigning Lender to a new Lender shall be to a Non-Public Lender at all times with respect to the assignment of the Revolving Commitments and Revolving Loans and (II) $1,000,000 (or such lesser amount as may be agreed to by Administrative Borrower and Administrative Agent or as shall constitute the aggregate amount of the Term Loan of the assigning Lender, provided that any transfer by an assigning Lender to a new Lender shall be to a Non-Public Lender at all times with respect to the assignment of Term Loans.

(d) Mechanics. Assignments and assumptions of Loans and Commitments by Lenders shall be effected by manual execution and delivery to Administrative Agent of an Assignment Agreement. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.20(f), together with payment to Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable (y) in connection with an assignment by or to HSBC Bank, Morgan Stanley or any Affiliate thereof or (z) in the case of an Eligible Assignee under common management with a Lender).

(e) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Facilities, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an

Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 11.06, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).

(f) Effect of Assignment. Subject to the terms and conditions of this Section 11.06, as of the “Assignment Effective Date” (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 11.08) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect any Commitment of such assignee and any Revolving Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Borrowers shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Revolving Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(g) Participations.

(i) Each Lender shall have the right at any time to sell one or more participations to any Person (other than Borrowers, any of their Subsidiaries or any of its Affiliates) (a “Participant”) in all or any part of its Commitments, Loans or in any other Obligation. Each Lender that sells a participation pursuant to this Section 11.06(g) shall, acting solely for this purpose as an agent of Borrowers, maintain a register on which it records the names and addresses of each participant and the amount and terms of its participations (including principal amounts and interest thereon from time to time) in any Commitment, Loan, Letter of Credit or its other obligations under any Credit Document (each, a “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of a participation with respect to the Loan, Commitment or Obligation, as the case may be, for all purposes under this Agreement, notwithstanding any notice to the contrary; provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitment, Loan, Letter of Credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury regulations. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii) The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except that the participation agreement may provide that such holder’s consent is required for the Lender to approve any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Commitment Termination Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (B) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (C) release all or substantially all of the Collateral under the Collateral Documents or all or substantially all of the Guarantors from the Guaranty (in each case, except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating.

(iii) Borrowers agree that each participant shall be entitled to the benefits of Sections 2.18(c), 2.19 and 2.20 (subject to the requirements and limitations therein, including the requirements under Section 2.20(f), it being understood that the documentation required under Section 2.20(f) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.19, 2.20 and 2.22 as if such Participant were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section and (B) shall not be entitled to receive any greater payments under Sections 2.19 and 2.20, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.04 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17 as though it were a Lender. Each Lender that sells a participation agrees, at Borrowers’ request and expense, to use reasonable efforts to cooperate with Borrowers to effectuate the provisions of Section 2.22 with respect to any Participant.

(h) Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 11.06 any Lender may assign, pledge and/or grant a security interest in all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided, that no Lender, as between Borrowers and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; provided further, that no such pledge or assignment shall substitute the applicable Federal Reserve Bank, pledgee or trustee for such Lender as a party hereto.

Section 11.07. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 11.08. Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.18(c), 2.19, 2.20, 11.02, 11.03 and 11.04 and the agreements of Lenders set forth in Section 2.17, 10.03(b) and 10.06 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination hereof.

Section 11.09. No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Secured Hedge Agreements or Secured Treasury Services Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

Section 11.10. Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent, Issuing Bank or Lenders (or to Administrative Agent, on behalf of Lenders or Issuing Bank), or any Agent, Issuing Bank or Lender enforces any security interests or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 11.11. Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 11.12. Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 11.13. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 11.14. APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

Section 11.15. CONSENT TO JURISDICTION. SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENTS, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, THE COURTS OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN

WITH RESPECT TO ACTIONS BY ANY AGENT IN RESPECT OF RIGHTS UNDER ANY COLLATERAL DOCUMENT GOVERNED BY A LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO); (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 11.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

Section 11.16. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 11.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 11.17. Confidentiality. Each Agent (which term shall for the purposes of this Section 11.17 include Arrangers), and each Lender (which term shall for the purposes of this Section 11.17 include Issuing Bank) shall hold all non public information regarding Borrowers and their Subsidiaries and their businesses identified as such by Borrowers and obtained by such Agent or such Lender pursuant to the requirements hereof in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Borrowers that, in any event, Administrative Agent may disclose such information to the Lenders and each Agent and each Lender may make (i) disclosures of such information to Affiliates of such Lender or Agent and to their respective agents and advisors (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 11.17) on a need-to-know basis who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to Borrowers and their obligations (provided, such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 11.17 or other provisions at least as restrictive as this Section 11.17), (iii) disclosure to any rating agency or to any credit insurance provider related to Borrowers and the Obligations, in each case, when required by it; provided that, prior to any disclosure, such rating agency or insurance provider shall undertake in writing to preserve the confidentiality of any confidential information relating to Credit Parties received by it from any Agent or any Lender, (iv) disclosures in connection with the exercise of any remedies hereunder or under any other Credit Document, (v) disclosures required or requested by any governmental agency or representative thereof or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Lender and each Agent shall make reasonable efforts to notify Borrowers of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non public information prior to disclosure of such information, (vi) disclosures of information that becomes publicly available (other than by reason of disclosure by the Lenders or Agents in breach of this Section 11.17) or that is received from an unaffiliated third party that is not subject to a confidentiality agreement with Borrowers and (vii) disclosures made with the consent of Borrowers. In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents. Notwithstanding anything to the contrary set forth herein, each party (and each of their respective employees, representatives or other agents) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates, and their respective Affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the transactions contemplated by this Agreement but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates.

Section 11.18. Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrowers shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Borrowers to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Borrowers.

Section 11.19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

Section 11.20. Effectiveness; Entire Agreement. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrowers and Administrative Agent of written notification of such execution and authorization of delivery thereof.

Section 11.21. PATRIOT Act. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act.

Section 11.22. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 11.23. No Fiduciary Duty. Each Agent, each Arranger, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their Affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its Affiliates, on the other. The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.

Section 11.24. Parallel Debt.

(a) Each Credit Party hereby irrevocably and unconditionally undertakes to pay to Collateral Agent, as creditor in its own right and not as representative of the other Secured Parties, sums equal to and in the currency of each amount payable by such Credit Party to each of the Secured Parties under each of the Credit Documents (in each case excluding, for the avoidance of doubt and in order to avoid double-counting, the obligations under any parallel debt provision set out in any Credit Document) as and when that amount falls due for payment under the relevant Credit Document or would have fallen due but for any discharge resulting from failure of another Secured Party to take appropriate steps, in insolvency proceedings affecting such Credit Party or any Subsidiary thereof, to preserve its entitlement to be paid that amount (the obligations of the Credit Parties described in this paragraph being referred to as the “Parallel Debt”).

(b) The parties to this Agreement hereby acknowledge and agree that (i) the Parallel Debt constitutes undertakings, obligations and liabilities of the Credit Parties to Collateral Agent which are separate and independent from, and without prejudice to, the Obligations which any Credit Party has to any Secured Party and (ii) Collateral Agent shall have its own independent right to demand payment of the Parallel Debt payable by each Credit Party under this Section 11.24, irrespective of any discharge of the corresponding obligation of such Credit Party to pay those amounts to any other Secured Party resulting from failure by them to take appropriate steps, in insolvency proceedings affecting such Credit Party or any Subsidiary thereof, to preserve their entitlement to be paid those amounts; provided that the total amount which may become due under the Parallel Debt by the Credit Parties under this Section 11.24(b) shall never exceed the total amount which may become due with respect to all Secured Obligations of the Credit Parties owed to the Secured Parties.

(c) Any amount in respect of its Parallel Debt due and payable by a Credit Party to Collateral Agent under this Section 11.24 shall be decreased to the extent that any of the other Secured Parties have received (and are entitled to keep and have not returned or repaid to the relevant Credit Party) payment in full of the corresponding amount under the other provisions of the Credit Documents and any amount due and payable by such Credit Party to the other Secured Parties under those provisions shall be decreased to the extent that Collateral Agent has applied in satisfaction thereof any amounts received as payment in relation to the corresponding amount in respect of the Parallel Debt of such Credit Party under this Section 11.24.

(d) Subject to the foregoing provisions of this Section 11.24, the rights of the Secured Parties (other than Collateral Agent) to receive payment of amounts payable by a Credit Party under the Credit Documents are several and are separate and independent from, and without prejudice to, the rights of Collateral Agent to receive payment of the Parallel Debt of such Credit Party under this Section 11.24.

(e) For purposes of this Section, Collateral Agent acts in its own name and not as agent, representative or trustee of the Secured Parties and its claims in respect of each Parallel Debt shall not be held on trust.

(f) All monies received or recovered by Collateral Agent pursuant to this Section 11.24 and all amounts received or recovered by Collateral Agent from or by the enforcement of any Lien granted to secure the Parallel Debt shall be applied in accordance with this Agreement.

(g) Without limiting or affecting Collateral Agent’s rights against any Credit Party (whether under this Section 11.24 or under any other provision of the Credit Documents), each Credit Party hereby acknowledges that:

(i) nothing in this Section 11.24 shall impose any obligation on Collateral Agent to advance any sum to either Borrower or otherwise under any Credit Document; and

(ii) for the purpose of any vote taken under this Agreement, Collateral Agent shall not be regarded as having any participation or Commitment.

(h) For the avoidance of doubt, a Parallel Debt will become due and payable at the same time the Secured Obligations become due and payable.

(i) Notwithstanding anything in any Credit Document to the contrary, with respect to any Credit Party (including any Credit Party organized under the laws of the Czech Republic), neither the Secured Party claim nor the Collateral Agent claim includes any obligation which, if it were included, would result in (i) this Agreement contravening any applicable law on financial assistance; or (ii) security provided by such Credit Party in any Collateral Document, with respect to such obligation, contravening any applicable law with respect to financial assistance.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

AVG TECHNOLOGIES N.V., as Administrative Borrower

By:	/s/ John Little
Name: John Little
Title: Chief Financial Officer

AVG CORPORATE SERVICES B.V., as Borrower

By:	/s/ John Little
Name: John Little
Title: Managing Director

[Signature Page to Credit and Guaranty Agreement]

AVG NETHERLANDS B.V., as Guarantor

By:	/s/ John Little
Name: John Little
Title: Managing Director

AVG TECHNOLOGIES HOLDINGS B.V., as Guarantor

By:	/s/ John Little
Name: John Little
Title: Managing Director

AVG TECHNOLOGIES USA, INC., as Guarantor

By:	/s/ Natasha Aljalian
Name: Natasha Aljalian
Title: Director

LOCATION LABS, INC., as Guarantor

By:	/s/ Tasso Roumeliotis
Name: Tasso Roumeliotis
Title: Chief Executive Officer, President and Secretary

[Signature Page to Credit and Guaranty Agreement]

HSBC BANK USA, N.A., as Administrative Agent and Collateral Agent

By:	/s/ Thomas Mackay
Name: Thomas Mackay
Title: Senior Vice President

HSBC BANK plc, as Issuing Bank

By:	/s/ Giacomo Nargi
Name: Giacomo Nargi
Title: Associate

HSBC BANK plc, as Lender

By:	/s/ Giacomo Nargi
Name: Giacomo Nargi
Title: Associate

[Signature Page to Credit and Guaranty Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as Lender

By:	/s/ Jonathon Rauen
Name: Jonathon Rauen
Title: Authorized Signatory

[Signature Page to Credit and Guaranty Agreement]

APPENDIX A

TO CREDIT AND GUARANTY AGREEMENT

PRICING GRID FOR REVOLVING LOANS

	Applicable Margin for	Applicable Margin for
Pricing Level	Eurodollar Rate Loans	Base Rate Loans
I	3.00%	2.00%
II	2.50%	1.50%
III	2.25%	1.25%
IV	2.00%	1.00%
V	1.75%	0.75%

So long as no Default or Event of Default has occurred and is continuing, the Applicable Margin for Revolving Loans shall be adjusted, on and after the first Revolving Loan Adjustment Date (as defined below) occurring after the completion of the first two full Fiscal Quarters of Administrative Borrower after the Closing Date, based on changes in the Total Net Leverage Ratio, with such adjustments to become effective on the date (the “Revolving Loan Adjustment Date”) that is three Business Days after the date on which the relevant financial statements are delivered to the Lenders pursuant to Section 5.01 and to remain in effect until the next adjustment to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 5.01, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of this Revolving Loan Pricing Grid shall apply. On each Revolving Loan Adjustment Date, the Applicable Margin for Revolving Loans shall be adjusted to be equal to the Applicable Margins opposite the Pricing Level determined to exist on such Revolving Loan Adjustment Date from the financial statements relating to such Revolving Loan Adjustment Date.

As used herein, the following rules shall govern the determination of Pricing Levels on each Revolving Loan Adjustment Date:

“Pricing Level I” shall exist on a Revolving Loan Adjustment Date if the Total Net Leverage Ratio for the relevant period is greater than 3.00 to 1.00.

“Pricing Level II” shall exist on a Revolving Loan Adjustment Date if the Total Net Leverage Ratio for the relevant period is less than or equal to 3.00 to 1.00 but greater than 2.50 to 1.00.

“Pricing Level III” shall exist on a Revolving Loan Adjustment Date if the Total Net Leverage Ratio for the relevant period is less than or equal to 2.50 to 1.00 but greater than 2.00 to 1.00.

“Pricing Level IV” shall exist on a Revolving Loan Adjustment Date if the Total Net Leverage Ratio for the relevant period is less than or equal to 2.00 to 1.00 but greater than 1.50 to 1.00.

“Pricing Level V” shall exist on a Revolving Loan Adjustment Date if the Total Net Leverage Ratio for the relevant period is less than or equal to 1.50 to 1.00.